As filed with the Securities and Exchange Commission on March 23, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Communications & Power Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3670	77-0405693
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

811 Hansen Way

P.O. Box 51110
Palo Alto, California 94303-1110
(650) 846-2900
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
SEE TABLE OF ADDITIONAL REGISTRANTS

Joel A. Littman

811 Hansen Way
P.O. Box 51110
Palo Alto, California 94303-1110
(650) 846-2900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Michael D. Nathan, Esq.

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price	Registration Fee

8% Senior Subordinated Notes due 2012	$125,000,000	100%(1)	$125,000,000(1)	$15,838(2)
Guarantees of 8% Senior Subordinated Notes due 2012	(3)	(3)	(3)	None(3)
Total	$125,000,000	100%(1)	$125,000,000(1)	$15,838(2)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act of 1933.

(2)	The registration fee for the securities offered hereby has been calculated under Rule 457(f)(2) of the Securities Act of 1933.

(3)	No consideration will be received for the Guarantees.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Address, Including ZIP Code, And
Telephone Number, Including Area
Exact Name of Registrant	State or other Jurisdiction of	IRS Employer Identification	Code, Of Registrant’s Principal
As Specified In Its Charter	Incorporation or Organization	Number	Executive Offices

CPI Holdco, Inc.	DE	75-3142681	811 Hansen Way P.O. Box 51110, Palo Alto, CA 94303-1110

CPI Subsidiary Holdings Inc.	DE	77-0407397	811 Hansen Way P.O. Box 51110, Palo Alto, CA 94303-1110

Communications & Power Industries International Inc.	DE	77-0407398	811 Hansen Way P.O. Box 51110, Palo Alto, CA 94303-1110

Communications & Power Industries Asia Inc.	DE	77-0407400	811 Hansen Way P.O. Box 51110, Palo Alto, CA 94303-1110

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion, dated March 23, 2004

PROSPECTUS

Communications & Power Industries, Inc.

Guaranteed by

CPI Holdco, Inc.
Offer to Exchange All Outstanding

8% Senior Subordinated Notes Due 2012

($125,000,000 aggregate principal amount outstanding)
for 8% Senior Subordinated Notes Due 2012, which have been registered under the Securities Act of 1933

The Exchange Offer Will Expire at 5:00 p.m., New York City Time, on                         , 2004, Unless Extended

The Exchange Offer:	The Exchange Notes:

• We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.	• The exchange notes are being offered in order to satisfy some of our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

• You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.	• The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

• The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless extended. We do not currently intend to extend the expiration date.	Resales of Exchange Notes

• The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.	• The exchange notes may be sold in the over-the counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

• We will not receive any proceeds from the exchange offer.

          You should consider carefully the “Risk Factors” beginning on page 17 of this prospectus before participating in the exchange offer.

          Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

          This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

          We have agreed that, for a period of up to 180 days after the consummation of this exchange offer, we will use our reasonable best efforts to make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See “Plan of Distribution”.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2004.

Page

Prospectus Summary	1
Risk Factors	17
The Merger	26
Use Of Proceeds	27
Capitalization	29
Unaudited Pro Forma Consolidated Financial Data	30
Selected Historical Consolidated Financial Data	37
Management’s Discussion and Analysis of Financial Condition and Results of Operations	41
Business	53
Management	68
Certain Relationships and Related Party Transactions	75
Security Ownership of Certain Beneficial Owners and Management	76
Description of Senior Credit Facilities	78
The Exchange Offer	81
Description of the Notes	92
Exchange Offer; Registration Rights	135
Book-Entry, Delivery and Form	138
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders	141
Certain ERISA Considerations	144
Plan of Distribution	145
Legal Matters	145
Experts	145
Available Information	146
Index to Financial Statements	F-1
EXHIBIT 3.3
EXHIBIT 3.4
EXHIBIT 3.5
EXHIBIT 3.6
EXHIBIT 3.7
EXHIBIT 3.8
EXHIBIT 3.9
EXHIBIT 3.10
EXHIBIT 3.11
EXHIBIT 5
EXHIBIT 12
EXHIBIT 23.2
EXHIBIT 25
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5

      The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

      In this prospectus:

•	“CPI Holdco” refers to CPI Holdco, Inc., formerly known as CPI Acquisition Corp., the parent of CPI;

•	“CPI” refers to Communications & Power Industries, Inc., a wholly-owned operating subsidiary of CPI Holdco and the issuer of the outstanding notes and the exchange notes;

•	“Holding” refers to Communications & Power Industries Holding Corporation, the parent of CPI prior to the Intercompany Merger as defined and described below in “Prospectus Summary”;

•	The “Company”, “we”, “us” and “our” refers to CPI Holdco, CPI and its subsidiaries; and

•	“Senior Credit Facilities” refers to our revolving credit facility and term loan facility entered into in connection with the Merger as defined and described below in “Prospectus Summary”.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These statements relate to future events or the Company’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. These statements are only predictions.

      There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading “Risk Factors”. These risks, uncertainties and other important factors include, among others:

•	the Company’s indebtedness is substantial;

•	the Company’s debt agreements have restrictions that limit its flexibility in operating its business;

•	the Company’s ability to generate the significant amount of cash needed to service its debt and to fund capital expenditures or other liquidity needs depends on many factors beyond its control;

•	the Company has had historical losses;

•	we may be unable to retain and/or recruit key management and other personnel;

•	the markets in which the Company sells its products are competitive;

•	the end markets in which the Company operates are subject to technological change;

•	a significant portion of the Company’s sales is, and is expected to continue to be, from contracts with the U.S. Government;

•	we generate sales from contracts with foreign governments;

•	our international operations subject us to social, political and economic risks of doing business in foreign countries;

•	we may not be successful in obtaining the necessary export licenses and technical assistance agreements to conduct operations abroad and the U.S. Congress may prevent proposed sales to foreign customers;

•	our results of operations and financial condition may be adversely affected by increased or unexpected costs incurred by us on our contracts and sales orders;

•	environmental regulation and legislation, liabilities relating to contamination and changes in our ability to recover under Varian Medical Systems, Inc.’s indemnity, could adversely affect our business;

•	we have only a limited ability to protect our intellectual property rights;

•	our inability to obtain certain necessary raw materials and key components could disrupt the manufacture of our products and cause our financial condition and results of operations to suffer; and

•	affiliates of The Cypress Group L.L.C. control us.

      There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

      Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this prospectus that are attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included herein. The Company is under no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results or to changes in the Company’s expectations.

ii

PROSPECTUS SUMMARY

      This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that is important to you. You should read this entire prospectus carefully, especially the risks discussed under “Risk Factors”, before participating in the exchange offer.

      The Company’s fiscal year is the 52- or 53-week period which ends on the Friday nearest September 30. Fiscal year 2003 was comprised of the 53-week period ended October 3, 2003, fiscal year 2002 was comprised of the 52-week period ended September 27, 2002 and fiscal year 2001 was comprised of the 52-week period ended September 28, 2001. The Company’s first quarter of fiscal year 2004 was comprised of 13 weeks, whereas the first quarter of fiscal year 2003 was comprised of 14 weeks.

Overview

      We are a leading designer, manufacturer and global marketer of vacuum electron devices (“VEDs”), satellite communications amplifiers, medical x-ray generators and other related products for critical defense and commercial applications. Both defense and commercial applications require the generation, control and transmission of high-power and high-frequency microwave and radio frequency (“RF”) signals for which VED products are the most efficient technology. Our products are used for transmitting radar signals for location and tracking of threats and navigation, transmitting decoy and jamming signals for electronic warfare, transmitting and amplifying voice, data and video signals for broadcasting, the Internet and other types of communications, providing power and control for medical diagnostic imaging, generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications. Our products are vital elements of numerous high profile U.S. military programs such as the Navy’s Aegis surface combatants (the DDG-51 class destroyers and the CG-47 cruisers), the ALE-50 and ALE-55 electronic warfare decoy programs and virtually every U.S. military radar in service.

      We generate over 50% of our total sales from products for which we historically have been and currently are the sole provider to our customers. The majority of our VED products are consumable with an average life of between 3 and 7 years, and once they are installed in original equipment, they generate recurring sales of spares and repairs over the life of that equipment. We estimate that approximately 50% of our total sales are generated from sales of spares and repairs, which we believe, together with our installed base of existing products, provides a stable and recurring base of future sales. In the fiscal year ended October 3, 2003, we generated total sales of $265.4 million and net income of $16.5 million.

      VEDs are devices that use high energy electrons, in a vacuum, to generate and amplify microwave signals. We offer over 6,000 products, which generally have selling prices ranging from $2,000 to $50,000, with certain limited products priced up to $1,000,000. Our products include microwave and power grid VEDs, which generated over 70% of our total sales in fiscal year 2003, and non-VED products such as satellite communications amplifiers, medical x-ray generators, modulators and various other electronic power supply and control equipment and devices. We sell our products directly to procurement groups within the U.S. Department of Defense (“DoD”), foreign military services and commercial customers as well as to original equipment manufacturers (“OEMs”) and systems integrators for ultimate sales to these customers. We currently operate four manufacturing facilities in North America and sell and service our products and customers globally through our internal sales and marketing force of over 50 professionals and over 35 external sales organizations.

      Our worldwide government applications include defense electronics markets in radar, electronic warfare and communications and our sales of products for these applications, both direct and through OEMs and systems integrators, contributed to over 50% of our total sales in fiscal year 2003. We believe the defense end market provides us with a stable and growing base of sales due to the critical nature of VED technology in enabling over 90% of all high-power military microwave transmitters. The DoD has recognized VED technology as a national asset and a December 2000 DoD report concluded that 80% of the 272 fielded military systems using VEDs (which currently use over 185,000 VEDs) will still be in use in 2030 and will require replacement spares or upgrades. In addition, we believe that our defense business will benefit from our broad, market leading presence, the increase in defense spending generally and the recent expanded emphasis by the U.S. Government on addressing terrorism and homeland security.

      In addition to our strong presence in defense applications, we have successfully applied our key technology to commercial end markets, including communications, medical, industrial and scientific applications, which we believe enables us to leverage our 55 years of design experience and provides a diversified base of sales. In the communications market, we sell both VED and non-VED microwave amplifiers for satellite communication uplinks for broadcast, video, voice and data transmission. In the medical market, we supply VEDs used in radiation oncology systems primarily to Varian Medical Systems, Inc. (“Varian”), with whom we have a long standing, sole provider relationship. We also supply x-ray generators, subsystems, software and user interfaces used in diagnostic imaging systems, a market where we have recently experienced significant growth.

      The Company was formed in 1995 when we acquired the Electron Devices Business from Varian Associates Inc.

Competitive Strengths

      We believe we are well positioned in our end markets and that our key competitive strengths are:

•	Large Installed Product Base with Recurring Spares and Repairs Sales. We provide products embedded within a large and growing installed base of defense systems and commercial systems for which we supply spares and repairs. We estimate that our products are installed on over 125 U.S. defense systems in addition to hundreds of commercial systems. This installed base and our sole provider position, which we estimate accounted for a majority of our total sales for fiscal year 2003, enable us to capture a long-term stream of spares and repairs sales over the life of these systems. We estimate that approximately 50% of our total sales are generated from sales of spares and repairs.

•	Significant Barriers to Entry. We compete in niche markets with significant barriers to entry. Management believes hundreds of millions of dollars would be needed to replicate the Company’s design and manufacturing capabilities. We believe the highly specialized nature of VED technology, the niche nature of our end markets and stringent product qualification requirements also create barriers to entry for potential new competitors.

•	Strong and Experienced Management Team with a Successful Track Record. Our management team is drawn from the Company’s strongest divisions and averages more than 20 years experience with the Company and Varian Associates, Inc. Since assuming its leadership responsibilities in 2001, our management team has instilled a culture that places a heavy emphasis on cost consciousness, profitable growth, meeting goals and targets and cash generation through efficient management of inventories, receivables, accounts payable and customer advances. In addition, management has consolidated several facilities, reduced labor costs, overhead and general and administrative expenses and renewed the Company’s commitment to operational excellence principles in its laboratories and factories. During the tenure of our management team, our operating income margins increased from 1.8% in fiscal year 2001, to 5.7% in fiscal year 2002, and to 15.5% in fiscal year 2003.

•	Leading Market Positions and Diversified Sales Base. We have developed leading market positions across every end market we serve by offering customers superior design expertise, product quality and customer service. We believe we are the market leader in the sale of VEDs and other related products for the radar, communications and medical end markets and the number two supplier of VEDs and other related products for the electronic warfare, industrial and scientific end markets. In conjunction with our leading market positions, we have developed a diversified sales base, which reduces our dependence on any particular customer, platform or end market.

•	Superior Product Design and Quality. We have a history of leadership in our end markets and a strong reputation for providing industry leading product design and quality. Since 1948, when Varian Associates, Inc. commercialized the klystron, a type of VED that resulted in a major breakthrough in radar technology, we have maintained our technological and production advantages through our experienced team of over 200 scientists and engineers, our investment in research and development and our focus on continuous process improvement. Our leadership in design and quality is demonstrated by our estimate that historically a majority of our total sales were generated from products for which we are the sole provider to our customers.

Business Strategy

      Our goal is to continually improve our position as a leading supplier of VEDs, satellite communications amplifiers, x-ray medical generators and other related equipment for both defense and commercial applications. Our strategies to achieve these objectives include:

•	Leveraging Incumbent Relationships. We intend to leverage our relationships with the U.S. Government, prime defense contractors and key commercial customers by continuing to deliver high levels of performance on our existing contracts, which will help to preserve our access to a valuable stream of spares and repairs business and enhance our ability to win new, upgrade and follow-on business.

•	Developing and Expanding Technologies. Through a combination of customer-funded research and development and our own internal research and development efforts, we intend to continue our focus on the development of our key technology. In the quarter ended January 2, 2004 and in fiscal year 2003, our total research and development spending was approximately $2.7 million and $10.6 million, respectively, with approximately $1.0 million and $3.7 million, respectively, funded by our customers.

•	Supporting Transformational Military Initiatives. We expect VED technology will be a key technology for military “transformational” initiatives such as advanced electronic warfare, unmanned aerial vehicle (“UAV”) radar and data links, advanced satellite communications, high data rate communication terminals and advanced specialized radar. Military initiatives such as High Power Microwave (“HPM”) that use microwave or RF energy to disable or destroy the enemies’ electronic systems or deter personnel from approaching high value targets also require VEDs. Our leadership in VEDs will allow us to benefit from the DoD’s transformation to a lighter, more agile and more technologically advanced military force.

•	Pursuing Attractive Commercial Opportunities. We intend to develop new products to pursue growth areas in the commercial markets we serve. Recent examples of our product innovation include the introduction of the new Gen IV satellite communications amplifier, which the Company believes has become the leading high power satellite communications uplink amplifier in the market, and the introduction of a new line of x-ray generators, which has gained broad customer acceptance.

•	Exploring Strategic Acquisitions. We intend to selectively explore strategic acquisitions in the rapidly consolidating defense and microwave components industries, where we believe we can acquire complementary products, expand our existing product line or enter into related product or new geographic markets.

•	Continuing Operational Excellence. We will continue to focus on improved yields and productivity, high quality in our manufacturing operations and effective working capital management.

The Transactions

      On November 17, 2003, CPI Holdco, a Delaware corporation controlled by affiliates of The Cypress Group L.L.C. (collectively, “Cypress”), and CPI Holdco’s wholly-owned subsidiary, CPI Merger Sub Corp., a Delaware corporation (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) with Holding and Green Equity Investors II, L.P., as the representative of the securityholders of Holding, pursuant to which on January 23, 2004, Merger Sub merged with and into Holding, with Holding as the surviving corporation (the “Merger”). In the Merger, each share of Holding’s common stock and stock options outstanding immediately prior to the Merger, other than a portion of the stock options held by certain members of management (which were converted into options to purchase shares of CPI Holdco) and other than any shares of common stock owned by Holding or CPI Holdco, were converted into the right to receive a pro rata portion of the aggregate merger consideration of approximately $135.5 million, net of certain fees, expenses and other amounts. See note (c) to table in “Sources and Uses”. In connection with the Merger, CPI Holdco received an equity contribution of $103.6 million from Cypress and management. In exchange for this contribution, Cypress received common stock of CPI Holdco, and management, as a result of rolling over their options to purchase common stock of Holding, received options to purchase common stock of CPI Holdco. See “The Merger” and “Security Ownership of Certain Beneficial Owners”.

      As used in this prospectus, the term “Transactions” means, collectively,

•	the Merger;

•	the redemption of the Company’s 12% Senior Subordinated Notes due 2005 (the “12% Senior Subordinated Notes”) and payment of accrued and unpaid interest and related premiums;

•	the redemption of the Company’s Series B 14% Senior Redeemable Exchangeable Cumulative Preferred Stock (the “Senior Preferred Stock”) and 14% Junior Cumulative Preferred Stock (the “Junior Preferred Stock”) and payments of accrued and unpaid dividends and related premiums;

•	the repayment of certain bank indebtedness and payment of prepayment fees; and

•	the related financings described below.

      On January 5, 2004, $26.0 million in principal amount of the 12% Senior Subordinated Notes were redeemed. On January 23, 2004, the Junior Preferred Stock was redeemed and on February 22, 2004, the Senior Preferred Stock and the remaining $74.0 million in principal amount of the 12% Senior Subordinated Notes were redeemed.

      On March 12, 2004, we effected a merger whereby Holding merged with and into CPI, with CPI as the surviving corporation (the “Intercompany Merger”). As a result of the Intercompany Merger, our corporate structure again consists of only one parent holding corporation, CPI Holdco, and all of the obligations of Holding existing prior to the Intercompany Merger became obligations of CPI.

Sources and Uses

      The following table shows the sources and uses of the funds, including the proceeds from the private offering of the outstanding notes, for the Transactions.

Sources (dollars in millions)		Uses (dollars in millions)

Revolving credit facility(a)	$0.0	Merger consideration(c)	$135.5
Term loan facility	90.0	12% Senior Subordinated Notes(d)	105.7
8% Senior Subordinated Notes due 2012	125.0	Senior Preferred Stock(e)	48.0
Cypress’ and management’s equity(b)	103.6	Junior Preferred Stock(e)	32.0
		Repayment of bank debt(d)	17.6
		Cash(f)	(38.8)
		Fees and expenses	15.0
		Additional equity contribution(g)	3.6

Total sources	$318.6	Total uses	$318.6

(a)	Provides $40.0 million of available borrowing capacity for working capital and other general corporate purposes.

(b)	Includes value of rollover stock options by certain members of management of $3.6 million.

(c)	Reflects merger consideration as adjusted for the working capital adjustment, which was based on the amount of the Company’s working capital as of the closing date of the Merger. Also includes premiums and interest and dividends accruing from the closing date of the Merger in connection with the redemption of the 12% Senior Subordinated Notes, the Senior Preferred Stock and the Junior Preferred Stock, prepayment fees in connection with the repayment of bank debt, payment of expenses paid for the account of Holding and/or CPI prior to the Merger, Transaction bonuses to certain members of management, letter of credit prepayment fees and rollover of stock options by certain members of management of $3.6 million.

(d)	Includes accrued interest through the closing date of the Merger.

(e)	Includes accrued dividends through the closing date of the Merger.

(f)	Represents amount of cash on the balance sheet at the closing date of the Merger and cash used in connection with the January 5, 2004 redemption of $26.0 million in principal amount of the 12% Senior Subordinated Notes, which reduced the amount of cash necessary to fund the merger consideration.

(g)	Represents $3.6 million of additional Cypress equity contribution, which is available for general corporate purposes.

Ownership Structure

      The chart below summarizes our ownership and corporate structure after completion of the Transactions and the Intercompany Merger.

Cypress

      The Cypress Group L.L.C. is a New York-based private equity firm founded in 1994. Cypress has over $3.5 billon under management, and is currently investing its $2.5 billion Cypress Merchant Banking Partners II Fund. Prior to forming Cypress, the founders were senior members of the Lehman Brothers Merchant Banking division from 1989 to 1994. The Cypress team has made 27 investments since 1989, including with the Lehman Brothers fund, with an aggregate transaction value of approximately $18.6 billion. Selected transactions include: Cinemark USA, Inc.; Financial Guaranty Insurance Company; K&F Industries, Inc.; Lear Corporation; Loral Aerospace Corporation; WESCO International, Inc.; and Williams Scotsman, Inc.

Principal Executive Offices

      Our principal executive offices are located at 811 Hansen Way, Palo Alto, California, 94303, our telephone number is (650) 846-2900. CPI is a Delaware corporation formed in 1995. Prior to August 11, 1995, the Company’s operations were part of the Electron Devices Business of Varian Associates, Inc., the predecessor of Varian Medical Systems, Inc. CPI Holdco is a Delaware corporation formed in 2003.

Summary of the Terms of the Exchange Offer

      On January 23, 2004, CPI completed a private offering of the outstanding notes. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes offered hereby.

General	In connection with the private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we and the guarantors agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the outstanding notes within 210 days after the date of issuance of the outstanding notes.

You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

• the exchange notes have been registered under the Securities Act of 1933, as amended, which we refer to as the “Securities Act”;

• the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and

• certain additional interest rate provisions are no longer applicable.

Outstanding Notes	$125,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2012, which were issued on January 23, 2004, and which we refer to in this prospectus as the “outstanding notes”.

Exchange Notes	$125,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2012, which we are offering in this exchange offer, and which we refer to in this prospectus as the “exchange notes”.

The Exchange Offer	We are offering to exchange up to $125,000,000 aggregate principal amount of our exchange notes, which have been registered under the Securities Act, for a like aggregate principal amount of the outstanding notes. You may only exchange outstanding notes in integral multiples of $1,000.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Upon completion of the exchange offer, there may be no market for the outstanding notes and you may have difficulty selling them.

Resales	Based on interpretations by the staff of the Securities and Exchange Commission, or the “SEC”, set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, if:

(1) you are not an “affiliate” of CPI or any guarantor of the notes within the meaning of Rule 405 under the Securities Act;

(2) you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

(3) you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes; and

(4) you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of CPI or the guarantors of the notes, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

(1) you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

(2) in the absence of an exception from the position of the SEC stated in (1) above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of the exchange notes that you receive in the exchange offer. See “Plan of Distribution”.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004 unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration date. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes	Each exchange note will bear interest at the rate per annum set forth on the cover page of this prospectus from the most recent date to which interest has been paid on the outstanding notes or, if no interest has been paid on the outstanding notes, from January 23, 2004. The interest will be payable semi-annually on each February 1 and August 1, beginning August 1, 2004. No interest will be paid on outstanding notes following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer — Conditions to the Exchange Offer”.

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or “DTC”, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

(1) you are not an “affiliate” of CPI or the guarantors of the notes within the meaning of Rule 405 under the Securities Act;

(2) you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

(3) you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

(4) you are acquiring the exchange notes in the ordinary course of your business; and

(5) if you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.

If you are an affiliate of CPI or the guarantors of the notes or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, you cannot rely on the applicable positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact such person promptly and instruct such person to tender those outstanding notes on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal and any other required documents required by the letter of transmittal or you cannot comply with the DTC procedures for book-entry transfer prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures”.

Effect on Holders of Outstanding Notes	In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, which grants the holders of outstanding notes registration rights. By making this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement and we will not be obligated to pay additional interest as described in the registration rights agreement, except in certain limited circumstances. See the registration rights agreement.

To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United Stated federal income tax purposes. See “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer.

Exchange Agent	BNY Western Trust Company, whose address and telephone number is set forth in the section captioned “The Exchange Offer — Exchange Agent” of this prospectus, is the exchange agent for the exchange offer.

Summary of the Terms of the Exchange Notes

      The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be governed by the same indenture under which the outstanding notes were issued and the exchange notes and the outstanding notes will constitute a single class and series of notes for all purposes under the indenture.

Issuer	Communications & Power Industries, Inc.

Notes Offered	We are offering $125,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2012.

Interest Payment Dates	Each February 1 and August 1, beginning August 1, 2004.

Maturity Date	February 1, 2012.

Guarantees	CPI Holdco and certain of our subsidiaries guarantee the notes on a senior subordinated basis. Prior to the Intercompany Merger described above, Holding also guaranteed the notes.

Ranking	The outstanding notes are, and the exchange notes will be, general unsecured senior subordinated obligations and will be subordinated to all our existing and future senior debt. The outstanding notes rank, and the exchange notes will rank, equally with any future senior subordinated debt and senior to any future debt that is expressly subordinated to the notes. Our guarantors’ guarantees with respect to the outstanding notes are, and the exchange notes will be, general unsecured senior subordinated obligations of such guarantors and will be subordinated to all of such guarantors’ existing and future senior debt. The guarantees will rank equally with any future senior subordinated debt of the guarantors and will rank senior to any of such guarantors’ future debt that is expressly subordinated to the guarantees. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the notes will not receive any payment until holders of senior debt have been paid in full. At January 2, 2004, on a pro forma basis, after giving effect to the Transactions, we would have had $90.0 million of senior debt outstanding. In addition, as of Janu-

ary 2, 2004, on a pro forma basis, after giving effect to the Transactions, we would have had the ability to borrow up to $40.0 million under our Senior Credit Facilities, all of which would be considered senior debt.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after February 1, 2008 at a redemption price equal to 100% of the principal amount thereof, plus a premium declining ratably to par, plus accrued and unpaid interest.

At any time before February 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 108% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest; provided that:

• at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption; and

• such redemption occurs within 90 days of the date of the closing of any such qualified equity offering.

In addition, if we experience a change of control (as defined in “Description of the Notes”) on or prior to February 1, 2008, all, but not less than all, of the notes may be redeemed at a redemption price equal to 100% of the principal amount thereof, plus a “make-whole” premium to the redemption price on February 1, 2008, and accrued and unpaid interest.

Change of Control	Upon a change of control (as defined in “Description of the Notes”), if we do not redeem the notes, each holder of notes will be entitled to require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. A transaction with permitted holders (as defined in “Description of the Notes”) may not constitute a change of control. Our ability to repurchase the notes upon a change of control will be limited by the terms of our debt agreements, including our Senior Credit Facilities. We cannot assure you that we will have the financial resources to repurchase the notes in such circumstances.

Certain Covenants	The indenture contains covenants that, among other things, limits our ability and the ability of certain of our subsidiaries to:

• incur additional indebtedness;

• sell assets or consolidate or merge with or into other companies;

• pay dividends or repurchase or redeem capital stock;

• make certain investments; and

• enter into certain types of transactions with our affiliates.

These and other covenants contained in the indenture are subject to important exceptions and qualifications, which are described under “Description of the Notes”.

Further Issuances	CPI may, subject to compliance with certain conditions, from time to time without the consent of the holders of notes create and issue further notes having the same terms and conditions as the notes so that the further issuance is consolidated and is treated as a single class and series with the previously issued notes.

Absence of a Public Market	The exchange notes will generally be freely transferable (subject to certain restrictions discussed in “Exchange Offer; Registration Rights”) but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market for the exchange notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. For a description of the use of proceeds from the private offering of outstanding notes, see “Use of Proceeds”.

Risk Factors	See “Risk Factors” beginning on page 17 for discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Summary Historical and Pro Forma Consolidated Financial Data

      As a result of the Transactions, CPI Holdco became the successor to Holding for financial reporting purposes.

      The following summary historical consolidated financial data for Holding for each of the fiscal years ended October 3, 2003, September 27, 2002 and September 28, 2001, respectively, have been derived from the consolidated financial statements of Holding, which have been audited by KPMG LLP, independent auditors. The consolidated financial statements of Holding for these periods are included elsewhere in this prospectus.

      The following summary historical consolidated condensed financial data for Holding for the 13-week period ended January 2, 2004 and for the 14-week period ended January 3, 2003 have been derived from the unaudited consolidated condensed financial statements of Holding. The unaudited consolidated condensed financial statements include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the 13-week period ended January 2, 2004 are not necessarily indicative of the results that may be expected for the entire year ending October 1, 2004. The unaudited consolidated condensed financial statements of Holding for these periods are included elsewhere in this prospectus.

      The following summary unaudited pro forma consolidated financial data for the 13-week period ended January 2, 2004 and the fiscal year ended October 3, 2003 have been prepared to give pro forma effect to the Transactions as if they had occurred on September 28, 2002, in the case of summary unaudited pro forma consolidated statements of operations data, and on January 2, 2004, in the case of summary unaudited pro forma consolidated balance sheet data. The pro forma data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions actually been consummated on the dates indicated and do not purport to indicate results of operations data or balance sheet data as of any future date or for any future period.

      You should read the following data in conjunction with “The Merger”, “Unaudited Pro Forma Consolidated Financial Data”, “Selected Historical Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and unaudited consolidated condensed financial statements of Holding included elsewhere in this prospectus.

						Pro Forma

				14-Week	13-Week		13-Week
				Period	Period		Period
	Fiscal Year			Ended	Ended		Ended
				January 3,	January 2,	Fiscal Year	January 2,
	2001	2002	2003	2003	2004	2003	2004

				(Unaudited)		(Unaudited)
(Dollars in thousands)
Statement of Operations Data:
Sales	$272,521	$251,245	$265,434	$61,626	$68,313	$265,434	$68,313
Gross profit	49,189	59,056	81,477	16,690	21,172	79,477	20,672
Operating costs and expenses
Research and development	5,767	5,873	6,860	1,445	1,733	6,860	1,733
Selling and marketing	17,544	16,073	15,650	3,924	3,624	15,650	3,624
General and administrative(1)	19,717	19,027	17,466	3,516	4,035	17,080	3,945
Amortization of intangibles	1,324	750	473	95	95	5,153	1,265
Loss (gain) on sale of Solid State Products Division(2)	—	3,004	(136)	—	—	(136)	—

Total operating costs and expenses	44,352	44,727	40,313	8,980	9,487	44,607	10,567

Operating income	4,837	14,329	41,164	7,710	11,685	34,870	10,105
Interest expense	20,734	16,508	14,540	3,670	3,559	15,561	3,890
Income tax expense	2,950	4,554	10,076	1,504	3,287	7,311	2,523

Net (loss) income	$(18,847)	$(6,733)	$16,548	$2,536	$4,839	$11,998	$3,692

Other Financial Data:
EBITDA(3)	$18,183	$28,666	$47,457	$9,427	$13,109	$47,843	$13,199
EBITDA margin(4)	6.7%	11.4%	17.9%	15.3%	19.2%	18.0%	19.3%
Operating income margin(5)	1.8%	5.7%	15.5%	12.5%	17.1%	13.1%	14.8%
Net (loss) income margin(6)	(6.9)%	(2.7)%	6.2%	4.1%	7.1%	4.5%	5.4%
Depreciation and amortization(7)	$13,346	$11,304	$6,293	$1,717	$1,424	$12,973	$3,094
Capital expenditures	5,788	3,378	3,067	263	239	3,067	239
Ratio of earnings to fixed charges(8)	—	—	2.78x	2.07x	3.22x	2.21x	2.55x
Net cash provided by operating activities	$6,513	$44,020	$35,261	$13,328	$6,194	N/A	N/A
Net cash used in investing activities	(3,844)	(2,452)	(2,931)	(263)	(239)	N/A	N/A
Net cash used in financing activities	(4,532)	(41,747)	(1,303)	(2,864)	(1,639)	N/A	N/A

				13-Week
				Period Ended	Pro Forma
	September 27,	September 28,	October 3,	January 2,	January 2,
	2001	2002	2003	2004	2004

				(Unaudited)	(Unaudited)
Balance Sheet Data (at period end):
Working capital (deficit)	$22,048	$1,101	$17,241	$(3,890)	$24,636
Total assets	204,067	156,189	181,968	185,861	424,853
Long-term debt and redeemable preferred stock	148,569	128,693	128,907	102,960	215,000
Total stockholders’ (deficit) equity	(57,608)	(73,104)	(65,445)	(63,231)	95,416

Holding has paid no cash dividends on its common stock in any of the years presented above.

(1)	General and administrative expenses for the 14-week period ended January 3, 2003 include other income of $267, which represents the Company’s portion of the fair value of stock received from its life and disability insurance provider resulting from the insurance company’s 2001 demutualization.

(2)	On September 26, 2002, the Company sold its Solid State Products Division (“SSPD”). The net pretax loss of $3,004 included approximately $2,525 for the write-off of goodwill.

(3)	EBITDA represents earnings before provision for income taxes, interest expense, depreciation and amortization and impairment charges. In the first quarter of 2004 and in fiscal year 2003, EBITDA was affected by fees paid to Leonard Green & Partners of $90 and $386, expenses paid in connection with the Transactions of $430 and $391, due diligence expenses related to the potential sale of our San Carlos, California property of $39 and $506, compensation expense from stock issued at less than fair value of $0 and $790, compensation expense from stock options issued at less than fair value of $94 and $220, and a gain related to the demutualization of employee benefit plans of $0 and $267, respectively. In fiscal year 2002, EBITDA also excluded the non-cash write-off of goodwill associated with the sale of SSPD of $2,525 and the non-cash impairment loss of $508 related to plant and equipment used in the satellite communications equipment segment. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance or net cash provided by operating activities in accordance with GAAP as a measure of liquidity.

      The following table reconciles EBITDA to net (loss) income.

						Pro Forma

				14-Week	13-Week		13-Week
				Period	Period		Period
	Fiscal Year			Ended	Ended		Ended
				January 3,	January 2,	Fiscal Year	January 2,
	2001	2002	2003	2003	2004	2003	2004

				(Unaudited)		(Unaudited)
Net (loss) income	$(18,847)	$(6,733)	$16,548	$2,536	$4,839	$11,998	$3,692
Depreciation and amortization(7)	13,346	11,304	6,293	1,717	1,424	12,973	3,094
Interest expense	20,734	16,508	14,540	3,670	3,559	15,561	3,890
Income tax expense	2,950	4,554	10,076	1,504	3,287	7,311	2,523
Write-off of goodwill	—	2,525	—	—	—	—	—
Impairment to property, plant and equipment	—	508	—	—	—	—	—

EBITDA	$18,183	$28,666	$47,457	$9,427	$13,109	$47,843	$13,199

      The following table reconciles EBITDA to net cash provided by operating activities.

				14-Week	13-Week
				Period	Period
	Fiscal Year			Ended	Ended
				January 3,	January 2,
	2001	2002	2003	2003	2004

				(Unaudited)
Net cash provided by operating activities	$6,513	$44,020	$35,261	$13,328	$6,194
Changes in operating assets and liabilities	848	(30,259)	(9,971)	(8,739)	501
Net gains (losses) on disposition of assets	792	(187)	(92)	(13)	(23)
Interest accrued on stockholder loans	48	42	33	9	8
Loss on liquidation of capital lease	—	(73)	—	—	—
Deferred taxes	(11,360)	(3,500)	—	—	—
Compensation expense from stock issued at less than fair value	—	—	(790)	—	—
Compensation expense from stock options issued at less than fair value	—	—	(220)	—	(94)
Net (loss) gain of sale of SSPD	—	(3,004)	136	—	—
(Allowance for) recovery of doubtful accounts	(355)	(331)	(133)	5	22
Amortization of deferred debt issuance costs	(1,987)	(1,629)	(1,383)	(337)	(345)
Non-cash write-off of goodwill	—	2,525	—	—	—
Income tax expense	2,950	4,554	10,076	1,504	3,287
Interest expense	20,734	16,508	14,540	3,670	3,559

EBITDA	$18,183	$28,666	$47,457	$9,427	$13,109

(4)	EBITDA margin represents EBITDA divided by sales.

(5)	Operating income margin represents operating income divided by sales.

(6)	Net (loss) income margin represents net (loss) income divided by sales.

(7)	Depreciation and amortization excludes amortization of deferred debt issuance costs, which are included in interest expense.

(8)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges less capitalized interest. Fixed charges consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses that management considers to be a reasonable approximation of interest. Earnings were insufficient to cover fixed charges by $2,179 in fiscal year 2002 and $15,897 in fiscal year 2001.

RISK FACTORS

      You should carefully consider the following risks and the other information in this prospectus before you decide to participate in the exchange offer. The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties may also adversely impact and impair the Company. If any of the following risks actually occur, the Company’s business, results of operations or financial condition would likely suffer, which in turn could materially adversely affect your investment in the notes.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.

      If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary — Summary of Terms of the Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

      The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

Risks Relating to Our Business

The Company’s indebtedness is substantial, which could adversely affect its financial health and limit its ability to obtain financing in the future and to react to changes in its business.

      We have a large amount of debt. As of January 2, 2004, on a pro forma basis, after giving effect to the Transactions, our total consolidated indebtedness would have been $215.0 million and we would have had $40.0 million of additional borrowings available under our Senior Credit Facilities. Our large amount of debt could have important consequences to you, including, but not limited to, the following:

•	it will require the Company to dedicate a substantial portion of its cash flow from operations to payments on indebtedness, which will reduce the funds available for working capital, capital expenditures and other general corporate expenses;

•	it could make it more difficult for the Company to satisfy its obligations under the Senior Credit Facilities and the notes;

•	it could place the Company at a disadvantage compared to its competitors that have proportionately less debt; and

•	it could limit the Company’s ability to borrow additional funds in the future, if needed, because of applicable financial and restrictive covenants of its indebtedness.

The Company’s debt agreements have restrictions that limit its flexibility in operating its business.

      The Senior Credit Facilities and the indenture under which the outstanding notes were, and the exchange notes will be, issued have a number of significant covenants that, among other things, restrict the Company’s ability to:

•	incur additional indebtedness;

•	sell assets or consolidate or merge with or into other companies;

•	pay dividends or repurchase or redeem capital stock;

•	make certain investments; and

•	enter into certain types of transactions with our affiliates.

      These covenants, as well as the Company’s level of indebtedness, could have the effect of limiting the Company’s flexibility in planning for, or reacting to, changes in its business and the markets in which it competes.

      In addition, under the Senior Credit Facilities, we are required to satisfy and maintain specified financial ratios and tests. Events beyond our control may affect our ability to comply with those provisions and we may not be able to meet those ratios and tests, which would result in a default under the Senior Credit Facilities. In the event of a default, the lenders under the Senior Credit Facilities could elect to declare all amounts borrowed under the Senior Credit Facilities, together with accrued interest, to be due and payable and could proceed against the collateral securing that indebtedness. Borrowings under the Senior Credit Facilities are senior in right of payment to the notes. If any of our indebtedness were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and the notes.

The Company’s ability to generate the significant amount of cash needed to service its debt and to fund capital expenditures or other liquidity needs depends on many factors beyond its control.

      The Company’s ability to make scheduled payments of principal and interest on its indebtedness, to refinance its indebtedness and to fund its planned capital expenditures will depend on its ability to generate cash and to obtain financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors affecting our industry that are beyond the Company’s control. If we do not generate sufficient cash flow from operations, and sufficient future borrowings are not available to the Company under its Senior Credit Facilities or from other sources of financing, the Company may not be able to repay its debt or fund capital expenditures or its other liquidity needs.

The Company has had historical losses.

      In fiscal year 2003, the Company had its first profitable year since fiscal year 1998. However, the Company had net losses of $6.7 million and $18.8 million in fiscal year 2002 and 2001, respectively. As of January 2, 2004, the Company had an accumulated deficit of $82.3 million. The Company’s ability to generate revenues and profits is subject to the risks and uncertainties encountered by companies in competitive markets, including many of the factors described elsewhere in this section.

      We have recently generated significant increases in our gross margin. Our gross margin has increased from 18.0% in 2001, to 23.5% in 2002 to 30.7% in 2003. These increases have resulted from, among other things, gains in production efficiencies, increase in sales volume, the relocation of the Satcom manufacturing facility, resolution of technical problems for products and manufacturing, favorable product mix, improved pricing for certain products, completion of contracts with lower pricing in prior periods and the sale of our Solid State Product Division in 2002. In addition, we have historically experienced margin fluctuations from period to period due to variations in the mix of products sold during any period. If we are not able to maintain our current level of gross margin, our results of operations and financial condition would be adversely affected.

If we are unable to retain key management and other personnel, our business and operating results could be adversely affected.

      The unanticipated departure of any key member of our management team could have an adverse effect on our business and results of operations. In addition, because of the specialized and technical nature of the Company’s business, our future performance is dependent on the continued service of, and on our ability to attract and retain, qualified technical, marketing, sales and managerial personnel. In addition, certain management and other personnel involved with the manufacture of some of our products are required to have various levels of security clearance, which is a time intensive process. There is competition for such personnel, and the failure to retain and/or recruit additional or substitute key personnel in a timely manner could have an adverse effect on the Company’s business and operating results.

The markets in which the Company sells its products are competitive, which can result in reduced revenues and loss of market share.

      The domestic and international markets in which we sell our products are competitive. Certain of our competitors have substantially greater resources than those of the Company. In addition, some of our competitors offer a variety of products for applications similar to those of our products. The Company’s ability to compete in these markets depends to a large extent on its ability to provide high quality products with shorter lead times at competitive prices, and its readiness in facilities, equipment and personnel. There can be no assurance that we will be able to compete successfully against our current or future competitors or that the competitive pressures we face will not result in reduced revenues and market share or seriously harm our business.

The end markets in which the Company operates are subject to technological change, and changes in technology could adversely affect our sales.

      The change of technology is a feature of both our defense and commercial end markets. There is an inherent risk that advances in existing technology, including solid state technology, or the development of new technology could adversely affect the Company’s financial condition and results of operations. Historically, the Company has relied on a combination of internal research and development and customer activities. To succeed in the future, the Company must continually engage in effective and timely research and development efforts in order to introduce innovative new products for technologically sophisticated customers and end markets and benefit from activities of our customers. We may not be able to continue to allocate sufficient financial and other resources to our research and development activities or receive support from our customers. If we fail to adapt successfully to technological changes or fail to obtain access to important technologies, our business may suffer.

A significant portion of the Company’s sales is, and is expected to continue to be, from contracts with the U.S. Government that are subject to competition, government regulation, changes in governmental appropriations, national defense policies and risks particular to government contracts.

      A significant portion of the Company’s sales results from, and is expected to continue to result from, contracts with the U.S. Government, either directly or through prime contractors or subcontractors. Over 30% of our sales in fiscal year 2003 were made directly or indirectly to the U.S. Government. A significant disruption or decline in U.S. military expenditures in the future or of our relationship with the U.S. Government would result in a material decrease to our sales, earnings and cash flow. In addition, the loss or significant reduction in government funding of programs in which we participate could also result in a material decrease to our future sales, earnings and cash flows and thus limit our ability to satisfy our financial obligations, including those related to the notes. U.S. Government contracts are also conditioned upon congressional approval and the continuing appropriation of necessary funds. Congress usually appropriates funds for a given program each fiscal year even though contract periods of performance may exceed one year. Consequently, at the outset of a major program, multi-year contracts are usually funded for only the first year, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations for future fiscal years.

      In addition, we are subject to risks particular to companies supplying defense-related equipment and services to the U.S. Government. These risks include the ability of the U.S. Government to unilaterally:

•	suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

•	terminate existing contracts, including for the convenience of the government;

•	reduce the value of existing contracts;

•	audit our contract related-costs and fees, including allocated indirect costs; and

•	control and potentially prohibit the export of our products, technology or other data.

      The U.S. Government may review our costs and performance on certain contracts, as well as on our accounting and general business practices. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, portions of research and development costs, and certain marketing expenses may not be reimbursable under U.S. Government contracts.

      Further, because of its business with the U.S. Government, the Company may also be subject to “qui tam”, or whistle blower, suits brought by private plaintiffs in the name of the U.S. Government upon the allegation that the Company submitted a false claim to the U.S. Government, as well as to false claim suits brought by the U.S. Government. A judgment against the Company in a qui tam or false claim suit could cause the Company to be liable for substantial damages and could carry penalties of suspension or debarment which would make the Company ineligible to receive any U.S. Government contracts for a period of up to three years and could potentially have a material adverse effect on the Company’s financial condition and results of operations.

      Significant changes to appropriations, national defense policy, a disruption of our relationship with the U.S. Government or termination of our U.S. Government contracts would have a material adverse effect on the Company’s results of operations and financial condition.

The Company generates sales from contracts with foreign governments, and significant changes in policies or to appropriations of those governments could have an adverse effect on our results of operations and financial condition.

      Approximately 17% of our fiscal year 2003 sales were sales generated from foreign governments. Significant changes to appropriations, national defense policies, disruptions of our relationships with foreign governments or terminations of our foreign government contracts could have an adverse effect on the Company’s results of operations and financial condition.

Our international operations subject us to social, political and economic risks of doing business in foreign countries, any of which could negatively affect our business, financial condition or results of operations.

      We conduct a substantial portion of our business and employ a substantial number of employees in our direct sales force and in external sales organizations in Canada and in other countries outside of the United States. In both the first quarter ended January 2, 2004 and in fiscal year 2003, we generated approximately 34% of our sales from customers outside the United States. As a result, we are subject to risks of doing business internationally. Circumstances and developments related to international operations that could negatively affect our business, financial condition or results of operations include, but are not limited to, the following factors:

•	difficulties and costs of staffing and managing international operations;

•	currency restrictions, which may prevent the transfer of capital and profits to the United States;

•	changes in currency rates with respect to the U.S. dollar;

•	changes in regulatory requirements;

•	domestic and foreign government policies;

•	potentially adverse tax consequences;

•	restrictions imposed by the U.S. Government on the export of certain products and technology;

•	the responsibility of complying with multiple and potentially conflicting laws;

•	the impact of regional or country-specific business cycles and economic instability; and

•	geopolitical developments and conditions, including international hostilities, acts of terrorism and governmental reactions, trade relationships and military and political alliances.

      We have committed resources to expand our worldwide sales and marketing activities, to globalize our service offerings and products in selected markets and to further develop local sales and support channels. If we are unable to successfully implement these plans, to maintain adequate long-term strategies that successfully manage the risks associated with our global business or to adequately manage operational fluctuations, our business, financial condition and results of operations could be harmed.

      In addition, our international operations and, specifically, the ability of our non-U.S. subsidiaries to dividend or otherwise transfer cash among our subsidiaries, including transfers of cash to pay interest and principal on our debt, may be affected by limitations on imports, currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things.

We may not be successful in obtaining the necessary export licenses and technical assistance agreements to conduct operations abroad and the U.S. Congress may prevent proposed sales to foreign customers.

      Licenses for the export of many of our products are required from government agencies in accordance with various statutory authorities, including the Export Administration Act of 1979, the International Emergency Economic Powers Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976. We can give no assurance that we will be successful in obtaining these necessary licenses in order to conduct business abroad. Termination or significant limitation on our ability to export would have an adverse effect on our results of operations and financial condition.

Our results of operations and financial condition may be adversely affected by increased or unexpected costs incurred by us on our contracts and sales orders.

      The terms of virtually all of our contracts and sales orders require us to perform the scope of work under the contract or sales order for a predetermined fixed price. As a result, we bear the risk of increased or unexpected costs associated with a contract or sales order, which may reduce our profit or cause us to sustain losses. Future increased or unexpected costs on a significant number of our contracts and sales orders could adversely affect our results of operations and financial condition.

Environmental regulation and legislation, liabilities relating to contamination and changes in our ability to recover under Varian’s indemnity, could adversely affect the Company’s business.

      The Company is subject to a variety of U.S. federal, state and local as well as foreign environmental laws and regulations relating, among other things, to wastewater discharge, air emissions, handling of hazardous materials, disposal of solid and hazardous wastes, and remediation of soil and groundwater contamination. We use a number of chemicals or similar substances, and generate wastes, that are classified as hazardous, and require environmental permits to conduct many of our operations. Violation of such laws and regulations can result in substantial fines, penalties, and other sanctions. Changes in environmental laws or regulations (or in their enforcement) affecting or limiting, for example, our chemical uses, certain of our manufacturing processes, or our disposal practices, could restrict the ability of the Company to operate as it is currently operated or is permitted to be operated. In addition, we may experience releases of certain chemicals or other events, including the discovery of previously unknown contamination, that could cause us to incur material cleanup costs or other damages. The Company is involved from time to time in legal proceedings involving compliance with environmental requirements applicable to its ongoing operations, and may be involved in legal proceedings involving exposure to chemicals or the remediation of environmental contamination.

      Pursuant to the stock sale agreement by and between Varian Associates, Inc., the predecessor of Varian Medical Systems, Inc., and CPI dated June 9, 1995, as amended (the “Varian Agreement”), Varian has agreed to indemnify us for, and retained, various environmental liabilities relating to Varian’s Electron Devices Business prior to the closing of the sale of that business, with certain exceptions and limitations (the “Varian

Environmental Indemnity”). With certain limited exceptions, the Company is not indemnified under the Varian Environmental Indemnity with respect to liabilities resulting from the Company’s operations after the closing of the Varian Agreement. Varian is undertaking environmental investigation and remedial work at three of the Company’s manufacturing facilities: Palo Alto, California, Beverly, Massachusetts and Georgetown, Ontario, Canada. The Company subleases a portion of the larger Varian Palo Alto campus, for which Varian has entered into a Consent Order with the California Environmental Protection Agency for remediation of soil and groundwater contamination. The Palo Alto site abuts a federal Superfund site and a state Superfund site. In addition, Varian has been sued or threatened with suit with respect to some of the above-mentioned manufacturing facilities. The Company’s San Carlos, California facility also has soil and groundwater contamination that has been the subject of some remediation.

      Although the Company believes that Varian currently has sufficient financial resources to satisfy its obligations to the Company under the Varian Environmental Indemnity, because of the long-term nature of Varian’s remediation obligations, there can be no assurance that Varian will continue to have the financial resources to comply fully with those obligations, or will continue to take the same view with respect to the scope of those obligations. In either case, our results of operations and financial condition could be materially adversely affected.

      There can also be no assurance that material costs or liabilities will not be incurred by the Company in connection with obligations, proceedings or claims related to environmental conditions arising from the Company’s operations or properties. Such costs or liabilities, if significant, could have a material adverse effect on the Company’s results of operations and financial condition.

We have only a limited ability to protect our intellectual property rights, which are important to our success.

      Our success depends, in part, upon our ability to protect our proprietary technology and other intellectual property. We rely upon a combination of trade secrets, confidentiality policies, nondisclosure and other contractual arrangements, and patent, copyright and trademark laws to protect our intellectual property rights. The steps we take in this regard may not be adequate to prevent or deter infringement or other violation of our intellectual property, and we may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights. Although it is our intention to avoid infringing or otherwise violating the intellectual property rights of others, we cannot be certain that our processes and products do not or will not infringe or otherwise violate the intellectual property rights of others. Infringement or other violation of intellectual property rights could cause us to incur significant costs and prevent us from selling our products and could have a material adverse effect on our business, financial condition and results of operations.

Our inability to obtain certain necessary raw materials and key components could disrupt the manufacture of our products and cause our financial condition and results of operations to suffer.

      Certain raw materials and key components necessary for the manufacture of the Company’s products, such as molybdenum, cupronickel, OFHC copper, and some cathodes, are obtained from a limited group of, or occasionally sole, suppliers. If any of these suppliers fails to meet our needs, we may not have readily available alternatives. If the Company is unable to procure these and other necessary raw materials and key components from its suppliers, its ability to manufacture products could be disrupted, and the Company’s financial condition and results of operations could suffer.

Cypress controls us and may have conflicts of interest with us or you in the future.

      As a result of the Transactions, Cypress beneficially owns approximately 96% of the outstanding shares of common stock of CPI Holdco, CPI’s parent, on a fully diluted basis. As a result, Cypress has control over our decisions to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of stockholders regardless of whether or not other stockholders or holders of the notes believe that any such transaction is in their own best interests. Cypress may also have an interest in causing us to pursue acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions may involve risks to you as a holder of the notes.

Risks Relating to the Notes

The notes are subordinated to all our existing and future senior indebtedness, which may limit our ability to repay you.

      The notes are contractually subordinated in right of payment to our existing and future senior indebtedness. As of January 2, 2004, on a pro forma basis, after giving effect to the Transactions, we would have had $90.0 million outstanding, and availability of $40.0 million, under our Senior Credit Facilities, all of which, if borrowed or drawn upon, would be senior debt. In addition, subject to compliance with certain covenants under the indenture for the notes, we may incur additional indebtedness, which may be senior to the notes and may materially adversely impact our ability to service our debt, including the notes.

      Due to the subordination provisions of the notes, in the event of our insolvency, funds that would otherwise be used to pay the holders of the notes and any other senior subordinated indebtedness will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, general creditors may recover less, ratably, than the holders of senior indebtedness and general creditors may recover more, ratably, than the holders of the notes or any other subordinated indebtedness. In addition, holders of senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the notes.

The guarantees are subordinated to the senior debt of the guarantors.

      The guarantees are subordinated to all existing and future senior debt of the guarantors, which will consist of all of the indebtedness and other liabilities of the guarantors designated as senior indebtedness, including guarantees of borrowings under the Senior Credit Facilities. As of January 2, 2004, on a pro forma basis, after giving effect to the Transactions, our guarantors would have had $90.0 million outstanding, and availability of $40.0 million, under our Senior Credit Facilities, all of which, if borrowed or drawn upon, would be senior debt.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

      Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if, among other things, any guarantor, at the time it incurred the debt evidenced by its guarantee of the notes:

•	received less than reasonably equivalent value or fair consideration for the guarantees; and

•	was insolvent or rendered insolvent as a result of issuing the guarantees;

•	was engaged in a business or transaction for which that guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

•	intended to hinder, defraud that guarantor’s creditors,

then the guarantee of that guarantor could be voided, or claims by holders of the notes under that guarantee could be subordinated to all other debts of that guarantor. In addition, any payment by that guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

      The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

      If a court voided a guarantee by one or more of our subsidiaries as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary based on the guarantee and would only be creditors of CPI and any guarantor whose guarantee was not similarly held unenforceable.

Our Canadian subsidiary and our other foreign subsidiaries are not guarantors, and your claims will be subordinated to all of the creditors of the non-guarantor subsidiaries.

      Our Canadian subsidiary is not a guarantor. Using actual tax rates, this non-guarantor subsidiary generated approximately 20% of our EBITDA, 29% of our sales, 36% of our net income and 24% of our cash provided by operating activities for the fiscal year ended October 3, 2003. In addition, it held approximately 26% of our consolidated assets as of October 3, 2003. The amounts currently generated by the other non-guarantor subsidiaries are not material. Any right of ours to receive the assets of any of our non-guarantor subsidiaries upon their bankruptcy, liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of that subsidiary’s creditors, including trade creditors. To the extent that we are recognized as a creditor of that subsidiary, we may have such claim, but it would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness and other liabilities of that subsidiary senior to that held by us. As of January 2, 2004, on a pro forma basis to give effect to the Transactions, these notes were effectively junior to approximately $14.0 million of liabilities (including trade payables) of these non-guarantor subsidiaries.

We may not have the ability to raise funds necessary to finance any change of control offer required under the indenture.

      If a change of control occurs as described in “Description of the Notes”, we would be required to offer to purchase the notes at 101% of their principal amount together with all accrued and unpaid interest and additional interest, if any. If a purchase offer obligation arises under the indenture governing the notes, a change of control could also have occurred under the Senior Credit Facilities, which could result in the acceleration of the indebtedness outstanding thereunder. Any of our future debt agreements may contain similar restrictions and provisions. If a purchase offer were required under the indenture for our debt, we may not have sufficient funds to pay the purchase price of all debt, including your notes, that we are required to repurchase or repay.

      A change of control is defined in the indenture to include, among other things, any person, other than one or more permitted holders, directly or indirectly beneficially owning 50% or more of the voting power of the total outstanding voting stock of CPI. Permitted holders is defined in the indenture to include (1) Cypress, (2) any person which is directly or indirectly controlled by Cypress, and (3) in certain circumstances, any person with whom Cypress and any person which is directly or indirectly controlled by Cypress (x) is part of a group within the meaning of Section 13(d)(3) of the Exchange Act or (y) are parties to a securityholders’

agreement (as defined in the indenture). See the definitions of “Change of Control”, “Permitted Holder” and “Securityholders’ Agreement” in the “Description of the Notes” section of this prospectus.

An active trading market may not develop for the exchange notes.

      We are offering the exchange notes to the holders of the outstanding notes. The exchange notes are a new issue of securities. There is no active public trading market for the exchange notes. We do not intend to apply for listing of the exchange notes on a security exchange. The initial purchasers of the outstanding notes have informed us that they intend to make a market in the exchange notes. However, the initial purchasers may cease their market-making at any time. We cannot assure you that an active trading market will develop for the exchange notes or that the exchange notes will trade as one class with the outstanding notes. In addition, the liquidity of the trading market in the exchange notes and the market prices quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for your exchange notes, you may not be able to sell your exchange notes, or, even if you can sell your exchange notes, you may not be able to sell them at an acceptable price.

THE MERGER

      The following contains summaries of certain agreements that were entered into in connection with the Transactions. The description of each of these agreements does not purport to be complete and is qualified in its entirety by reference to the agreements.

General

      On November 17, 2003, CPI Holdco, a Delaware corporation controlled by Cypress, and CPI Holdco’s wholly-owned subsidiary, CPI Merger Sub Corp., a Delaware corporation (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) with Holding and Green Equity Investors II, L.P., as the representative of the securityholders of Holding (“GEI”), pursuant to which on January 23, 2004, Merger Sub merged with and into Holding with Holding as the surviving corporation (the “Merger”). In the Merger, each share of Holding’s common stock and stock options outstanding immediately prior to the Merger, other than a portion of the stock options held by certain members of management (which were converted into options to purchase shares of CPI Holdco) and other than any shares of common stock owned by Holding or CPI Holdco, were converted into the right to receive a pro rata portion of the aggregate merger consideration of approximately $135.5 million, net of certain fees, expenses and other amounts. See note (c) to table in “Sources and Uses”. Holders of shares of Holding’s common stock and stock options received their pro rata portion of the aggregate merger consideration upon the later to occur of (1) the surrender to Holding of the share certificates representing such shares and (2) the closing date of the Merger.

      In connection with the Merger, CPI Holdco received an equity contribution of $103.6 million from Cypress and management. In exchange for its contribution, Cypress received common stock of CPI Holdco and management, as a result of rolling over their options to purchase common stock of Holding, received options to purchase common stock of CPI Holdco. For the sources and uses of the funds related to the Merger see “Use of Proceeds”. As a result of the Intercompany Merger, CPI Holdco is the direct owner of 100% of the outstanding capital stock of CPI. Cypress and certain members of management are the beneficial owners of 100% of the outstanding capital stock of CPI Holdco. See “Security Ownership of Certain Beneficial Owners”.

Merger Agreement

      The Merger Agreement contains customary seller representations and warranties of Holding and customary buyer representations and warranties of CPI Holdco and Merger Sub and customary covenants and other agreements. The Merger Agreement provides for indemnification for losses relating to specified events, circumstances and matters. Subject to specified limits, CPI Holdco has agreed to indemnify the securityholders of Holding immediately prior to the Merger for certain losses. CPI Holdco is indemnified by the securityholders of Holding who have entered into the Voting and Indemnification Agreement as discussed below under “Voting and Indemnification Agreement”.

Voting and Indemnification Agreement

      CPI Holdco, Holding and securityholders of Holding immediately prior to the Merger, holding approximately 94% of the common stock of Holding, on a fully diluted basis, in the aggregate (the “Securityholders”), entered into a Voting and Indemnification Agreement. Under the Voting and Indemnification Agreement, such Securityholders appointed GEI to act as the Securityholders’ representative to take actions necessary or appropriate in connection with the Transactions. The Voting and Indemnification Agreement contains customary representations and warranties of each such Securityholder with respect to its shares. Subject to specified limits, each such Securityholder has agreed to indemnify CPI Holdco and certain other persons from certain liabilities to the extent of the Securityholder’s percentage share of the common stock of Holding, on a fully diluted basis, prior to the Merger, including:

•	losses resulting from any breach of any representation or warranty of Holding contained in the Merger Agreement;

•	losses resulting from the breach of any pre-closing covenant of Holding contained in the Merger Agreement or the Voting and Indemnification Agreement;

•	losses resulting from the breach of any of the covenants contained in the Merger Agreement to be performed at or after the Merger by the securityholders’ representative; and

•	specified tax losses or liabilities.

Ancillary Agreements

      On the closing date of the Merger, the Company, Cypress and certain members of management entered into a management stockholders agreement and the Company and Cypress also entered into a registration rights agreement and a transaction fee agreement. In addition, certain members of management entered into option rollover agreements. See “Certain Relationships and Related Party Transactions” for a description of these agreements.

USE OF PROCEEDS

      The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our capitalization.

      The following table shows the sources and uses of the funds, including the proceeds from the private offering of the outstanding notes, for the Transactions.

Sources (dollars in millions)		Uses (dollars in millions)

Revolving credit facility(a)	$0.0	Merger consideration(c)	$135.5
Term loan facility	90.0	12% Senior Subordinated Notes(d)	105.7
8% Senior Subordinated Notes due 2012	125.0	Senior Preferred Stock(e)	48.0
Cypress’ and management’s equity(b)	103.6	Junior Preferred Stock(e)	32.0
		Repayment of bank debt(d)	17.6
		Cash(f)	(38.8)
		Fees and expenses	15.0
		Additional equity contribution(g)	3.6

Total sources	$318.6	Total uses	$318.6

(a)	Provides $40.0 million of available borrowing capacity for working capital and other general corporate purposes.

(b)	Includes value of rollover stock options by certain members of management of $3.6 million.

(c)	Reflects merger consideration as adjusted for the working capital adjustment, which was based on the amount of the Company’s working capital as of the closing date of the Merger. Also includes premiums and interest and dividends accruing from the closing date of the Merger in connection with the redemption of the 12% Senior Subordinated Notes, the Senior Preferred Stock and the Junior Preferred Stock, prepayment fees in connection with the repayment of bank debt, payment of expenses paid for the account of Holding and/or CPI prior to the Merger, Transaction bonuses to certain members of management, letter of credit prepayment fees and rollover of stock options by certain members of management of $3.6 million.

(d)	Includes accrued interest through the closing date of the Merger.

(e)	Includes accrued dividends through the closing date of the Merger.

(f)	Represents amount of cash on the balance sheet at the closing date of the Merger and cash used in connection with the January 5, 2004 redemption of $26.0 million in principal amount of the 12% Senior Subordinated Notes, which reduced the amount of cash necessary to fund the merger consideration.

(g)	Represents $3.6 million of additional Cypress equity contribution, which is available for general corporate purposes.

CAPITALIZATION

      The following table sets forth our actual capitalization as of January 2, 2004, and on a pro forma basis, after giving effect to the Transactions as if they occurred on such date. The information in this table should be read in conjunction with “The Merger”, “Unaudited Pro Forma Consolidated Financial Data”, “Selected Historical Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Holding, to which CPI Holdco became the successor for financial reporting purposes as a result of the Transactions, included elsewhere in this prospectus.

	Actual as of	Pro Forma as of
	January 2, 2004	January 2, 2004

	(Unaudited)

(Dollars in thousands)
Debt:
Senior Credit Facilities:
Revolving credit facility(1)	$—	$—
Term loan facility	—	90,000
8% Senior Subordinated Notes due 2012	—	125,000
12% Senior Subordinated Notes due 2005	100,000	—
Other existing debt	17,500	—

Total debt	117,500	215,000

Series B 14% Senior Redeemable Exchangeable Cumulative Preferred Stock	28,960	—

14% Junior Cumulative Preferred Stock	30,349	—

Stockholders’ (deficit) equity:
Common stock	50	96,769
Additional paid-in capital	21,519	3,647
Deferred compensation	(1,195)	—
Accumulated deficit	(82,341)	(5,000)
Stockholder loans	(1,264)	—

Total stockholders’ (deficit) equity	(63,231)	95,416

Total capitalization	$113,578	$310,416

(1)	Provides $40.0 million of available borrowing capacity for working capital and other general corporate purposes.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

      As a result of the Transactions, CPI Holdco became the successor to Holding for financial reporting purposes.

      The following unaudited pro forma consolidated financial data for Holding is based on the audited and unaudited consolidated condensed financial statements of Holding appearing elsewhere in this prospectus as adjusted to illustrate the estimated pro forma effects of the Transactions and the preliminary application of purchase accounting. The unaudited pro forma consolidated financial data should be read in conjunction with the consolidated and unaudited consolidated condensed financial statements of Holding and the other financial information appearing elsewhere in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

      The unaudited pro forma consolidated statements of operations data give effect to the Transactions as if they had occurred on September 28, 2002. The unaudited pro forma consolidated balance sheet data give effect to the Transactions as if they had occurred on January 2, 2004.

      The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. However, as of the date of this prospectus, we have not performed the valuation studies necessary to estimate the fair values of our assets and liabilities and the related allocation of purchase price, nor have we identified the adjustments, if any, necessary to conform Holding’s historical accounting policies to those of CPI Holdco.

      The unaudited pro forma consolidated financial data are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the date presented, and should not be taken as representative of our future consolidated results of operations or financial position.

Unaudited Pro Forma Consolidated Statement of Operations Data

For the Fiscal Year Ended October 3, 2003

	Historical	Adjustments		Pro Forma
(Dollars in thousands)
Statement of Operations Data:
Sales	$265,434	$—		$265,434
Gross profit(1)	81,477	(2,000	)(2)	79,477
Operating costs and expenses
Research and development(1)	6,860	—		6,860
Selling and marketing	15,650	—		15,650
General and administrative	17,466	(386	)(3)	17,080
Amortization of intangibles(1)	473	4,680	(4)	5,153
Gain on sale of Solid State Products Division	(136)	—		(136)

Total operating costs and expenses	40,313	4,294		44,607

Operating income	41,164	(6,294)		34,870
Interest expense	14,540	1,021	(5)	15,561
Income tax expense	10,076	(2,765	)(6)	7,311

Net income	16,548	(4,550)		11,998
Preferred dividends:
Senior redeemable preferred stock	5,911	(5,911	)(7)	—
Junior preferred stock	3,851	(3,851	)(7)	—

Net income attributable to common stock	$6,786	$5,212		$11,998

(1)	The one-time charges for the inventory write-up ($5,200 to costs of sales), identifiable intangible asset amortization for backlog ($17,000 to amortization of intangibles) and for in-process research and development ($5,000 to research and development) are excluded from the adjustments to the pro forma statement of operations data as they are nonrecurring charges resulting directly from the Transactions.

(2)	Reflects additional depreciation from step-up in property, plant and equipment.

(3)	Reflects elimination of $386 of costs associated with the management services agreement with Leonard Green & Partners, L.P, which is an affiliate of Green Equity Investors II, L.P., the previous majority shareholder of Holding. It is currently intended that the new majority shareholder will not have a management services agreement.

(4)	Estimated additional amortization of intangibles of $4,680 for 25 years following the Transactions. See note (2) to Unaudited Pro Forma Consolidated Balance Sheet Data.

(5)	The pro forma adjustments to interest expense are based on the amounts borrowed and the rates estimated to be in effect at the closing of the Transactions, summarized below. An increase or decrease of 0.125% of our weighted average interest rate of the term loan facility would change the annual pro forma interest expense by approximately $113.

8% senior subordinated notes due 2012, term loan facility and revolving credit facility	$13,908
Amortization of debt issuance costs	1,653

Pro forma interest expense	15,561
Elimination of historical interest expense	14,540

Pro forma adjustment to interest expense	$1,021

(6)	The Company’s effective tax rate was 37.8% for the fiscal year ended October 3, 2003 (excluding the effects of future non-recurring transactions).

(7)	Reflects the redemption of preferred stock in connection with the consummation of the Transactions.

Unaudited Pro Forma Consolidated Statement of Operations Data

For the 13-Week Period Ended January 2, 2004

	Historical	Adjustments		Pro Forma
(Dollars in thousands)
Statement of Operations Data:
Sales	$68,313	$—		$68,313
Gross profit(1)	21,172	(500	)(2)	20,672
Operating costs and expenses
Research and development(1)	1,733			1,733
Selling and marketing	3,624			3,624
General and administrative	4,035	(90	)(3)	3,945
Amortization of intangibles(1)	95	1,170	(4)	1,265

Total operating costs and expenses	9,487	1,080		10,567

Operating income	11,685	(1,580)		10,105
Interest expense	3,559	331	(5)	3,890
Income tax expense	3,287	(764	)(6)	2,523

Net income	4,839	(1,147)		3,692
Preferred dividends:
Senior redeemable preferred stock	1,609	(1,609	)(7)	—
Junior preferred stock	1,048	(1,048	)(7)	—

Net loss attributable to common stock	$2,182	$1,510		$3,692

(1)	The one-time charges for the inventory write-up ($5,200 to costs of sales in total, $4,800 for the first quarter of fiscal year 2004), identifiable intangible asset amortization for backlog ($17,000 to amortization of intangibles on an annual basis, $4,250 for the first quarter of fiscal year 2004) and for in-process research and development ($5,000 to research and development, immediate write-off) are excluded from the adjustments to the pro forma statement of operations data as they are nonrecurring charges resulting directly from the Transactions.

(2)	Reflects additional depreciation from step-up in property, plant and equipment.

(3)	Reflects elimination of $90 of costs associated with the management services agreement with the previous majority shareholder, Leonard Green & Partners, L.P. It is currently intended that the new majority shareholder will not have a management services agreement.

(4)	Estimated additional amortization of intangibles of $4,680 per year, or $1,170 for the first quarter of fiscal year 2004, for 25 years following the Transactions. See note (2) to Unaudited Pro Forma Consolidated Balance Sheet Data.

(5)	The pro forma adjustments to interest expense are based on the amounts borrowed and the rates estimated to be in effect at the closing of the Transactions, summarized below. An increase or decrease of 0.125% of our weighted average interest rate of the term loan facility would change the annual pro forma interest expense by approximately $113, or $28 for the first quarter 2004.

8% senior subordinated notes due 2012, term loan facility and revolving credit facility	$3,477
Amortization of debt issuance costs	413

Pro forma interest expense	3,890
Elimination of historical interest expense	3,559

Pro forma adjustment to interest expense	$331

(6)	The Company estimates that its effective tax rate following the Transactions would be approximately 40.0% for the fiscal year ended October 1, 2004 (excluding the effects of future non-recurring transactions).

(7)	Reflects the redemption of preferred stock in connection with the consummation of the Transactions.

Unaudited Pro Forma Consolidated Balance Sheet Data

As of January 2, 2004

	Historical	Adjustments		Pro Forma
(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$38,067	$(34,420	)(1)	$3,647
Accounts receivable, net	35,255	—		35,255
Inventories	36,380	5,200	(2)	41,580
Prepaid expenses	2,191	—		2,191

Total current assets	111,893	(29,220)		82,673
Property, plant, and equipment, net	51,834	24,000	(2)	75,834
Goodwill	19,149	100,852	(3)	120,001
Intangible assets, net	1,045	134,000	(2)	135,045
Debt issue costs, net	1,940	9,360	(4)	11,300

Total assets	$185,861	$238,992		$424,853

LIABILITIES, SENIOR REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Senior subordinated notes	$26,000	$(26,000	)(5)	$—
Mortgage financing	17,500	(17,500	)(6)	—
Accounts payable	12,876	—		12,876
Accrued expenses	21,126	(6,068	)(7)	15,058
Product warranty	6,130	—		6,130
Income taxes payable	6,132	—		6,132
Accrued dividends payable	17,058	(17,058	)(6)	—
Advance payments from customers	8,961	—		8,961
Deferred income taxes	—	8,880	(2)	8,880

Total current liabilities	115,783	(57,746)		58,037
Term loan facility	—	90,000	(1)	90,000
Senior subordinated notes	74,000	51,000	(8)	125,000
Deferred income taxes	—	56,400	(2)	56,400

Total liabilities	189,783	139,654		329,437
Senior Redeemable Preferred Stock	28,960	(28,960	)(6)	—
Junior Preferred Stock	30,349	(30,349	)(6)	—
Stockholders’ (Deficit) Equity:
Common stock	50	96,719	(9)	96,769
Additional paid-in capital	21,519	(17,872	)(10)	3,647
Deferred compensation	(1,195)	1,195	(11)	—
Accumulated deficit	(82,341)	77,341	(12)	(5,000)
Stockholder loans	(1,264)	1,264	(13)	—

Net stockholders’ (deficit) equity	(63,231)	158,647		95,416

Total liabilities, preferred stock and stockholders’ (deficit) equity	$185,861	$238,992		$424,853

(1)	Reflects the estimated sources and uses of consideration for the Transactions as follows:

Sources:
Revolving credit facility	$—
Term loan facility	90,000
8% senior subordinated notes due 2012	125,000
Equity contribution and rollover equity(a)	103,647

Total sources	$318,647

Uses:
Merger consideration(b)	129,049
Retirement of debt and preferred stock:
12% senior subordinated notes	106,567
Senior preferred stock	48,164
Junior preferred stock	31,762
Bank debt	18,219
Working capital adjustment	(469)
Estimated unpaid transaction expenses	4,926
Unpaid bonuses including transaction bonuses	1,775
Proceeds from exercise of stock options	(662)
Proceeds from repayment of stockholder loans including interest	(1,264)
Estimated fees and expenses	15,000

Total uses	353,067

Net adjustment to cash	$(34,420)

(a)	Includes rollover stock options investment by certain members of our management team (with a net value of $3,647)

(b)	Assuming that the Transaction had occurred as of January 2, 2004, the merger consideration would have been as follows:

Gross proceeds	$300,000
Less:
Repayment of senior subordinated notes, including change of control premium and accrued interest	106,567
Repayment of senior preferred stock, including change of control premium and accrued dividends	48,164
Repayment of junior preferred stock and accrued dividends	31,762
Repayment of bank debt, accrued interest and fees	18,219
Working capital adjustment	(469)
Estimated unpaid transaction expenses	4,926
Unpaid bonuses including transaction bonuses	1,775
Plus:
Cash and cash equivalents	38,067
Proceeds from exercise of stock options	662
Proceeds from repayment of management equity loans including interest	1,264

Merger consideration	$129,049

(2)	The acquisition will be accounted for as a purchase. Under purchase accounting, the acquisition consideration will be allocated to our assets, including identifiable intangible assets with indefinite lives, which will be evaluated for impairment on an annual basis, and identifiable intangible assets with finite lives, which will be amortized over those lives, and liabilities based on their relative fair values. Any remaining consideration will be allocated to goodwill. The pro forma adjustments were based on a preliminary assessment of value by management of our tangible and intangible assets. The final purchase price allocation may include an adjustment of the total consideration payable at closing, as well as an adjustment in the amounts recorded for any changes in the value of inventory, property and equipment, and goodwill, determined by an outside appraisal shortly after completion of the Transactions. The following sets forth the preliminary allocations of consideration:

Total acquisition consideration allocation:
Merger consideration (see note 1(b))	$129,049
Debt refinanced(a)	164,719
Other liabilities assumed(b)	50,152
Estimated unpaid transaction expenses and bonuses(c)	5,706

Total acquisition consideration	349,626
Less:
Total assets acquired(d)	(126,705)

Excess purchase price to be allocated	$222,921

Preliminary allocation:
Inventory step-up	$5,200
Property, plant and equipment step-up	24,000
Deferred tax liability — current(e)	(8,880)
Deferred tax liability — long-term(f)	(56,400)
Identifiable intangible assets(g)	139,000
Goodwill(h)	120,001

(a)	Reflects retirement of existing debt of $204,712 (see note 1), less cash of $38,067, proceeds from exercise of stock options of $662 and proceeds from repayment of management equity loans including interest of $1,264.

(b)	Reflects the book value of accounts payable ($12,876), accrued expenses ($21,126), product warranty ($6,130), income taxes payable ($6,132) and advanced payments from customers ($8,961), less accrued interest ($5,073).

(c)	Estimated expenses to be paid with the transaction including fees to investment bankers ($3,000), Leonard Green & Partners, L.P. for management services ($1,250), transaction bonuses for management ($1,300), fees to accountants ($25) and for a runoff directors and officers policy ($131).

(d)	Reflects the book value of assets acquired of accounts receivable ($35,255), inventories ($36,380), prepaid expenses ($2,191), property, plant and equipment ($51,834) and intangible assets ($1,045).

(e)	Reflects the deferred tax impact of the write-up to inventory ($5,200) and for backlog ($17,000; see note 2(g)) at 40%.

(f)	Reflects the deferred tax impact related to identifiable intangible assets for technology ($117,000, see note 2(g)) and property, plant and equipment ($24,000) at 40%.

(g)	Represents management’s preliminary assessment of the fair value of our identifiable intangible assets with finite lives including backlog ($17,000, 1 year life), technology ($117,000, 25 year life) and in-process research and development ($5,000, immediate write-off). The $5,000 in-process research and development has not been included on the pro forma consolidated balance sheet as it is immediately written-off.

(h)	The pro forma balance sheet reflects a full valuation allowance for all of the net deferred tax assets because realization is uncertain.

(3)	Reflects the following adjustments:

Goodwill (see note 2)	$120,001
Less:
Historical goodwill	(19,149)

Pro forma adjustment to goodwill	$100,852

(4)	Reflects estimated debt issuance expenses and fees for the revolving credit facility ($1,773), the term loan facility ($3,988) and the 8% senior subordinated notes due 2012 ($5,539), less write-off of existing debt issuance costs ($1,940).

(5)	Reflects retirement of current portion of existing 12% senior subordinated notes.

(6)	Reflects retirement of existing debt and preferred stock upon consummation of the Transactions.

(7)	Reflects payment of accrued interest ($5,073), management bonuses earned for prior period performance ($475) and expenses to an investment banker ($160) and for legal expenses ($360), all upon consummation of the Transactions.

(8)	Reflects issuance of 8% senior subordinated notes ($125,000) less retirement of non-current portion of existing 12% senior subordinated notes ($74,000).

(9)	Reflects equity to be contributed by Cypress ($100,000), plus an estimated adjustment in the purchase price for working capital ($469), less retirement of existing common stock par value ($50) and estimated issuance expenses related to common stock ($3,700).

(10)	Reflects the following adjustments:

Rollover stock options investment (see note 1(a))	$3,647
Less:
Write-off of existing paid-in-capital	(21,519)

Pro forma adjustment to additional-paid-in-capital	$(17,872)

(11)	Reflects payment of deferred compensation upon consummation of the Transactions.

(12)	Reflects the elimination of accumulated deficit with change in ownership and recapitalization of Holding of $82,341, less additional accumulated deficit of $5,000 for write-off of in-process research and development.

(13)	Reflects repayment of management equity loans including interest upon consummation of the Transactions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      As a result of the Transactions, CPI Holdco became the successor to Holding for financial reporting purposes.

      The following selected historical consolidated financial data for Holding for each of the fiscal years ended October 3, 2003, September 27, 2002, September 28, 2001, September 29, 2000 and October 1, 1999, respectively, have been derived from the consolidated financial statements of Holding, which have been audited by KPMG LLP, independent auditors. The consolidated financial statements of Holding for each of the fiscal years ended October 3, 2003, September 27, 2002 and September 28, 2001 are included elsewhere in this prospectus.

      The following selected historical consolidated financial data for Holding for the 13-week period ended January 2, 2004 and the 14-week period ended January 3, 2003 have been derived from the unaudited consolidated condensed financial statements of Holding. The unaudited consolidated condensed financial statements include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the 13-week period ended January 2, 2004 are not necessarily indicative of the results that may be expected for the entire year ending October 1, 2004. The unaudited consolidated condensed financial statements of Holding for these periods are included elsewhere in this prospectus.

      You should read the following data in conjunction with “Unaudited Pro Forma Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and unaudited consolidated condensed financial statements of Holding included elsewhere in this prospectus.

14-Week	13-Week
Period	Period
Fiscal Year	Ended	Ended
January 3,	January 2,
1999	2000	2001	2002	2003	2003	2004

(Dollars in thousands)
(Unaudited)
Statement of Operations Data:
Sales	$255,680	$243,054	$272,521	$251,245	$265,434	$61,626	$68,313
Gross profit	56,042	54,306	49,189	59,056	81,477	16,690	21,172
Operating costs and expenses:
Research and development	8,983	8,690	5,767	5,873	6,860	1,445	1,733
Selling and marketing	19,590	18,524	17,544	16,073	15,650	3,924	3,624
General and administrative(1)	18,717	18,789	21,041	19,777	17,939	3,611	4,130
Loss (gain) on sale of Solid State Products Division(2)	—	—	—	3,004	(136)	—	—

Total operating costs and expenses	47,290	46,003	44,352	44,727	40,313	8,980	9,487

Operating income	8,752	8,303	4,837	14,329	41,164	7,710	11,685
Interest expense	17,805	18,663	20,734	16,508	14,540	3,670	3,559
Income tax expense	605	1,232	2,950	4,554	10,076	1,504	3,287

Net (loss) income	$(9,658)	$(11,592)	$(18,847)	$(6,733)	$16,548	$2,536	$4,839

Other Financial Data:
EBITDA(3)	$22,527	$23,619	$18,183	$28,666	$47,457	$9,427	$13,109
EBITDA margin(4)	8.8%	9.7%	6.7%	11.4%	17.9%	15.3%	19.2%
Operating income margin(5)	3.4%	3.4%	1.8%	5.7%	15.5%	12.5%	17.1%
Net (loss) income margin(6)	(3.8)%	(4.8)%	(6.9)%	(2.7)%	6.2%	4.1%	7.1%
Depreciation and amortization(7)	$13,635	$15,316	$13,346	$11,304	$6,293	$1,717	$1,424
Capital expenditures	8,588	5,325	5,788	3,378	3,067	263	239
Ratio of earnings to fixed charges(8)	—	—	—	—	2.78	x	2.07	x	3.22	x
Net cash provided by operating activities	$6,282	$9,897	$6,513	$44,020	$35,261	$13,328	$6,194
Net cash used in investing activities	(17,116)	(5,325)	(3,844)	(2,452)	(2,931)	(263)	(239)
Net cash provided by (used in) financing activities	14,633	(4,053)	(4,532)	(41,747)	(1,303)	(2,864)	(1,639)
Balance Sheet Data (at period end):
Working capital (deficit)	$26,907	$19,881	$22,048	$1,101	$17,241	N/A	$(3,890)
Total assets	233,584	226,985	204,067	156,189	181,968	N/A	185,861
Long-term debt and redeemable preferred stock	142,039	139,160	148,569	128,693	128,907	N/A	102,960
Total stockholders’ deficit	(12,962)	(31,188)	(57,608)	(73,104)	(65,445)	N/A	(63,231)

Holding has paid no cash dividends on its common stock in any of the years presented above.

(1)	General and administrative expenses for the 14-week period ended January 3, 2003 include other income of $267, which represents the Company’s portion of the fair value of stock received from its life and disability insurance provider resulting from the insurance company’s 2001 demutualization.

(2)	On September 26, 2002, the Company sold its Solid State Products Division (“SSPD”). The net pretax loss of $3,004 included approximately $2,525 for the write-off of goodwill.

(3)	EBITDA represents earnings before provision for income taxes, interest expense, depreciation and amortization and impairment charges. In the first quarter of 2004 and in fiscal year 2003, EBITDA was affected by fees paid to Leonard Green & Partners of $90 and $386, expenses paid in connection with the Transactions of $430 and $391, due diligence expenses related to the potential sale of our San Carlos, California property of $39 and $506, compensation expense from stock issued at less that fair value of $0 and $790, compensation expense from stock options issued at less than fair value of $94 and $220, and a gain related to the demutualization of employee benefit plans of $0 and $267, respectively. In fiscal year 2002, EBITDA also excluded the non-cash write-off of goodwill associated with the sale of SSPD of $2,525 and the non-cash impairment loss of $508 related to plant and equipment used in the satellite communications equipment segment. In fiscal year 1999, EBITDA excludes a charge of $140 related to the purchase accounting write-up of inventory. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance or net cash provided by operating activities in accordance with GAAP as a measure of liquidity.

      The following table reconciles EBITDA to net (loss) income.

						14-Week	13-Week
						Period	Period
	Fiscal Year					Ended	Ended
						January 3,	January 2,
	1999	2000	2001	2002	2003	2003	2004

						(Unaudited)
Net (loss) income	$(9,658)	$(11,592)	$(18,847)	$(6,733)	$16,548	$2,536	$4,839
Depreciation and amortization(7)	13,635	15,316	13,346	11,304	6,293	1,717	1,424
Interest expense	17,805	18,663	20,734	16,508	14,540	3,670	3,559
Income tax expense	605	1,232	2,950	4,554	10,076	1,504	3,287
Write-off of goodwill	—	—	—	2,525	—	—	—
Impairment to property, plant and equipment	—	—	—	508	—	—	—
Charge for purchase accounting write-up of inventory	140	—	—	—	—	—	—

EBITDA	$22,527	$23,619	$18,183	$28,666	$47,457	$9,427	$13,109

      The following table reconciles EBITDA to net cash provided by operating activities.

						14-Week	13-Week
						Period	Period
	Fiscal Year					Ended	Ended
						January 3,	January 2,
	1999	2000	2001	2002	2003	2003	2004

						(Unaudited)
Net cash provided by operating activities	$6,282	$9,897	$6,513	$44,020	$35,261	$13,328	$6,194
Changes in operating assets and liabilities	(541)	(3,908)	848	(30,259)	(9,971)	(8,739)	501
Net (losses) gains on disposition of assets	(61)	(212)	792	(187)	(92)	(13)	(23)
Interest accrued on stockholder loans	49	47	48	42	33	9	8
Loss on liquidation of capital lease	—	—	—	(73)	—	—	—
Deferred taxes	—	(289)	(11,360)	(3,500)	—	—	—
Compensation expense from stock issued at less than fair value	—	—	—	—	(790)	—	—
Compensation expense from stock options issued at less than fair value	—	—	—	—	(220)	—	(94)
Net (loss) gain of sale of SSPD	—	—	—	(3,004)	136	—	—
(Allowance for) recovery of doubtful accounts	(543)	(523)	(355)	(331)	(133)	5	22
Amortization of deferred debt issuance costs	(1,209)	(1,288)	(1,987)	(1,629)	(1,383)	(337)	(345)
Non-cash write-off of goodwill	—	—	—	2,525	—	—	—
Charge for purchase accounting write-up of inventory	140	—	—	—	—	—	—
Income tax expense	605	1,232	2,950	4,554	10,076	1,504	3,287
Interest expense	17,805	18,663	20,734	16,508	14,540	3,670	3,559

EBITDA	$22,527	$23,619	$18,183	$28,666	$47,457	$9,427	$13,109

(4)	EBITDA margin represents EBITDA divided by sales.

(5)	Operating income margin represents operating income divided by sales.

(6)	Net (loss) income margin represents net (loss) income divided by sales.

(7)	Depreciation and amortization excludes amortization of deferred debt issuance costs, which are included in interest expense.

(8)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges less capitalized interest. Fixed charges consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses that management considers to be a reasonable approximation of interest. Earnings were insufficient to cover fixed charges by $2,179 in fiscal year 2002, $15,897 in fiscal year 2001, $10,360 in fiscal year 2000 and $9,053 in fiscal year 1999.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion reflects the consolidated results of Holding, as the predecessor of CPI Holdco, which should be read in conjunction with the consolidated financial statements of Holding, to which CPI Holdco became the successor for financial reporting purposes as a result of the Transactions, and the notes thereto included elsewhere in this prospectus:

Overview

      We are a leading designer, manufacturer and global marketer of VEDs, satellite communications amplifiers, medical x-ray generators and other related products for critical defense and commercial applications. Our defense applications include radar, electronic warfare and communications end markets and our commercial applications include communications, medical, industrial and scientific end markets. Communications applications consist of applications for military and commercial satellite communications uses and broadcast uses. The Company defines and discusses its recorded orders and sales trends by these end markets in order to more clearly describe its business to outside investors. Internally, however, the Company is organized into five operating divisions that are differentiated based on products operating in two segments. Four of these operating divisions comprise the Company’s VED segment. The Company also has a satellite communications equipment segment. Segment data is included in the notes to the consolidated financial statements of Holding included elsewhere in this prospectus.

      The Company’s fiscal year is the 52- or 53-week period which ends on the Friday nearest September 30. Fiscal year 2004 will be comprised of the 52-week period ending October 1, 2004. Fiscal year 2003 was comprised of the 53-week period ended October 3, 2003, fiscal year 2002 was comprised of the 52-week period ended September 27, 2002 and fiscal year 2001 was comprised of the 52-week period ended September 28, 2001. The first quarter of fiscal year 2004 was comprised of 13 weeks, whereas the first quarter of fiscal year 2003 was comprised of 14 weeks.

      Orders recorded during the first quarter of fiscal year 2004 were $73.4 million, as compared to $75.3 million for the first quarter of fiscal year 2003. The $1.9 million or 2.5% decrease is not considered significant as order levels fluctuate from quarter to quarter based on the timing of when actual order receipts are received. The various increases and decreases within the markets discussed below are primarily related to timing rather than to any material changes in the Company’s markets. Electronic warfare orders for the first quarter of fiscal year 2004 were $7.9 million, a decrease of $3.6 million from the first quarter of fiscal year 2003. The decrease is due primarily to timing of order releases from quarter to quarter by OEMs and government logistics agencies, and annual orders in this market are expected to be consistent with fiscal year 2003 levels. Medical orders decreased by $1.0 million to $6.2 million in the first quarter of fiscal year 2004, as compared to the first quarter of fiscal year 2003, due principally to the timing of orders from established customers. Communications orders decreased $3.6 million to $19.4 million, as compared to the first quarter of fiscal year 2003, due primarily to a large order from a direct-to-home service supplier that did not reoccur in the first quarter of fiscal year 2004. However, the Company received another large order from a direct-to-home service supplier in January 2004.Industrial orders increased $3.4 million to $5.2 million in the first quarter of fiscal year 2004 from $1.8 million in the comparable period of fiscal year 2003, due primarily to increased orders from the Company’s stocking distributor. Orders from this distributor were weak throughout fiscal year 2003 but are expected to return to normal levels in fiscal year 2004. Radar and scientific orders for the first quarter of fiscal year 2004 increased by $1.4 million and $1.6 million, respectively, as compared to the first quarter of 2003, due principally to fluctuations in the timing of order receipts.

      Orders recorded increased during fiscal year 2003 compared to fiscal year 2002. This increase reflects higher demand for products in the radar, electronic warfare, communications and medical markets. The order increase was offset in part by declines in orders in the industrial and scientific markets in fiscal year 2003 from fiscal year 2002. We expect orders for fiscal year 2004 to be down from our record high fiscal year 2003 levels because orders from the DoD are not expected to be as robust as they were in 2003 and orders in the satellite communications market are not recurring at the same levels as in fiscal year 2003. Incoming order levels fluctuate significantly on a quarterly or annual basis and a particular quarter or year’s order rate may not be indicative of future order levels. In addition, the Company’s sales are highly dependent upon manufacturing scheduling and performance and, accordingly, it is not possible to accurately predict when orders will be recognized as sales.

      Our order backlog consists of firm orders for which goods and services are yet to be provided. As of January 2, 2004, the Company had an order backlog of $178.1 million, representing approximately eight months of sales, compared to an order backlog of $159.0 million, representing approximately seven months of sales, as of January 3, 2003. Order backlog increased during the first quarter of fiscal year 2004 by $6.0 million from $172.1 million at the end of fiscal year 2003. Although orders can be and sometimes are modified or terminated, the amount of modifications and terminations has historically not been material compared to total contract volume.

      Sales for fiscal year 2003 were $265.4 million compared to sales of $251.2 million in fiscal year 2002, an increase of $14.2 million, or 5.7%. This increase was primarily related to higher sales in the radar and medical markets. Sales in the radar market increased $9.4 million to $102.6 million in fiscal year 2003 due to continued growth in the U.S. defense budget, including an expanded emphasis on addressing terrorism and homeland security. This budgetary increase has resulted in an increase in new radar system development and deployment, including an increase in the rate at which naval surface combat ships are being built. The Company’s increased sales in this market are due to its strong participation in these new initiatives and platforms and to increased upgrade and replenishment programs. Sales of products in the medical market of $38.2 million have increased $8.9 million, or 30.4% from fiscal year 2002 due to higher sales of VEDs used in cancer therapy systems and magnetic resonance imaging, and x-ray generator and power supply products used in x-ray imaging. The increase in sales in the radar and medical markets were offset in part by a $4.2 million decrease in sales in the industrial market attributable primarily to a weak semiconductor market. With respect to the remaining markets, sales for fiscal year 2003 remained stable as compared to fiscal year 2002 levels.

      The Company’s costs and expenses consist of cost of goods sold and operating expenses, a portion of which is incurred in Canadian dollars. See “— Quantitative and Qualitative Disclosures About Market Risk” below. Costs of goods sold generally include costs for raw materials, manufacturing costs, including allocation of overhead and other indirect costs, charges for reserves for excess and obsolete inventory, warranty claims and losses on fixed-price contracts. Operating Expenses generally consist of research and development, selling and marketing and general and administrative expenses. As described below, prior to fiscal year 2003, our operating expenses included amortization of goodwill.

Critical Accounting Policies

      Management is required to make judgments, assumptions and estimates in preparing its financial statements and related disclosures in conformity with accounting principles generally accepted in the United States. The following critical accounting policies are those policies that management believes affect its more significant estimates and assumptions used in preparation of its consolidated financial statements.

Revenue Recognition

      The estimated sales values of performance under certain contracts with commercial customers and under our U.S. Government fixed-price and fixed-price incentive contracts are recognized under the percentage of completion method of accounting. When applying the percentage of completion method, the Company relies on estimates of total expected contract revenue and costs. Recognized revenues and profit are subject to revisions as the contract progresses towards completion.

Allowance for Doubtful Accounts

      The Company monitors the creditworthiness of its customers based on a variety of factors, including the length of time the receivables are past due, the financial health of the customer, economic conditions and historical experience. If collectibility is considered uncertain, then the Company will record a reserve to reduce the receivable to the amount considered collectable. If circumstances change, then further adjustments could be required.

Warranty Reserves

      The Company’s products are generally subject to warranties, and the Company provides for the estimated future costs of repair, replacement or customer accommodation at the time of sale as an additional cost of sales. Management’s estimates are based on historical costs for warranty and adjusted when circumstances indicate that future costs are expected to vary from historical levels. If actual product failure rates or material usage incurred differs from the Company’s estimates, then revisions to the estimated warranty liability would be required.

Inventory Valuation and Fixed Price Contract Reserves

      Inventories are stated at the lower of average cost or market (net realizable value). The carrying value of inventory is reduced for estimated obsolescence or unmarketability based upon assumptions about future demand, market conditions, product lifecycles and product pricing. If the Company’s assumptions were to be substantially different than estimated, further adjustments could be required. While these estimates require management to make assumptions and judgments, management believes its understanding of the markets and customers the Company serves, as well as the mature nature of many of the products the Company manufactures, provides it with the ability to make reliable estimates. Management also evaluates the carrying value of inventory for lower of cost or market on an individual product or contract basis. Analyses are performed based on the estimated costs at completion and if necessary, a provision is recorded to properly reflect the inventory value of the products or contracts at the lower of cost or net realizable value (selling price less estimated cost of disposal). If estimated contract costs, based on these analyses, for fixed-price contracts, which represent virtually all of our contracts, are significantly higher than originally estimated, provisions are also required, and in such a case, the Company records a reserve that is charged to costs of goods sold.

Impairment of Long-Lived Assets

      The Company reviews long-lived assets, excluding intangible assets that are covered by Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to future net cash flows expected to be generated from the operation and sale of long-lived assets. If such assets are considered to be impaired, the Company’s carrying value is reduced to its estimated fair value with a charge to general and administrative at the time of the reduction. Adverse changes in the customers and markets served by the Company could result in future impairments of long-lived assets.

Goodwill and Intangible Asset Impairment

      Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Upon adoption of SFAS No. 142, the Company performed a goodwill impairment test in the first quarter of fiscal year 2003. The Company also performed another goodwill impairment test during the fourth quarter of the 2003 fiscal year. No impairment was noted based on either test. Goodwill and certain other corporate assets and liabilities are assigned to the reporting units which are consistent with the Company’s operating divisions. The fair value of the reporting units are then compared to the carrying value to determine if there is any potential impairment. The process of evaluating potential impairment is subjective and requires judgments regarding revenue forecasts, discount rates, and weighted average cost of capital among other things. Adverse changes in the industries served by the Company, customer demand or other market conditions could result in future impairments of goodwill.

Results of Operations

      The following table sets forth Holding’s historical results of operations as a percentage of sales for each of the periods indicated.

				14-Week	13-Week
				Period	Period
	Fiscal Year			Ended	Ended
				January 3,	January 2,
	2001	2002	2003	2003	2004

				(Unaudited)
Sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	82.0	76.5	69.3	72.9	69.0

Gross profit	18.0	23.5	30.7	27.1	31.0
Research and development	2.1	2.3	2.6	2.3	2.5
Selling and marketing	6.4	6.4	5.9	6.4	5.3
General and administrative(a)	7.7	7.9	6.8	5.9	6.1
Loss (gain) on sale of SSPD(b)	—	1.2	(0.1)	—	—

Operating income	1.8	5.7	15.5	12.5	17.1
Interest expense	7.6	6.6	5.5	6.0	5.2

(Loss) income before taxes	(5.8)	(0.9)	10.0	6.5	11.9
Income tax expense	1.1	1.8	3.8	2.4	4.8

Net (loss) income	(6.9)%	(2.7)%	6.2%	4.1%	7.1%

Other Data:
EBITDA(c)	6.7%	11.4%	17.9%	15.3%	19.2%

(a)	General and administrative expense includes foreign currency gain (loss).

(b)	On September 26, 2002, the Company sold its Solid State Products Division (“SSPD”). The net pretax loss of $3.0 million included approximately $2.5 million for the write-off of goodwill. See the comparison of fiscal year 2003 to fiscal year 2002 and the comparison of fiscal year 2002 to fiscal year 2001 below.

(c)	EBITDA represents earnings before provision for income taxes, interest expense, depreciation and amortization and impairment charges. In the first quarter of 2004 and in fiscal year 2003, EBITDA was affected by fees paid to Leonard Green & Partners of $90 and $386, expenses paid in connection with the Transactions of $430 and $391, due diligence expenses related to the potential sale of our San Carlos, California property of $39 and $506, compensation expense from stock issued at less that fair value of $0 and $790, compensation expense from stock options issued at less than fair value of $94 and $220, and a gain related to the demutualization of employee benefit plans of $0 and $267, respectively. In fiscal year 2002, EBITDA also excludes the non-cash write-off of goodwill associated with the sale of SSPD of $2,525 and the non-cash impairment loss of $508 related to plant and equipment used in the satellite communications equipment segment. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance or net cash provided by operating activities in accordance with GAAP as a measure of liquidity. For reconciliation of EBITDA to Income before taxes, see Note 13 of the Notes to Consolidated Financial Statements and Note 5 of the Notes to Unaudited Consolidated Condensed Financial Statements.

First Quarter Fiscal Year 2004 compared to First Quarter Fiscal Year 2003

      Sales. Sales for the first quarter of fiscal year 2004 were $68.3 million, an increase of $6.7 million or 10.9%, from the same period in fiscal year 2003. Radar and electronic warfare sales were $25.7 million and $6.3 million for the first quarter of fiscal year 2004, respectively, which represents increases of $2.3 million and $1.8 million, respectively, from the first quarter of fiscal year 2003. These increases were due to increased spending by the DoD for VEDs that are sold in these markets. Communications sales in the first quarter of fiscal year 2004 were $2.9 million lower than the prior year level due primarily to the timing of shipments from quarter to quarter and somewhat lower demand for communications products. The increased sales of products in the medical market of $1.7 million were due to increased demand for x-ray generators and VED products for the medical market. Increased sales in the industrial market of $2.2 million were due to higher demand for semiconductor products. Scientific sales were $3.0 million, an increase of $1.6 million from the first quarter of fiscal year 2003, due primarily to higher VED shipments to the Department of Energy.

      Gross Margin. Gross profit was $21.2 million in the first quarter of fiscal year 2004, compared to $16.7 million for the same period in fiscal year 2003, an increase of $4.5 million or 26.9%. Higher shipment volume improved gross profit by approximately $2.9 million. As a percentage of sales, gross margin was 31.0% in the first quarter of fiscal year 2004, compared to 27.1% for the same period in fiscal year 2003. This increase in gross profit was offset somewhat by unfavorable movements in foreign currency exchange rates, primarily due to the weakness of the U.S. dollar relative to the Canadian dollar. The first quarter of fiscal year 2004 gross margin is consistent with the average for the prior three quarters (31.8%), with improvement in margins beginning in the second quarter of fiscal year 2003. The increase in gross profit as a percentage of sales since the first quarter of fiscal year 2003 resulted primarily from gains in production efficiencies, increase in sales volume, resolution of technical problems for products and in manufacturing, favorable product mix, improved pricing for certain products and completion of contracts with lower pricing in prior periods.

      Research and Development Expenses. Research and development expenses were $1.7 million, or 2.5% of sales, for the first quarter of fiscal year 2004, compared to $1.4 million, or 2.3% of sales, for the first quarter of fiscal year 2003. The increase is primarily attributable to additional development efforts on products for the radar and medical markets.

      Selling, Marketing, General and Administrative Expenses. Selling, marketing, general and administrative expenses were $7.8 million, or 11.4% of sales, for the first quarter of fiscal year 2004, compared to $7.5 million, or 12.3% of sales, for the first quarter of fiscal year 2003. Selling and marketing expenses decreased by $0.3 million to $3.6 million from the first quarter of fiscal year 2003, due primarily to lower third party commission costs and the timing of expenses for promotion and advertising. General and administrative expenses increased by $0.5 million to $4.1 million from the first quarter of fiscal year 2003, due primarily to expenses associated with the Merger.

      EBITDA. EBITDA for the first quarter of fiscal year 2004 was $13.1 million, or 19.2% of sales, compared to $9.4 million, or 15.3% of sales, for the first quarter of fiscal year 2003. This increase in EBITDA is attributable primarily to the improvement in gross margin as discussed above. For reconciliation of EBITDA to Income before taxes, see Note 5 of the Notes to Consolidated Condensed Financial Statements. For a reconciliation of EBITDA to net (loss) income and to net cash provided by operating activities, see footnote 2 in “Selected Historical Consolidated Financial Data”.

      Interest Expense. Interest expense was $3.6 million, or 5.2% of sales, for the first quarter of fiscal year 2004 as compared to $3.7 million, or 6.0% of sales, for the first quarter of fiscal year 2003. Interest expense did not change significantly from the first quarter of fiscal year 2003. However, interest expense will increase in the future as a result of the consummation of the Transactions.

      Income Tax Expense. Income tax expense for the first quarter of fiscal year 2004 was $3.3 million compared to $1.5 million for the first quarter of fiscal year 2003. The tax expense for the first quarter of fiscal year 2004 represents an effective tax rate of approximately 40% compared to an effective tax rate of approximately 37% for the first quarter of fiscal year 2003. The lower effective tax rate in fiscal year 2003 was due to the expected utilization of net operating loss carryforwards in fiscal year 2003.

      Net Income. Income before taxes and preferred dividends was $8.1 million for the first quarter of fiscal year 2004 compared to income before taxes and preferred dividends of $4.0 million for the corresponding period of fiscal year 2003, an increase of $4.1 million. Net income after taxes but before preferred dividends was $4.8 million for the first quarter of fiscal year 2004, an improvement of $2.3 million compared to net income after taxes but before preferred dividends of $2.5 million for the first quarter of fiscal year 2003.

Fiscal Year 2003 Compared to Fiscal Year 2002

      Sales. Sales for fiscal year 2003 of $265.4 million were $14.2 million higher than the prior year level of $251.2 million due primarily to increased demand for radar and medical products. Radar sales in fiscal year 2003 increased $9.4 million from fiscal year 2002 to $102.6 million due to growth in the U.S. defense budget related to the DoD’s recent expanded emphasis on addressing terrorism and homeland security. This funding has resulted in an increase in new radar system development and deployment, including increases in the rate at which naval surface combat ships are being built. Sales of products in the medical market of $38.2 million have increased by $8.9 million, or 30.4%, from fiscal year 2002 due to sales of VEDs in cancer treatment applications and the Company’s x-ray generator products. Electronic warfare and scientific sales were $22.5 million and $8.3 million, respectively, which represents increases of $0.8 million and $1.6 million, respectively, from fiscal year 2002. These increases were offset in part by decreased sales in the communications and industrial markets. Communications sales were $82.5 million, a decrease of $2.3 million, or 2.7%, from fiscal year 2002 sales of $84.8 million. The decrease is primarily a result of the Company’s exit from the solid state business at the end of fiscal year 2002. The solid state business contributed approximately $3.5 million in sales in fiscal year 2002. Sales in the industrial market decreased $4.2 million from fiscal year 2002 due primarily to a weak semiconductor market.

      Gross Margin. Gross margin as a percentage of sales increased to 30.7% in fiscal year 2003 from 23.5% of sales in fiscal year 2002. The increase in gross profit as a percentage of sales resulted primarily from gains in production efficiencies, increase in sales volume, the relocation of the Satcom manufacturing facility, resolution of technical problems for products and manufacturing, favorable product mix, improved pricing for certain products and completion of contracts with lower pricing in prior periods. In addition, gross profit for fiscal year 2003 does not include lower margin products from the Solid State Products Division (“SSPD”) that was sold in September of 2002. In addition, margin fluctuations are expected from period to period due to the variation in the mix of products sold during any period.

      Research and Development Expenses. Research and development expenses in fiscal year 2003 increased by $1.0 million to $6.9 million, or 2.6% of sales, compared to fiscal year 2002’s level of $5.9 million, or 2.3% of sales. The increase can be attributed to new product development including outdoor amplifiers for the satellite communications market, new low cost x-ray generators for the medical market and air-cooled transmitter products for the synthetic aperture radar market.

      Selling, Marketing, General and Administrative Expenses. Selling, marketing, general and administrative expenses in fiscal year 2003 were $33.6 million, or 12.7% of sales, compared to $35.9 million, or 14.3% of sales, in fiscal year 2002. The total amount of selling and marketing costs decreased slightly as compared to fiscal year 2002. General and administrative costs decreased by $1.8 million to $17.9 million from fiscal year 2002. The decrease relates to the elimination of goodwill amortization expense in fiscal year 2003 upon adoption of SFAS No. 142, a reduction in capital lease amortization related to the Company’s enterprise resource planning system which was fully amortized in fiscal year 2002, and elimination of operating expenses from the SSPD that was sold in September 2002. The decreases in general and administrative expenses were offset in part by a stock compensation expense of $0.8 million recorded by the Company related to 100,000 shares of common stock purchased by certain executive officers for $0.1 million in cash in March 2003 at a price subsequently determined to be less than market value, as determined by an independent appraisal. In addition, $0.2 million of stock compensation expense was recognized related to stock option grants in fiscal year 2003.

      Gain on Sale of SSPD. The $0.1 million gain on sale of SSPD represents a principal payment on the unsecured promissory note due from KMIC Technology Inc. for the purchase of the SSPD. See further discussion of the sale of SSPD under “— Fiscal Year 2002 Compared to Fiscal Year 2001” below.

      EBITDA. EBITDA was $47.5 million, or 17.9% of sales, in fiscal year 2003 compared to EBITDA of $28.7 million, or 11.4% of sales, in fiscal year 2002. The increase in 2003 can be attributed primarily to the improvement in gross margins as discussed above, coupled with the impact of lower operating costs. For a reconciliation of EBITDA to net (loss) income and to net cash provided by operating activities, see footnote 2 in “Selected Historical Consolidated Financial Data”.

      Interest Expense. Interest expense in fiscal year 2003 was $14.5 million, a decrease of $2.0 million from fiscal year 2002. The decrease can be attributed primarily to the prepayment of the $20.0 million term loan in June 2002. The interest on the term loan was accrued at a rate equal to the prime rate plus 5.50%, which resulted in approximately $1.7 million of interest expense in fiscal year 2002.

      Net Income. Income before taxes and preferred dividends was $26.6 million for fiscal year 2003 compared to a loss before taxes and preferred dividends of $2.2 million for fiscal year 2002. Net income after taxes but before preferred dividends was $16.5 million, an improvement of $23.3 million compared to losses of $6.7 million for fiscal year 2002. The tax expense for fiscal year 2003 represents an effective tax rate of approximately 38%. The Company’s net loss for fiscal year 2002 reflected income tax expense in spite of a consolidated pretax loss, as a result of the recognition of a 100% valuation allowance for net operating losses previously recognized.

Fiscal Year 2002 Compared to Fiscal Year 2001

      Sales. Sales for fiscal year 2002 of $251.2 million were $21.3 million lower than the prior year level of $272.5 million due primarily to the continued weakness in the commercial communications market. Communications sales were $84.8 million, a decrease of $25.0 million, or 22.8%, from fiscal year 2001 sales of $109.8 million. Industrial and electronic warfare sales were $15.5 million and $21.7 million, respectively, which represents a decrease of $4.5 million and $0.2 million, respectively, from fiscal year 2001. Radar, medical and scientific sales, on the other hand, increased by $5.3 million, $1.9 million and $1.2 million, respectively from fiscal year 2001. Sales in the radar and scientific markets of $93.2 million and $6.7 million, respectively, have benefited from increased military and research spending. Sales of products in the medical market of $29.3 million have increased due to sales of VEDs in cancer treatment applications and the Company’s new line of generators used in x-ray applications.

      Gross Margin. Gross margin as a percentage of sales increased 5.5% to 23.5% in fiscal year 2002 from 18.0% of sales in fiscal year 2001. Gross margins were negatively affected in fiscal year 2001 by higher start-up and warranty costs on several new satellite communications products and increased provisions for potentially excess and obsolete inventories. In addition, margin fluctuations are expected from period to period due to the variation in the mix of products sold during any period.

      Research and Development Expenses. Research and development expenses in fiscal year 2002 increased by $0.1 million to $5.9 million, or 2.3% of sales, compared to fiscal year 2001’s level of $5.8 million, or 2.1% of sales. The slight increase can be attributed to increased research and development activities at the Company’s satellite communications equipment segment offset by increased customer funded development at the Company’s division in Beverly, Massachusetts.

      Selling, Marketing, General and Administrative Expenses. Selling, marketing, general and administrative expenses in fiscal year 2002 were $35.9 million, or 14.3% of sales, compared to $38.6 million, or 14.1% of sales, in fiscal year 2001. Selling and marketing costs decreased approximately $1.5 million in fiscal year 2002 due primarily to reductions in commissions as a result of weaker sales, lower headcount in Europe and various cost reduction programs. General and administrative costs decreased by $1.3 million to $19.8 million from fiscal year 2001. The decrease primarily relates to reduced general and administrative costs associated with the relocation of the satellite communications division’s production operations to Canada as well as a reduction in overall spending due to cost reduction programs in place. These decreases were offset in part by higher management performance incentives. In addition, fiscal year 2001 general and administrative costs included a gain of $0.9 million on the sale of rental property in Beverly, Massachusetts.

      Loss on Sale of SSPD. On September 26, 2002, the Company sold SSPD to KMIC Technology, Inc., a company owned by the former management of SSPD. The Company received approximately $0.9 million in cash and a $0.3 million unsecured promissory note. The sale resulted in a fourth quarter charge to operations of approximately $3.0 million which represents the book value of the net assets sold including approximately $2.5 million in goodwill and costs and expenses of the transaction, net of $0.9 million of cash received from the sale of the operation’s net assets. Due to the uncertainty of ultimate collection, the proceeds from the promissory note will be recognized when the cash payments are received.

      EBITDA. EBITDA was $28.7 million, or 11.4% of sales, in fiscal year 2002 compared to EBITDA of $18.2 million, or 6.7% of sales, in fiscal year 2001. The increase in 2002 can be attributed primarily to improved margins coupled with the impact of lower operating costs including costs incurred associated with the Company’s consolidation activities. Fiscal year 2002 includes $0.9 million of costs associated with consolidation activities compared to $7.1 million in fiscal year 2001. In addition, fiscal year 2002 EBITDA includes $0.5 million of costs associated with the sale of SSPD. For a reconciliation of EBITDA to net (loss) income and to net cash provided by operating activities, see footnote 2 in “Selected Historical Consolidated Financial Data”.

      Interest Expense. Interest expense in fiscal year 2002 was $16.5 million, a decrease of $4.2 million from fiscal 2001. The decrease is due primarily to a reduction in outstanding debt as well as lower interest rates.

      Net Loss. Loss before taxes and preferred dividends was $2.2 million for fiscal year 2002 compared to a net loss before taxes and preferred dividends of $15.9 million for fiscal year 2001. Net loss after taxes but before preferred dividends was $6.7 million, an improvement of $12.1 million compared to losses of $18.8 million for fiscal year 2001. In spite of a consolidated pretax loss, a provision for income tax expense was booked in fiscal year 2002 based on the establishment of a 100% valuation allowance. The fiscal year 2001 provision for income tax expense was primarily due to the release of amounts previously accrued for potential examinations by tax authorities, and deferred income tax expense resulting from the recognition of a 100% valuation allowance for net operating losses previously recognized, carryforwards in the United States and foreign taxes.

Financial Condition

      On January 5, 2004, the Company redeemed an aggregate principal amount of $26.0 million of its outstanding 12% Senior Subordinated Notes. On January 23, 2004, the closing date of the Merger, the Company redeemed the outstanding Junior Preferred Stock and issued a notice of redemption for the remaining 12% Senior Subordinated Notes and the outstanding Senior Preferred Stock. The remaining $74.0 million of outstanding 12% Senior Subordinated Notes and the outstanding Senior Preferred Stock were redeemed on February 22, 2004. See “Prospectus Summary — The Transactions”.

      On the closing date of the Transactions, the Company issued the notes and entered into a new credit facility. As of January 2, 2004, on a pro forma basis, after giving effect to the Transactions as if they had occurred on such date, the Company would have had $90.0 million outstanding under its term loan facility and availability of $40.0 million under its six-year revolving credit facility. See “Prospectus Summary — The Transactions”.

      Contractual Obligations. The following table provides a summary of the effect on liquidity and cash flows from the Company’s contractual obligations as of October 3, 2003, on a pro forma basis, after giving effect to the Transactions as if they had occurred on such date:

	Due in Fiscal Years

						2009 and
Contractual Obligations:	2004	2005	2006	2007	2008	Thereafter	Total

(Dollars in thousands)
Debt obligations	$450	900	900	900	900	210,950	$215,000
Noncancellable operating leases	1,127	888	268	80	71	2,436	$4,870

Total cash obligations	$1,577	1,788	1,168	980	971	213,386	$219,870

Standby letters of credit	$3,317	2,018	—	—	—	—	$5,335

      In addition, subsequent to the Merger, Holding merged into CPI in the Intercompany Merger, which resulted in the termination of the prior intercompany sale-leaseback arrangement between CPI and Holding with respect to the Company’s San Carlos facility.

      Unless otherwise noted below, the following discussion of the Company’s historical activities does not reflect the Transactions or the Intercompany Merger.

      Operating Activities. As of January 2, 2004, the Company’s cash and cash equivalents were $38.1 million, as compared to $33.8 million at October 3, 2003. In the first quarter of fiscal year 2004, the Company’s $4.3 million increase in cash and cash equivalents relates to $6.2 million of cash generated from operating activities, offset in part by $0.2 million net cash used in investing activities and $1.6 million used in financing activities. Cash provided by operating activities in the first quarter of fiscal year 2004 was generated primarily from $4.8 million in net income. In the first quarter of fiscal year 2003, the Company’s $10.2 million increase in cash and cash equivalents relates to $13.3 million of cash generated from operating activities, offset in part by $0.3 million net cash used in investing activities and $2.9 million used in financing activities. Cash provided by the Company’s operating activities in the first quarter of fiscal year 2003 was generated primarily from $2.5 million in net income, $4.4 million in advance payments from customers, and $4.1 million in inventory reduction.

      As of October 3, 2003, the Company’s cash and cash equivalents were $33.8 million, as compared to $2.7 million at September 27, 2002. The majority of the $31.1 million increase relates to cash generated from operating activities, offset in part by cash used in investing and financing activities in fiscal year 2003 of $2.9 million for the Company. Cash provided by operating activities of $35.3 million was generated primarily from $16.5 million in net income, non-cash depreciation and amortization of $7.7 million and increases in current liabilities of $9.2 million. Cash provided by operating activities in fiscal year 2002 was $44.0 million despite a net loss of $6.7 million due to significant reductions in accounts receivable and inventories from the prior year.

      Investing Activities. Net cash used in investing activities in the first quarter of fiscal year 2004 and fiscal year 2003 was for the purchase of property, plant and equipment of $0.2 million and $0.3 million, respectively. Net cash used in investing activities was $2.9 million in fiscal year 2003, $2.5 million in fiscal year 2002 and $3.8 million in fiscal year 2001. Net cash used in investing activities was comprised principally of investment in property, plant and equipment totaling $3.1 million in fiscal year 2003, $3.4 million in fiscal year 2002, and, excluding the effects of the intercompany sale-leaseback arrangement between Holding and CPI, which was terminated as a result of the Intercompany Merger, $5.8 million in fiscal year 2001. The use of cash for investment of the Company in property, plant and equipment in fiscal year 2003 and 2002 was partially offset by cash proceeds from the fiscal year 2002 sale of SSPD of $0.1 million and $0.9 million, respectively. The use of cash for investment in property, plant and equipment in fiscal year 2001 was partially offset by cash proceeds for the sale of property, plant and equipment of $1.9 million.

      The Company’s continuing operations typically do not have large capital requirements. Capital expenditures are generally made to replace existing assets, increase productivity, facilitate cost reductions or meet regulatory requirements. The Company expects the level of capital expenditures in fiscal year 2004 to be moderately higher than fiscal year 2003 levels; however, the Company will continue to manage capital expenditures consistent with business conditions.

      Financing Activities. Net cash used in financing activities in the first quarter of fiscal year 2004 was primarily for the $1.6 million repayment of bank overdraft. Net cash used in financing activities in the first quarter of fiscal year 2003 was primarily for the $2.3 million repayment of bank overdraft, $0.3 million payment of debt issue costs and $0.3 million repayment on the mortgage on the San Carlos property.

      Financing activities during fiscal year 2003 were related primarily to payment of debt issuance costs and principal on mortgage financing offset by proceeds from the sale by Holding of common stock to members of management.

      In a further effort to provide capital and liquidity in the long term and in an effort to decrease production costs and more efficiently use the Company’s facilities, the Company relocated its Satcom Division’s production operation from Palo Alto, California to its facility in Ontario, Canada during fiscal year 2001 and 2002. Also, during fiscal year 2001, the Company relocated its administrative offices into a single building in Palo Alto.

      Generally, there can be no assurance that the combination of cash generated by operations, borrowing availability from the Company’s Senior Credit Facilities and additional financing will be sufficient to meet the Company’s cash requirements. If the Company is unable to satisfy such cash requirements from these sources, the Company may adopt one or more alternatives, such as reducing or delaying capital expenditures, reducing discretionary costs, and negotiating an increase to the Company’s borrowing capacity under its Senior Credit Facilities, although there can be no assurances that such alternatives will be available on acceptable terms, if at all.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets”. See “— Critical Accounting Policies” above.

      The FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, in August 2001, and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, in October 2001. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002 and requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which it incurs the obligation. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. It provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of”. The Company adopted these Statements on September 28, 2002. The adoption did not have a material impact on the Company’s consolidated financial position or results of operations.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. SFAS No. 145 amends SFAS No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 are effective in fiscal years beginning after May 15, 2002, with early adoption permitted, and, in general, are to be applied prospectively. The Company adopted this Statement on September 28, 2002. The adoption did not have a material impact on the Company’s consolidated financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit and Disposal Activities”. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of SFAS No. 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002. Adoption of this statement did not have a material effect on the Company’s consolidated financial position or results of operations.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee. The recognition requirement is effective for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company’s consolidated financial position or results of operations.

      In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of SFAS 123”. SFAS 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS 123, “Accounting for Stock-Based Compensation”. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the provisions under this Statement in the second quarter of fiscal year 2003. Adoption of SFAS 148 did not have a material impact on the Company’s consolidated financial position or results of operations.

      In January 2003, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, which addresses consolidation by business enterprises of variable interest entities which have one or both of the following characteristics: (1) The equity investment at risk is not sufficient to permit the entity to finance its activities without support from other parties and (2) the equity investors lack one or more of the defined essential characteristics of a controlling financial interest. This Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the participating parties. This Interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. On October 9, 2003, FASB Staff Position FIN 46-6, “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities” was issued. This delayed the effective date of this Interpretation for variable interest entities created before February 1, 2003 until January 3, 2004. The Company has evaluated the impact of the provisions of Interpretation 46 and it believes it will not have a material impact on the Company’s consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This Statement will be applied prospectively for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. Adoption of SFAS No. 149 in the Company’s fourth quarter did not have a material impact on the Company’s consolidated financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 requires that certain financial instruments with characteristics of both liabilities and equity be classified as liabilities in statements of financial position. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to existing financial instruments at the beginning of the first fiscal period beginning after December 15, 2003 for non-public entities. The Company believes that this Statement will not have a material impact on the Company’s consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

      The Company is exposed to interest rate risk on a portion of its outstanding debt, as well as foreign currency exchange rate risk inherent in its sales commitments, non-U.S. dollar denominated expenses and non-U.S. dollar denominated assets and liabilities. The Company regularly assesses the potential impact of these risks and does not anticipate any material losses in these areas. The Company does not use derivative financial instruments for speculative or trading purposes.

      As of January 2, 2004, on a pro forma basis, after giving effect to the Transactions, the Company would have had $125.0 million of fixed rate debt and $90.0 million of variable rate debt. A one percentage point increase in the interest rate would increase future interest expense by approximately $0.9 million per year on a pro forma basis.

      The majority of the Company’s revenue and expense activities are transacted in U.S. dollars. However, CPI incurs expenses, and receives limited revenue, in other currencies, primarily the Canadian dollar, the British pound, the Euro, the Australian dollar and the Swiss franc. The Company’s results of operations can be impacted through foreign currency exchange rate risk (a) to the balance sheet components (assets and liabilities) and (b) through its impact to foreign denominated expenses, primarily in Canada. The Company limits its foreign currency exchange rate risk to the balance sheet components primarily through natural hedging (offsetting foreign currency payables with foreign currency receivables). The most significant exposure to foreign denominated expenses is in Canada, where the Company estimates that a one cent strengthening in the Canadian dollar against the U.S. dollar will increase the Company’s costs of goods sold and operating expenses by $0.4 million on an annual basis, and a one cent weakening will cause a decrease of an equivalent amount. The Company may enter into forward contracts if necessary; these efforts would reduce, but not eliminate, the impact of foreign currency rate movements.

      The Company performed a sensitivity analysis, on a pro forma basis, after giving effect to the Transactions, in which it assessed the potential loss in future income from the impact of a 10% adverse movement in interest and foreign currency exchange rates on outstanding debt and non-U.S. dollar denominated assets and liabilities. The impact was determined based on the hypothetical change from shifts in the market rates over a period of one year. Other market sensitive financial instruments were not included in the analysis as they were not material. In terms of interest rate risk, a 10% adverse movement in the interest rate on the Company’s variable rate debt would result in a decrease in future net income of $0.1 million. In terms of foreign currency exchange rate risk to the balance sheet components (assets and liabilities), a 10% adverse movement in the levels of foreign currency exchange rates against the U.S. dollar with all other variables held constant would have virtually no effect on future net income as foreign payable and receivable balances have similar values, minimizing the foreign exchange exposure. The impact of adverse movement in foreign currency to foreign denominated expenses would only have a significant impact to the Company’s expenses in Canadian dollars, as summarized in the previous paragraph. Actual results, however, could differ materially.

BUSINESS

      We are a leading designer, manufacturer and global marketer of VEDs, satellite communications amplifiers, medical x-ray generators and other related products for critical defense and commercial applications. Both defense and commercial applications require the generation, control and transmission of high-power and high-frequency microwave and RF signals for which VED products are the most efficient technology. Our products are used for transmitting radar signals for location and tracking of threats and navigation, transmitting decoy and jamming signals for electronic warfare, transmitting and amplifying voice, data and video signals for broadcasting, the Internet and other types of communications, providing power and control for medical diagnostic imaging, generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications. Our products are vital elements of numerous high profile U.S. military programs such as the Navy’s Aegis surface combatants (the DDG-51 class destroyers and the CG-47 cruisers), the ALE-50 and ALE-55 electronic warfare decoy programs and virtually every U.S. military radar in service.

      We generate over 50% of our total sales from products for which we historically have been and currently are the sole provider to our customers. The majority of our VED products are consumable with an average life of between 3 and 7 years, and once they are installed in original equipment, they generate recurring sales of spares and repairs over the life of that equipment. We estimate that approximately 50% of our total sales are generated from sales of spares and repairs, which we believe, together with our installed base of existing products, provides a stable and recurring base of future sales. In the fiscal year ended October 3, 2003, we generated total sales of $265.4 million and net income of $16.5 million.

      VEDs are devices that use high energy electrons, in a vacuum, to generate and amplify microwave signals. We offer over 6,000 products, which generally have selling prices ranging from $2,000 to $50,000, with certain limited products priced up to $1,000,000. Our products include microwave and power grid VEDs, which generated over 70% of our total sales in fiscal year 2003, and non-VED products such as satellite communications amplifiers, medical x-ray generators, modulators and various other electronic power supply and control equipment and devices. We sell our products directly to procurement groups within the DoD, foreign military services and commercial customers as well as to OEMs and systems integrators for ultimate sales to these customers. We currently operate four manufacturing facilities in North America and sell and service our products and customers globally through our internal sales and marketing force of over 50 professionals and over 35 external sales organizations.

      Our worldwide government applications include defense electronics markets in radar, electronic warfare and communications and our sales of products for these applications, both direct and through OEMs and systems integrators, contributed to over 50% of our total sales in fiscal year 2003. We believe the defense end market provides us with a stable and growing base of sales due to the critical nature of VED technology in enabling over 90% of all high-power military microwave transmitters. The DoD has recognized VED technology as a national asset and a December 2000 DoD report concluded that 80% of the 272 fielded military systems using VEDs (which currently use over 185,000 VEDs) will still be in use in 2030 and will require replacement spares or upgrades. In addition, we believe that our defense business will benefit from our broad, market leading presence, the increase in defense spending generally and the recent expanded emphasis by the U.S. Government on addressing terrorism and homeland security.

      In addition to our strong presence in defense applications, we have successfully applied our key technology to commercial end markets, including communications, medical, industrial and scientific applications, which we believe enables us to leverage our 55 years of design experience and provides a diversified base of sales. In the communications market, we sell both VED and non-VED microwave amplifiers for satellite communication uplinks for broadcast, video, voice and data transmission. In the medical market, we supply VEDs used in radiation oncology systems primarily to Varian, with whom we have a long standing, sole provider relationship. We also supply x-ray generators, subsystems, software and user interfaces used in diagnostic imaging systems, a market where we have recently experienced significant growth.

Competitive Strengths

      We believe we are well positioned in our end markets and that our key competitive strengths are:

•	Large Installed Product Base with Recurring Spares and Repairs Sales. We provide products embedded within a large and growing installed base of defense systems and commercial systems for which we supply spares and repairs. We estimate that our products are installed on over 125 U.S. defense systems in addition to hundreds of commercial systems. This installed base and our sole provider position, which we estimate accounted for a majority of our total sales for fiscal year 2003, enable us to capture a long-term stream of spares and repairs sales over the life of these systems. We estimate that approximately 50% of our total sales are generated from sales of spares and repairs.

•	Significant Barriers to Entry. We compete in niche markets with significant barriers to entry. Management believes hundreds of millions of dollars would be needed to replicate the Company’s design and manufacturing capabilities. We believe the highly specialized nature of VED technology, the niche nature of our end markets and stringent product qualification requirements also create barriers to entry for potential new competitors.

•	Strong and Experienced Management Team with a Successful Track Record. Our management team is drawn from the Company’s strongest divisions and averages more than 20 years experience with the Company and Varian Associates, Inc. Since assuming its leadership responsibilities in 2001, our management team has instilled a culture that places a heavy emphasis on cost consciousness, profitable growth, meeting goals and targets and cash generation through efficient management of inventories, receivables, accounts payable and customer advances. In addition, management has consolidated several facilities, reduced labor costs, overhead and general and administrative expenses and renewed the Company’s commitment to operational excellence principles in its laboratories and factories. During the tenure of our management team, our operating income margins increased from 1.8% in fiscal year 2001, to 5.7% in fiscal year 2002, and to 15.5% in fiscal year 2003.

•	Leading Market Positions and Diversified Sales Base. We have developed leading market positions across every end market we serve by offering customers superior design expertise, product quality and customer service. We believe we are the market leader in the sale of VEDs and other related products for the radar, communications and medical end markets and the number two supplier of VEDs and other related products for the electronic warfare, industrial and scientific end markets. In conjunction with our leading market positions, we have developed a diversified sales base, which reduces our dependence on any particular customer, platform or end market.

•	Superior Product Design and Quality. We have a history of leadership in our end markets and a strong reputation for providing industry leading product design and quality. Since 1948, when Varian Associates, Inc. commercialized the klystron, a type of VED that resulted in a major breakthrough in radar technology, we have maintained our technological and production advantages through our experienced team of over 200 scientists and engineers, our investment in research and development and our focus on continuous process improvement. Our leadership in design and quality is demonstrated by our estimate that historically a majority of our total sales were generated from products for which we are the sole provider to our customers.

Business Strategy

      Our goal is to continually improve our position as a leading supplier of VEDs, satellite communications amplifiers, x-ray medical generators and other related equipment for both defense and commercial applications. Our strategies to achieve these objectives include:

•	Leveraging Incumbent Relationships. We intend to leverage our relationships with the U.S. Government, prime defense contractors and key commercial customers by continuing to deliver high levels of performance on our existing contracts, which will help to preserve our access to a valuable stream of spares and repairs business and enhance our ability to win new, upgrade and follow-on business.

•	Developing and Expanding Technologies. Through a combination of customer-funded research and development and our own internal research and development efforts, we intend to continue our focus on the development of our key technology. In the quarter ended January 2, 2004 and in fiscal year 2003, our total research and development spending was approximately $2.7 million and $10.6 million, respectively, with approximately $1.0 million and $3.7 million, respectively, funded by our customers.

•	Supporting Transformational Military Initiatives. We expect VED technology will be a key technology for military “transformational” initiatives such as advanced electronic warfare, unmanned aerial vehicle (“UAV”) radar and data links, advanced satellite communications, high data rate communication terminals and advanced specialized radar. Military initiatives such as High Power Microwave (“HPM”) that use microwave or RF energy to disable or destroy the enemies’ electronic systems or deter personnel from approaching high value targets also require VEDs. Our leadership in VEDs will allow us to benefit from the DoD’s transformation to a lighter, more agile and more technologically advanced military force.

•	Pursuing Attractive Commercial Opportunities. We intend to develop new products to pursue growth areas in the commercial markets we serve. Recent examples of our product innovation include the introduction of the new Gen IV satellite communications amplifier, which the Company believes has become the leading high power satellite communications uplink amplifier in the market, and the introduction of a new line of x-ray generators, which has gained broad customer acceptance.

•	Exploring Strategic Acquisitions. We intend to selectively explore strategic acquisitions in the rapidly consolidating defense and microwave components industries, where we believe we can acquire complementary products, expand our existing product line or enter into related product or new geographic markets.

•	Continuing Operational Excellence. We will continue to focus on improved yields and productivity, high quality in our manufacturing operations and effective working capital management.

History

      In 1937, Russell and Sigurd Varian invented the klystron, which overcame then-existing limitations in tube technology and made possible the generation, amplification and transmission of electronic signals at high power levels and operating frequencies. The klystron was the first coherent microwave frequency generator to be used in radar and communications systems. The klystron’s performance allowed for higher power and greater range in communications, improved signal processing and higher resolution, which promoted better target discrimination and more accurate radars. The technology encompassed in this invention allowed for the development of, and has become an integral component in, modern radar and communications systems. In 1948, Russell and Sigurd Varian founded Varian Associates, Inc. and introduced the klystron as its first commercial product. This first product became the progenitor of the Company’s current product lines. Over time, the Electron Devices Business identified and developed new uses for its products, including applications for the radar, electronic warfare, communications, medical, industrial and scientific markets.

      Since its inception, the Company has been a producer of technologically advanced and innovative products. Prior to the 1990s, the primary focus of the Electron Devices Business was to build its market share in components for defense systems for the U.S. Government and its primary contractors. By the late 1980s, a shift of government procurement procedures toward competitive bid processes substantially reduced the use of “cost-plus-fixed-fee” contracts, which coupled with an overall decline in the U.S. defense budget, led to a significant decline in sales and profitability.

      In 1995, a fund managed by Leonard Green & Partners, L.P., together with members of management, purchased the Electron Devices Business from Varian Associates, Inc. and formed CPI. During the mid-to-late 1990s, the Company focused heavily on the commercial business, particularly the telecommunications markets, to achieve higher growth for the business. As a result, the Company suffered financially in fiscal year 1999 through fiscal year 2002 as the telecommunications market suffered a decline. In 2001, the current management team led by Joe Caldarelli and Bob Fickett took leadership of the Company and refocused the

Company on its core competencies. The current management team also moved the Company’s satellite communications amplifier business from Palo Alto, California to Georgetown, Ontario to rationalize its manufacturing base and achieve a lower cost structure. In January 2004, Cypress acquired the Company. See “The Merger”.

      The Company is currently organized into five operating divisions: Microwave Power Products Division, Beverly Microwave Division, Satcom Division, Communications and Medical Products Division and Eimac Division, each of which manufactures VEDs and/or other devices for specific end markets.

Markets

      Our defense applications include radar, electronic warfare and communications end markets and our commercial applications include radar, communications, medical, industrial and scientific end markets. The Company’s products within these end markets are used primarily to generate, control and transmit high-power and high-frequency microwave and RF signals. Certain of the Company’s products are sold in more than one end market depending on the specific power and frequency requirements of the end user and the physical operating conditions of the VED used in the specific application. End-use applications of these devices include the transmission of radar signals for navigation and location, the transmission of decoy and jamming signals for electronic warfare, the transmission and amplification of voice, data and video signals for broadcasting, the Internet and other types of communications, providing power and control for medical diagnostic imaging and the generation of microwave energy for radiation therapy in the treatment of cancer.

      The Company’s end markets are described below.

Radar Market

      The radar market includes microwave and power grid VEDs, amplifiers, receiver protectors and control components as well as equipment for air, ground and shipboard radar systems. The Company is a leading provider of power grid and microwave VEDs for both defense and commercial radar applications, with a significant installed base. These products are produced at all four of the Company’s current manufacturing facilities. The function of the Company’s VEDs is to generate or amplify pulses which are transmitted via antenna through the air until they strike a target. The return “echo” is read by the receiving portion of the radar system, which enables the user to locate and identify the target. The Company’s VEDs have been an integral component of radar systems for over five decades. Sales in the radar market were $25.7 million in the first quarter of fiscal year 2004, compared to $23.4 million in the first quarter of fiscal year 2003, and were $102.6 million in fiscal year 2003, compared to $93.2 million in fiscal year 2002.

      The Bush administration’s military initiatives following September 11, 2001 and Operation Enduring Freedom have increased the defense budget substantially. The funding increase has had a favorable impact on new radar system development and system upgrades, which involve the replacement of existing system components, including VEDs, with newer components which satisfy the more advanced specifications of the newer systems. In addition, because of the large population of deployed systems and the increased focus on field readiness, the spare and replacement VED market continues to be a substantial part of the radar business. The Company’s active participation in the upgrade, replacement and spare portions of the radar market has helped it maintain a leadership position in landmark programs, such as the Aegis SPY-1D and MK-99 systems, as well as the U.S. Navy’s Phalanx close-in weapons system. The Company is the only qualified domestic supplier of coupled cavity TWTs for the Patriot Advanced Capability (“PAC-3”) program. The Company believes the radar market will remain strong for the foreseeable future.

      The Company’s major competitors in the radar market are L-3 Communications Holdings Inc. (“L-3”), Boeing Electron Dynamic Devices, Inc. (“Boeing”), and Thales Electron Devices (“Thales”).

Electronic Warfare Market

      The electronic warfare market uses VEDs for systems that provide protection for ships, aircraft and high-value land targets against radar-guided munitions. These systems include onboard equipment, pods that hang under aircraft wings, and expendable decoys. The Company is a leading provider of VEDs for the electronic warfare market, with a significant installed base of VEDs and a strong position in products for phased high-powered and multi-beam phased array systems and expendable decoys. The Company currently produces components for this market at its manufacturing facilities located in Palo Alto and San Carlos, California and Beverly, Massachusetts. Within an electronic warfare system, the Company’s components amplify incoming signals received from radar-guided munitions or enemy communications and amplify or modify those signals to enable the system either to jam or deceive the threat. Sales in the electronic warfare market were $6.3 million in the first quarter of fiscal year 2004, compared to $4.5 million in the first quarter of fiscal year 2003, and were $22.5 million in fiscal year 2003, compared to $21.7 million in fiscal year 2002.

      The increased military spending, discussed above with respect to the radar market, has also had a favorable impact in the electronic warfare market. Protection of valuable military assets has become a high priority and has resulted in the continuing funding of new, upgrade and replenishment programs in the electronic warfare market. With respect to towed decoy products, the Company is the sole provider of the mini-traveling wave tubes (“TWTs”) on the ALE-50 program and is a qualified supplier on the IDECM program. On shipboard decoy programs, the Company is the sole provider of the VEDs on both the NULKA and the European DLH programs. The Company is also sole provider of the mini-TWTs in multi-beam phased array systems such as the U.S. Navy’s SLQ-32 and U.S. Air Force’s ALQ-184 electronic warfare jammers. In addition, the Company believes it is positioned to be a significant supplier of Microwave Power Modules, which integrate solid state and microwave VED technology, to the expanding UAV market.

      The Company’s major competitors in the electronic warfare market include L-3 and Teledyne Technologies Inc. (“Teledyne”) domestically and Thales and e2v technologies (“e2v”) in Europe.

Communications Market

      The Company divides the communications market into markets for satellite communications and broadcast applications. Sales in the communications market were $18.1 million in the first quarter of fiscal year 2004, compared to $21.0 million in the first quarter of fiscal year 2003, and were $82.5 million in fiscal year 2003, compared to $84.8 million in fiscal year 2002.

      In each of the satellite communications and broadcast markets, the Company’s products generate, amplify and transmit signals within an overall communications system. Current ground-based satellite communications transmission systems use the Company’s VEDs and amplifiers to enable the transmission of microwave signals, either analog or digital, from a ground-based station to the transponders on an orbiting satellite by boosting the power of the signal to desired transmission levels. The signal is received by the satellite transponder, converted to the downlink frequency and retransmitted to another ground-based station. Broadcast systems use the Company’s products to amplify television signals at very high (“VHF”) and ultra high (“UHF”) frequencies and radio signals at lower frequencies.

      Satellite Communications. The majority of the Company’s communications products are sold into the satellite communications market. The Company is a leading producer of power amplifiers and VEDs for satellite uplinks. We believe that we have a worldwide installed base of over 17,000 amplifiers. Amplifier equipment is currently produced at the Company’s manufacturing plant in Georgetown, Ontario. Microwave VEDs for satellite communications applications are produced at the Company’s facilities in Palo Alto, California and Georgetown, Ontario, Canada. CPI offers one of the industry’s most comprehensive lines of satellite communications products with offerings for virtually every frequency and power requirement for both fixed and mobile satellite communications applications. The Company’s technological expertise and its implementation of advanced manufacturing technologies and procedures allows the Company to maintain high product reliability standards.

      The entire communications market, including the market for satellite communications systems, has seen a reduction in demand for new equipment during the last several years. This is due, in part, to the large overcapacity that was built up in anticipation of the Internet expansion. During the last two years the Company has seen a decrease in that overcapacity. In addition, the Company believes it is well equipped to participate in the newly licensed 30 gigahertz (“GHz”) band (Ka-band), which it believes will be the next major communications band. There is also a strong demand for increased capacity and bandwidth from defense services. To supplement their own communications systems, defense services have recently been purchasing both additional commercial equipment for their own use and additional communication capacity from commercial providers.

      Broadcast. The Company serves the AM, FM and shortwave radio and VHF and UHF television broadcast market with high quality, reliable and efficient VEDs. The Company’s San Carlos, California manufacturing facility supplies power grid tubes to the transmitter OEMs directly and offers immediate delivery of products to the end use market through its distributor. Although the terrestrial broadcast industry is considered a mature market, the emerging shortwave digital radio technology will provide an opportunity for the Company’s high power products. Throughout the years, the Company has established a large installed base in the broadcast market, which provides the Company with opportunities for replacement and spare business.

      The Company’s major competitors in the communications market are Xicom Technology (“Xicom”), MCL, Inc. (“MCL”), Teledyne, e2v, L-3 and Thales.

Medical Market

      Within the medical market, the Company focuses on diagnostic and treatment applications. With regard to diagnostic applications, the Company provides x-ray generators, including state-of-the-art, high-efficiency, lightweight power supplies and modern digital-based controls and consoles for diagnostic equipment. With regard to treatment applications, the Company provides klystrons for high-end cancer therapy machines. The Company produces x-ray generators for this market at its manufacturing facility in Georgetown, Ontario, Canada and microwave generators at its manufacturing facilities in Palo Alto, California. X-ray generators modify incoming voltage and current to drive an x-ray beam for radiological or fluoroscopic examinations. In addition, these generators allow for the selection of technique factors, for example, exposure times, while operating auxiliary devices such as patient positioners, cameras and automatic exposure controls. Microwave generators provide microwave energy to accelerate a beam of energy towards a cancerous tumor. Sales in this market were $10.3 million in the first quarter of fiscal year 2004, compared to $8.6 million in the first quarter of fiscal year 2003, and were $38.2 million in fiscal year 2003, compared to $29.3 million in fiscal year 2002.

      Since the Company was formed in August 1995, and pursuant to the terms of its agreement with Varian, the Company has been, and expects to continue to be the sole provider of medical klystrons to Varian’s oncology systems division for use in its Clinac® cancer therapy machines. Approximately 4,500 systems employing Varian’s Clinac® accelerators, Ximatron and Acuity radiotherapy simulators are in place around the world and treating more than a million patients each year. Varian may elect to extend this sole provider relationship after the expiration of the agreement in August 2005.

      The market for the Company’s x-ray generator and associated equipment products has traditionally been mid-sized OEMs and to a lesser extent large system OEMs who assemble complete diagnostic x-ray equipment for sale to hospitals and clinics. In addition, the Company sells a variety of x-ray generators to dealers who service and upgrade equipment in hospitals and clinics. The Company sells its x-ray generators and associated equipment products worldwide and has been extending its geographic presence and product portfolio. Additionally, the installed base in most western countries is now relatively old, and there exists a strong market for equipment modernization either through the purchase of new replacement equipment, or upgrades of existing equipment performed by our dealers or in some cases the OEMs. There continues to be strong demand to expand the imaging capabilities in developing countries, and the Company is participating in this growth with significant sales in countries such as China. The Company has traditionally focused on hospital, or “mid- to high-end” applications, and has become a premier supplier to this market. However, there exists substantial demand for clinical, or “lower-end” applications, and we have recently introduced a new family of products that we believe will allow us to participate more fully in this segment of the market.

      The Company’s major direct competitor in the medical diagnostics market is Sociedad Española de Electromedicina y Calidad S.A., a small private Spanish company. The Company also faces indirect competition from certain of the larger OEMs, such as General Electric Company, Siemens AG and Philips Medical Systems, a division of Koninklijke Philips Electronics N.V., that use their in-house capabilities to supply their own medical equipment needs, but seldom sell the components to third parties. We believe future opportunities may exist as an increasing number of these OEMs outsource more of their needs. In the medical treatment market, the Company is precluded during the term of its agreement with Varian from providing medical klystrons to competitors of Varian; however, as discussed above, the Company will be the sole provider of medical klystrons to Varian during the term of the agreement.

Industrial Market

      The industrial market includes applications for a wide range of systems used for material processing, instrumentation and voltage generation. The Company offers a number of specialized product lines to address this diverse market. The Company is a leading producer of VEDs (power grid tubes, klystrons and gyrotrons) and power supply and amplifier products for the industrial market. Generally, in industrial applications, the Company’s VEDs are used to create a beam that generates heat and its power supplies are used to generate voltage. The Company’s VEDs are installed in instrumentation amplifiers for electromagnetic interference and compatibility testing. Its VEDs are also installed in the power supply modules of industrial equipment to perform pipe and plastic welding using RF energy, textile drying and semiconductor wafer fabrication. These products are currently produced at four of the Company’s manufacturing facilities. With an established installed base, the replacement VED market continues to be a substantial part of the Company’s industrial business. Recently, the Company has integrated vertically by introducing a line of industrial generators using microwave VED technology for various industrial heating and material processing applications. Sales in the industrial market were $4.9 million in the first quarter of fiscal year 2004, compared to $2.7 million in the first quarter of fiscal year 2003, and were $11.3 million in fiscal year 2003, compared to $15.5 million in fiscal year 2002.

      The Company’s competitors in the industrial market include L-3, Thales and e2v.

Scientific Market

      The scientific market consists primarily of equipment used in reactor fusion programs and accelerators for high-energy particle physics, referred to as “Big Science”. Generally, in scientific applications, the Company’s VEDs are used to generate high levels of energy. The Company currently manufactures its scientific products at its facilities in Palo Alto and San Carlos, California. Sales in the scientific market were $3.0 million in the first quarter of fiscal year 2004, compared to $1.4 million in the first quarter of fiscal year 2003, and were $8.3 million in fiscal year 2003, compared to $6.7 million in fiscal year 2002.

      The Company’s products generate energy for linear accelerator applications, which create a beam of electrons in order to study the atom and its elementary particles. Over the past several years, funding of these accelerators has begun to increase, with the introduction of the U.S. based Spallation Neutron Source (“SNS”) accelerator. To date, the Company has received orders valued at approximately $9.4 million for VEDs used on the SNS accelerator currently under construction at Oakridge National Laboratories. CPI’s products (gyrotrons) are also used in research related to the generation of electricity from fusion reactions. Activity in this area continues within the United States, for example for the Department of Energy, as well as in Europe and Asia.

      The Company’s major competitors in the scientific market include e2v and Thales.

Products

      CPI has an extensive portfolio of over 6,000 products that include microwave and power grid VEDs and non-VED products such as satellite communications amplifiers, medical x-ray generators, modulators and various electronic power supply and control equipment and devices. Our products generally have selling prices ranging from $2,000 to $50,000, with certain limited products priced up to $1,000,000. VEDs, our key technology initially developed for defense applications have since been applied to evolving defense and commercial markets. Tailored variations of this key technology that address different frequency and power requirements are used in each of the Company’s target markets. Additionally, the Company has developed complimentary subsystems for medical imaging systems and for satellite communications systems.

VED Products

      All of the Company’s VED products share the same basic characteristics. An electron beam travels through a region where it interacts with a microwave signal. As a result of the interaction, kinetic energy from the electron beam is transferred to the microwave signal. This produces an amplified microwave signal that is then extracted from the device. The differences in the devices are related to the various techniques for creating interaction between the electron beam and the microwave signal, which are achieved through highly specialized engineering.

      The Company’s principal VED products are described below.

Klystrons & Gyrotrons

      Klystron amplifiers are linear beam devices where the interaction structure is comprised of a series of resonant cavities linked by a beam tunnel. These amplifiers are typically high power, narrow bandwidth devices, with power output ranges from watts to megawatts and frequencies from 500 kilohertz to over 30 GHz. The Company produces and manufactures klystrons for a variety of radar, communications, medical, industrial and scientific applications.

      Radar programs representing a significant portion of the Company’s klystron operations are the Hawk missile system and Phalanx system, the U.S. Navy’s “last chance” missile defense. Satellite communications applications include DBS klystrons, which are used exclusively in the direct-to-home satellite TV market.

      Gyrotron oscillators and amplifiers are devices that use cyclotron resonance as the fundamental mechanism for power extraction from the electron beam. These devices are characterized by very high power output capability at very high frequencies. Power output of 1 megawatt has been achieved at frequencies greater than 100 GHz. These characteristics have enabled applications such as fusion research for the Department of Energy, “active denial” and high-resolution radar.

Helix Traveling Wave Tubes

      Helix TWTs are linear beam devices, where the “helix” interaction enables very wide bandwidth operation at relatively moderate output power levels. These characteristics suit the Helix TWT well for electronic countermeasures and communications applications. In the electronic warfare market, the Company’s mini-TWT technology is used for expendable decoy applications, such as ALE-50 and ALE-55, and shipboard and airborne ECM systems, including SLQ-32 and ALQ-184. In the communications market, the Company’s products are used in satellite communications applications.

Coupled Cavity Traveling Wave Tubes

      Coupled cavity TWTs are linear beam amplifiers that have the power generating capability of a klystron with increased bandwidth due to “helix-like” traveling wave operation. These amplifiers are characterized as medium bandwidth, high power devices, as power output levels can be as high as 1 megawatt. These devices are used primarily for high power and multi-function radars, including frontline radar systems operating from S-band to Ka-band, most notably the Aegis shipboard radars (MK-99 Continuous Wave Illuminator and SPY-1D Simplified Driver Radar), the Patriot missile system radar and the Patriot Advanced Capability (“PAC-3”) program.

Receiver Protectors & Control Components

      Receiver protectors (“RPs”) are used in the defense market in radar systems to switch both high-power transmit pulses and low-power echo signals through a common antenna and to protect sensitive receivers from any high-power signals, thereby preventing damage to the receiver. The Company has been designing and manufacturing RP products for 50 years, and is the only manufacturer offering all RP technologies including gas-ionizing, solid state, ferrite and multipactor designs. Current designs range from low-frequency coaxial or stripline limiters to complete Pre-TRs (transmit/receive) and TR Limiters with attenuation and phase control at Ka-band. The Company’s products are manufactured in all transmission line types including waveguide, coax, stripline and microstrip. The Company’s RPs and control components maintain placement on prominent military programs including the U.S. Navy’s Aegis surface combatants, the Patriot, PAC-3 and Harpoon missile systems and military aircraft such as the F-14, F-15, F-16, F-18, E-3 and the B-2.

Magnetrons

      Magnetron products are cross field oscillators capable of high output power generation. Power levels are as high as 10 megawatts and the frequency is generally below 30 GHz. The Company designs and manufactures magnetrons for radar, electronic warfare and missile seeker programs within the defense market. The Company’s magnetrons are placed on the Harpoon missile system and military aircraft platforms including the F-15, P-3C, B-52 and C-130. The primary market for magnetrons continues to be spares and repairs.

Cross-Field Amplifiers

      Cross fields amplifiers operate like the magnetron, but they have an input and amplify a signal like a traveling wave device. These devices are used for high power radar applications because they have power output capability as high as 10 megawatts. The Company’s cross-field amplifiers (“CFAs”) are primarily used to support the Aegis radar suite within the U.S. Navy and selected foreign naval vessels by supplying units for both new ship builds and replacement CFAs. The Company’s CFAs also have a significant presence in fire control systems utilized by the U.S. Coast Guard and U.S. Navy.

Power Grid Tubes

      Power Grid Tubes are lower power, lower frequency devices that are used to generate, amplify and control electromagnetic energy. These devices are used in commercial and defense communications systems and radio and television broadcasts. The Company supplies power grid tubes for the shortwave broadcast market, such as the International Broadcasting Bureau stations, formerly known as the Voice of America stations. They are also widely used in equipment that serves the industrial markets such as textile drying, pipe welding and semiconductor wafer fabrication.

Non-VED Products

      Through the design and manufacture of our principal VED products, we have developed an expertise in a variety of markets, technologies and manufacturing capabilities. This expertise has enabled us to logically expand our product offerings to include several non-VED products. Our principal non-VED products are described below.

Microwave Transmitter Subsystems

      The Company’s microwave transmitter operation evolved as a natural outgrowth of the Company’s power VED activity. The Company offers microwave transmitter subsystems, which incorporate magnetrons, klystrons and TWTs supplied by the Company. These subsystems incorporate specialized high-voltage power supplies that are uniquely designed to work in conjunction with VEDs in an effort to maximize life, performance and reliability. Microwave transmitter subsystems are used in defense applications. Recently, the Company developed microwave transmitter subsystems that utilize the very high frequency extended interaction klystrons, which are also manufactured exclusively by the Company.

Satellite Communications VED-Based Amplifiers and Solid State Amplifiers

      Satellite communications amplifiers provide integrated power amplification for the uplink of voice, broadcast, data, Internet and other communications signals to satellites in all frequency bands. The Company provides a complete, integrated satellite communications amplifier which consists of the VED (or solid state technology), a power supply for the VED (or solid state alternative), RF circuits, electronics to control the amplifier and enable it to interface with the satellite ground station, and a cabinet. The Company offers amplifiers used in both defense and commercial applications. Our products include TWT amplifiers for both indoor and outdoor usage, klystron high-power amplifiers, solid state amplifiers and millimeter amplifiers. The Company has recently introduced the Gen IV satellite communications amplifier. The Company is developing a line of solid state amplifiers that will be designed and manufactured within the Company to address the market for lower power applications.

Medical X-Ray Imaging Systems

      The Company designs and manufactures medical x-ray generators, consisting of power supplies and control and display subsystems that drive the x-ray equipment used by healthcare end-users within the Company’s medical imaging market. These generators utilize the high voltage and control systems expertise developed by the Company while designing power systems to drive VEDs. The Company has recently introduced the Indico, a new line of x-ray generators.

Semiconductor Power Supplies

      The Company manufactures power electronics equipment that drives semiconductor physical vapor deposition (“PVD”) equipment used by semiconductor fabricators to apply specialized films to their wafers.

Sales, Marketing and Service

      Our global distribution system provides us with the capability to introduce, sell and service our products worldwide. Our distribution system has direct sales professionals located throughout the world. As of January 2, 2004, the Company had over 100 direct sales, marketing and technical support individuals on its staff. Our wide-ranging distribution capabilities enable us to serve higher growth international markets, which accounted for approximately 34% of the Company’s sales in both the first quarter of fiscal year 2004 and in fiscal year 2003.

      Our sales professionals receive extensive technical training and generally focus exclusively on our products. As a result, they are able to provide knowledgeable assistance to our customers regarding product applications and the implementation of new technology and at the same time provide technical support.

      In addition to our direct sales force, we use over 35 external sales organizations and one stocking distributor, Richardson Electronics, Ltd., to service the needs of low volume customers. The majority of the third-party organizations that the Company uses are located outside the United States and focus primarily on customers in South America, Southeast Asia, East Asia, the Middle East, Africa and Eastern Europe. Through the use of third-party sales organizations, the Company has been better able to meet the needs of its foreign customers by establishing a local presence in lower volume markets. Using both our direct sales force and a distribution agreement with Richardson Electronics, Ltd., we have been able to market our products to both end users and system integrators around the world and are able to provide solutions with short turn-around time.

      Given the complexity of our products, their critical function in customers’ systems and the unacceptably high costs of system failure and downtime, we believe our customers view our product breadth, reliability and superior responsive service as key points of differentiation. The Company offers comprehensive customer support, with direct technical support provided by thirteen strategically located service centers. These service centers are located in the United States (California and New Jersey), The Netherlands, Brazil, China (2), India (2), Taiwan, Japan, Russia, Singapore and South Africa. The service centers enable us to provide extensive technical support and rapid response to customers’ critical spare parts and service requirements throughout the world. In addition, the Company offers on-site installation assistance, on-site service contracts, a 24-hour technical support hotline and complete product training at both its service centers and customer sites for its customers. Many of the Company’s customers specify our products in competitive bids based on our responsive global support and product quality.

Manufacturing

      The Company currently manufactures its products at four manufacturing facilities in North America. The Company has implemented modern manufacturing methodologies based upon “continuous improvement”, including Just In Time (“JIT”) materials handling, Demand Flow Technology (“DFT”), Statistical Process Control and Value Managed Relationships with suppliers and customers. The Company’s facilities have all achieved the ISO 9001 international certification standard.

      Generally, each of the Company’s manufacturing divisions use similar processes consisting of product development, purchasing, high level assembly and test. For satellite communications equipment, the process is primarily one of integration, and contract manufacturers are used whenever possible. Satellite communications equipment uses both VED and solid state technology, and the satellite communications division procures certain of the components that it incorporates into the subsystems that it manufactures from the Company’s other manufacturing divisions. For VEDs, the process starts with procurement of raw material and sub-assemblies from qualified suppliers, who often deliver on a JIT basis. Raw materials are then formed, primarily by machining, cleaning, brazing and plating certain parts. These steps use statistical process control techniques to assure quality and high production yields. Subassembly is then performed to produce a vacuum envelope, the essential part of a VED. This subassembly process is performed utilizing DFT, which helps to minimize inventory. Vacuum assemblies are processed by pumping the atmosphere from the assemblies while heating them in a furnace and simultaneously stimulating them with an electrical current. When this step is complete, final assembly and testing, and often environmental stress screening, is performed on the product before shipment. The Company has developed sophisticated test programs to assure that each product meets operating specifications.

      Certain materials necessary for the manufacture of the Company’s products, such as molybdenum, cupronickel, OFHC copper, and some cathodes, are obtained from a limited group of, or occasionally sole, suppliers.

Competition

      The industries and markets in which the Company operates are competitive. The Company encounters competition in most of its business areas from numerous other companies, including L-3, e2v, Xicom and Thales, some of which have resources substantially greater than those of the Company. Some of these competitors are also customers of the Company. The Company’s ability to compete in its markets depends to a large extent on its ability to provide high quality products with shorter lead times at competitive prices, and its readiness in facilities, equipment and personnel.

      The Company must also continually engage in effective research and development efforts in order to introduce innovative new products for technologically sophisticated customers and markets. There is an inherent risk that advances in existing technology, including solid state technology, or the development of new technology could adversely affect the Company’s market position and financial condition. Solid state devices generally serve end-users’ low-power requirements, while only microwave VEDs currently serve higher-power and higher-frequency demands. The laws of physics limit the ability of solid state technology to efficiently or cost effectively serve the high-power/high-frequency applications of the Company’s customers. The extreme operating parameters of these applications necessitate heat dissipation capabilities that are best satisfied by the Company’s VED products. The Company’s management believes that VED and solid state technologies currently each serves its own niche without significant overlap.

Backlog

      As of January 2, 2004, the Company had an order backlog of $178.1 million, representing approximately eight months of sales, compared to an order backlog of $159.0 million, representing approximately seven months of sales, as of January 3, 2003. Order backlog increased during the first quarter of fiscal year 2004 by $6.0 million from $172.1 million at the end of fiscal year 2003. Although the backlog consists of firm orders for which goods and services are yet to be provided, these orders can be and sometimes are modified or terminated. However, the amount of modifications and terminations has historically not been material compared to total contract volume.

Intellectual Property

      Our business is dependent, in part, on our intellectual property rights, including patents, trademarks and trade secrets. We rely on a combination of nondisclosure and other contractual arrangements as well as upon trade secret, patent, trademark and copyright laws to protect our intellectual property rights. Management does not believe that any single patent or other intellectual property right or license is material to our success as a whole.

      We have entered into agreements pursuant to which we license intellectual property from third parties for use in our business, and we also license intellectual property to third parties. As a result of contracts with the U.S. Government which contain patent and/or data rights clauses, the U.S. Government has acquired royalty-free licenses or other rights in inventions and technology resulting from certain work done by us on behalf of the U.S. Government.

      We maintain an intellectual property protection program designed to protect, preserve and enforce our intellectual property rights. Nevertheless, we cannot provide assurance that the steps taken by us will prevent misappropriation or loss of our technology.

Research and Development

      Company-sponsored research and development expense was approximately $1.7 million, $6.9 million, $5.9 million and $5.8 million during the first quarter of fiscal year 2004, fiscal year 2003, fiscal year 2002 and fiscal year 2001, respectively. Research and development expenses increased during fiscal year 2003 related to new product development for the radar, communications and medical markets. Customer-sponsored research and development was approximately $1.0 million, $3.7 million, $5.2 million and $5.0 million during the first quarter of fiscal year 2004, fiscal year 2003, fiscal year 2002 and fiscal year 2001, respectively.

Employees

      As of January 2, 2004, the Company had approximately 1,480 employees, as compared to 1,440 employees as of January 3, 2003, and as of October 3, 2003, the Company had approximately 1,490 employees, as compared to 1,480 employees as of September 27, 2002. The Company’s workforce has stabilized at this level after being reduced from approximately 1,720 at the end of fiscal year 2001. None of the Company’s employees is subject to a collective bargaining agreement although a limited number of the Company’s sales force members located in Europe are members of work councils or unions. The Company has not experienced any work stoppages and believes that it has good relations with its employees.

      Because of the specialized and technical nature of the Company’s business, the Company is dependent on the continued service of, and on its ability to attract and retain, qualified technical, marketing, sales and managerial personnel. There is competition for these types of personnel and the failure to retain and/or recruit additional or substitute key personnel in a timely manner could have a material adverse effect on the Company’s business and operating results.

U.S. Government Contracts and Regulations

      Management expects that in the foreseeable future a significant portion of the Company’s sales will continue to result from contracts with the U.S. Government, either directly or through prime contractors or subcontractors. The Company’s business with the U.S. Government is performed primarily under fixed-price contracts and, to a lesser degree, cost-plus-fixed-fee contracts. Fixed-price contracts accounted for 97% of the Company’s U.S. Government sales in fiscal year 2003 and cost-plus-fixed-fee contracts accounted for 3%, as compared to fiscal year 2002, in which 95% of U.S. Government sales were from fixed-price contracts and 5% of U.S. Government sales were from cost-plus-fixed-fee contracts.

      Under fixed-price contracts, the Company agrees to perform certain work for a fixed price and, accordingly, realizes all the benefit or detriment from decreases or increases in the costs of performing the contract. In addition, under U.S. Government regulations, certain costs, including certain financing costs, portions of research and development costs, and certain expenses related to the preparation of competitive bids and proposals and international sales are not reimbursable. The U.S. Government also regulates the methods under which costs are allocated to U.S. Government contracts.

      U.S. Government contracts are, by their terms, subject to termination by the U.S. Government either for its convenience or upon default by the contractor. Cost-plus-fixed-fee contracts provide that, upon termination, the contractor is generally entitled to reimbursement of its incurred costs and, if the termination is for convenience, a fee proportionate to the percentage of the work completed under the contract is permitted. If the termination is for default, a contractor may receive a fee proportionate to any items delivered to and accepted by the U.S. Government. Fixed-price contracts generally provide for payment upon termination for items delivered to and accepted by the U.S. Government, and, if the termination is for convenience, for reimbursement of its other incurred costs and a reasonable profit on incurred costs. If a contract termination is for default, however, (i) the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government, (ii) the U.S. Government is not liable for the contractor’s incurred costs with respect to unaccepted items, and is entitled to repayment of advance payments and progress payments, if any, related to the terminated portions of the contracts and (iii) the contractor may be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

      In addition to the right of the U.S. Government to terminate its contracts, U.S. Government contracts are conditioned upon the availability of congressional appropriations. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take many years. Consequently, at the outset of a major program, multi-year contracts are usually funded for only the first year and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.

      The Company’s contracts with foreign governmental defense agencies are subject to certain similar limitations and risks as those encountered with U.S. Government contracts. Licenses are required from U.S. Government agencies to export many of the Company’s products and technology, or to discuss certain technology with foreign persons. Certain of the Company’s products and technical data are not permitted to be exported.

      Due to its business with the U.S. Government, the Company may also be subject to “qui tam” or whistle blower suits brought by private plaintiffs in the name of the U.S. Government upon the allegation that the Company submitted a false claim to the U.S. Government, as well as to false claim suits brought by the U.S. Government. A judgment against the Company in a qui tam or false claim suit could cause the Company to be liable for substantial damages and could carry penalties of suspension or debarment which would make the Company ineligible to be awarded any U.S. Government contracts for a period of up to three years and, therefore, could potentially have a material adverse effect on the Company’s financial condition and results of operations.

      Similar to other companies that derive a substantial portion of their sales from contracts with the U.S. Government for defense-related products, the Company is subject to business risks, including changes in governmental appropriations, national defense policies or regulations and availability of funds. Any of these factors could adversely affect the Company’s business with the U.S. Government in the future.

Environmental Matters

      The Company is subject to a variety of U.S. federal, state and local as well as foreign environmental laws and regulations relating, among other things, to wastewater discharge, air emissions, handling of hazardous materials, disposal of solid and hazardous wastes, and remediation of soil and groundwater contamination. We use a number of chemicals or similar substances, and generate wastes, that are classified as hazardous, and require environmental permits to conduct many of our operations. Violation of such laws and regulations can result in substantial fines, penalties, and other sanctions. Changes in environmental laws or regulations (or in their enforcement) affecting or limiting, for example, our chemical uses, certain of our manufacturing processes, or our disposal practices, could restrict the ability of the Company to operate as it is currently operated or is permitted to be operated. In addition, we may experience releases of certain chemicals or other events, including the discovery of previously unknown contamination that could cause us to incur material cleanup costs or other damages. The Company is involved from time to time in legal proceedings involving compliance with environmental requirements applicable to its ongoing operations, and may be involved in legal proceedings involving regulatory compliance, exposure to chemicals or the remediation of environmental contamination.

      Pursuant to the Varian Agreement, Varian has agreed to indemnify us for, and retained, various environmental liabilities relating to Varian’s Electron Devices Business prior to the closing of the sale of that business, with certain exceptions and limitations (the “Varian Environmental Indemnity”). With certain limited exceptions, the Company is not indemnified under the Varian Environmental Indemnity with respect to liabilities resulting from the Company’s operations after the closing of the Varian Agreement. Varian is undertaking environmental investigation and remedial work at three of the Company’s manufacturing facilities, Palo Alto, California, Beverly, Massachusetts and Georgetown, Ontario, Canada. The Company subleases a portion of the larger Varian Palo Alto campus, for which Varian has entered into a Consent Order with the California Environmental Protection Agency for remediation of soil and groundwater contamination. The Palo Alto site abuts a federal Superfund site and a state Superfund site. In addition, Varian has been sued or threatened with suit with respect to some of the above-mentioned manufacturing facilities. The Company’s San Carlos California facility has soil and groundwater contamination that has been the subject of some remediation. To date, Varian has, generally at its expense, conducted required investigation and remediation work at the Company’s facilities and responded to environmental claims arising from Varian’s prior operations of the Electron Devices Business.

      Although the Company believes that Varian currently has sufficient financial resources to satisfy its obligations to the Company under the Varian Environmental Indemnity, because of the long-term nature of Varian’s remediation obligations, there can be no assurance that Varian will continue to have the financial resources to comply fully with those obligations, or will continue to take the same view with respect to the scope of those obligations.

      There can also be no assurance that material costs or liabilities will not be incurred by the Company in connection with obligations, proceedings or claims related to environmental conditions arising from the Company’s operations or properties. Such costs or liabilities, if significant, could have a material adverse effect on the Company’s results of operations and financial condition. See “Properties” below.

Properties

      The Company owns, leases or subleases manufacturing, assembly, warehouse, service and office properties having an aggregate floor space of approximately 1,075,000 square feet, of which approximately 29,000 square feet are leased or subleased to third parties. The table that follows provides summary information regarding principal properties owned or leased by the Company:

Property	Owned		Leased/Subleased

	(Square footage)
San Carlos, California	322,000	(a)
Beverly, Massachusetts	169,385	(b)
Georgetown, Ontario, Canada	126,000		21,975
Palo Alto, California	—		419,000	(c)
Various locations	—		16,355	(d)

(a)	The San Carlos, California square footage includes approximately 20,736 square feet leased to one tenant who provides services to the Company and others.

(b)	The Beverly, Massachusetts square footage also includes approximately 2,950 square feet leased to two tenants.

(c)	This facility is primarily leased by way of assignment of Varian’s lessee interest with the remainder subleased from Varian. The Palo Alto, California square footage includes approximately 5,470 square feet subleased to two tenants.

(d)	Includes both leased facilities occupied entirely by the Company’s field sales and service organizations and three foreign shared use facilities which the Company is sharing for varying periods of time under rental agreements with Varian.

      The lenders under our Senior Credit Facilities have a security interest in certain of the Company’s interest in the real property that it owns and leases, excluding its San Carlos, California real property. On February 7, 2003, Holding entered into an agreement for the sale of the San Carlos real property. In addition to customary closing and due diligence conditions, the sale of the property is contingent upon completion of environmental remediation and demolition of existing structures, to be agreed upon by the parties. Environmental remediation to be undertaken has been the subject of extended negotiations between the parties, and is expected to involve substantial costs. The purchaser has not completed or approved its due diligence investigations of the property, and there is no assurance that it will do so or that the other conditions to closing will be satisfied.

      The Company’s headquarters and one principal complex, including one of the Company’s manufacturing facilities, located at the Palo Alto, California site are leased by way of assignment, or subleased, from Varian or one of its affiliates or former affiliates. Therefore, the Company’s occupancy rights are dependent on the tenant’s fulfillment of its responsibilities to the master lessor, including its obligation to continue environmental remediation activities under a consent order with the California Environmental Protection Agency. The consequences of the loss by the Company of such occupancy rights could include the loss of valuable improvements and favorable lease terms, the incurrence of substantial relocation expenses and the disruption of the Company’s business operations.

Legal Proceedings

      The Company is involved from time to time in various legal proceedings and is the subject of various cost accounting and other government pricing claims. In addition, the Company and Varian are currently defendants in a lawsuit relating to operations prior to the acquisition by the Company of its business from Varian. The Company’s acquisition agreement with Varian provides for Varian’s retention of liability arising out of the above referenced litigation. Pursuant to the Varian Agreement, Varian has agreed to indemnify the Company against liabilities arising from litigation and governmental claims pertaining to Varian’s Electron Devices Business prior to the closing of the sale of that business to CPI, with certain exceptions and limitations. Accordingly, management believes that litigation and governmental claims pending against Varian and relating to the Electron Devices Business prior to the closing of that sale will not have a material adverse effect on the Company’s financial condition or results of operations. See “— Environmental Matters” above.

MANAGEMENT

      Set forth below is certain information concerning the individuals that serve as the directors and executive officers of CPI Holdco and CPI.

Directors and Executive Officers of CPI Holdco and CPI

Name	Age	Position(s)

Michael Targoff	59	Chairman of the Board of Directors
O. Joe Caldarelli	53	Chief Executive Officer and Director
Robert A. Fickett	43	President, Chief Operating Officer, and Director
Joel A. Littman	52	Chief Financial Officer, Treasurer and Secretary
John R. Beighley	51	Vice President and Assistant Secretary
Don C. Coleman	49	Vice President
Mike Cheng	49	Vice President
Michael F. Finley	42	Director
David C. Sullivan	32	Director
Chris Toffales	47	Director

      Michael Targoff became a director of CPI Holdco and CPI in January 2004 and Chairman of the Board of Directors of CPI Holdco and CPI in March 2004. Mr. Targoff currently serves on the board of directors of Globalstar Telecommunications Limited, Leap Wireless International, Inc., Infocrossing, Inc., ViaSat, Inc. and Celeritek, Inc. Mr. Targoff is the Founder and Chief Executive Officer of Michael B. Targoff & Co. From 1996 to 1998 Mr. Targoff was the President of Globalstar Telecommunications Limited and Chief Operating Officer of Globalstar, L.P. as well as the President and Chief Operating Officer of Loral Space & Communications Ltd. Prior to that, Mr. Targoff served as Senior Vice President and Secretary of Loral Corporation. Mr. Targoff received a B.A. from Brown University and a J.D. from Columbia University School of Law. Subsequent to the Merger, Mr. Targoff made a direct equity investment in CPI Holdco of less than 1% of the capital stock of CPI Holdco.

      O. Joe Caldarelli became Chief Executive Officer and a director of CPI Holdco in January 2004 and of CPI in March 2002. Prior to this, Mr. Caldarelli was a Co-Chief Operating Officer of CPI since October 2000 and Vice President of CPI since August 1995. Mr. Caldarelli is also the Division President of the Communications and Medical Products Division and of the Satcom Division. Mr. Caldarelli was Vice President and General Manager for the Communications and Medical Products Division under the Electron Device Business of Varian, from 1985 until August 1995 and was President and a director of Varian Canada, Inc. from 1992 until August 1995. From 1982 until 1985, Mr. Caldarelli was Marketing Manager of the Communications and Medical Products Division and served as its Equipment Operations Manager from 1979 until 1982. Prior to joining Varian Associates, Inc., Mr. Caldarelli served as Manufacturing Engineering Manager for Medtronic Canada, Inc. Mr. Caldarelli holds a B.S. in mechanical engineering from the University of Toronto.

      Robert A. Fickett became President, Chief Operating Officer and a director of CPI Holdco in January 2004 and of CPI in March 2002. Prior to this, Mr. Fickett was a Co-Chief Operating Officer of CPI since October 2000 and Vice President of CPI since April 1998. Mr. Fickett has also been the Division President of the Microwave Power Products Division since April 1998. From January 1996 to April 1998, Mr. Fickett was Vice President of Operations for the Microwave Power Products Division. From 1993 until January 1996, he was President and Chief Executive Officer of Altair Technologies, Inc., a contract manufacturer. From 1982 until 1993, Mr. Fickett held a number of positions with Varian Associates, Inc., including Engineering Manager of the Microwave Power Products Division’s Klystron Engineering Group, which he was promoted to in 1989. Mr. Fickett received a B.S. degree in mechanical engineering from the University of California, Berkeley.

      Joel A. Littman became Chief Financial Officer of CPI Holdco in January 2004 and of CPI in September 2001. Mr. Littman was Corporate Controller for CPI from November 1996 to September 2001. From September 1989 to November 1996 Mr. Littman served as Controller of the Microwave Power Products Division of Varian Associates, Inc. and CPI. Prior to that Mr. Littman held various finance positions with Varian Associates, Inc. and TRW Inc. Mr. Littman received a B.A. degree in economics and an M.B.A., both from the University of California at Los Angeles.

      John R. Beighley became a Vice President of CPI Holdco in January 2004 and of CPI in March 1997 and currently heads the Company’s Worldwide Field Sales Organization. From May 1992 to March 1997, Mr. Beighley was Western Hemisphere Sales Manager responsible for sales in the Americas, as well as the Far East and Australia. From June 1989 to May 1992, Mr. Beighley was the North American Sales Manager. From March 1981 to June 1989, Mr. Beighley held a number of Product Marketing and Field Sales positions with Varian Associates, Inc. Mr. Beighley received a B.S. degree in marketing from San Francisco State University and an M.B.A. from Santa Clara University.

      Don C. Coleman became a Vice President of CPI Holdco in January 2004 and of CPI in February 1999 and also became Division President of the Beverly Microwave Division in February 1999. Mr. Coleman was Vice President of Manufacturing for the Beverly Microwave Division from February 1996 until accepting his current position. From 1990 until 1996, Mr. Coleman held the position of Engineering Manager for Receiver Protector Products at the Beverly Microwave Division. Mr. Coleman held a variety of manufacturing and development engineering positions at Varian Associates, Inc. from the time he joined the company in 1976 until 1990. Mr. Coleman received a B.S. degree in engineering from the University of Massachusetts.

      Mike Cheng became a Vice President of CPI Holdco in January 2004 and of CPI in August 2000 and currently heads the Company’s Eimac Division. From April 1999 to August 2000, Mr. Cheng was Vice President of Operations for the Microwave Power Products Division. From 1994 until April 1999, he was Vice President of Marketing for the Microwave Power Products Division. From 1980 until 1994, Mr. Cheng held a number of manufacturing and engineering positions with Varian Associates, Inc., including Production Manager of the Microwave Power Products Division’s Klystron Engineering Group, which he was promoted to in 1989. Prior to joining Varian Associates, Inc., Mr. Cheng was an engineer in the Nuclear Energy Division of General Electric Corporation. Mr. Cheng received a B.S. degree in chemical engineering from the University of California, Berkeley and an M.B.A. from Golden Gate University.

      Michael F. Finley became a director of CPI Holdco and CPI in January 2004. Mr. Finley currently serves on the board of directors of Williams Scotsman, Inc. Mr. Finley has been a Managing Director of Cypress since 1998 and has been a member of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Vice President in the Merchant Banking Group at Lehman Brothers Inc. Mr. Finley received a B.A. from St. Thomas University and an M.B.A. from the University of Chicago’s Graduate School of Business.

      David C. Sullivan became a director of CPI Holdco and CPI in January 2004. Mr. Sullivan has been a Vice President of Cypress since 2002 and was a member of Cypress from 1997 to 1999 and from 2001 to the present. Prior to joining Cypress, Mr. Sullivan was in the investment banking division of Lehman Brothers Inc. Mr. Sullivan received a B.A. from Williams College and an M.B.A. from Harvard Business School.

      Chris Toffales became a director of CPI Holdco and CPI on January 23, 2004. Mr. Toffales is currently the President of Toffales and Associates, and is a consultant in the defense industry. From 1999 to 2003, Mr. Toffales was the Senior Vice President, Corporate Marketing and President of DRS Systems Company. From 1994 to 1999, Mr. Toffales was Vice President of Business Development and Advanced Programs at Lockheed Martin Fairchild Systems. Prior to that, Mr. Toffales was the Vice President of Imaging and Space Programs for Loral Corporation. Mr. Toffales received a B.S. degree in electrical engineering from the City College of New York. Mr. Toffales received a consulting fee in connection with the Merger. Mr. Toffales may provide consulting services to Cypress or the Company in the future for which he may receive compensation. Subsequent to the Merger, Mr. Toffales made a direct equity investment in CPI Holdco of less than 1% of the capital stock of CPI Holdco.

Director Compensation

      Individuals who are officers of CPI Holdco and/or CPI and directors appointed by Cypress do not receive any compensation directly for their service on the board of directors of CPI Holdco and/or CPI. Our outside directors receive compensation, including options to purchase shares of common stock of CPI Holdco, for their service as members of CPI Holdco’s and/or CPI’s board of directors. Additionally, our outside directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of CPI Holdco’s and/or CPI’s board of directors and at committee meetings.

2004 Stock Incentive Plan

      CPI Holdco has established the CPI Holdco 2004 Stock Incentive Plan, which permits CPI Holdco to grant employees, directors and consultants of CPI Holdco and its affiliates various equity-based awards, including non-qualified and incentive stock options, stock appreciation rights and other stock-based awards. Approximately 8% of the outstanding shares of CPI Holdco’s common stock are reserved for issuance under the plan. Certain of our employees have received grants of options to purchase shares of CPI Holdco. Subject to an employee’s continued employment, fifty percent of the shares subject to each option will vest in equal annual installments on each of the first five anniversaries of the date of grant and fifty percent of the shares subject to each option will vest over the five-year period following the date of grant based on the achievement of performance targets to be established by the board of directors of CPI Holdco. If the employee’s employment is terminated due to his death or “disability”, as such term is defined in the applicable option agreement, the unvested portion of each option that vests based on the passage of time will become vested and exercisable with respect to the number of shares that otherwise would have become vested and exercisable on the next scheduled vesting date following such termination.

Management Incentive Plan

      The Management Incentive Plan is maintained for individuals who hold key senior positions that directly influence the successful performance of a division or corporate function. At the beginning of each fiscal year, corporate management establishes total company and division performance objectives and payout factors that apply if such objectives are met. In addition, certain participants may have individual goals. Pursuant to the Management Incentive Plan, target incentive awards are stated as a percentage of base salary. Actual awards are determined by application of payout tables established for each financial objective, plus, if applicable, a scoring of the individual goals. The total aggregate bonus payments under the Management Incentive Plan may not exceed 8% of fiscal year EBITDA. The Management Incentive Plan provides that the Chief Executive Officer has the prerogative to override the calculated amounts if he sees fit and that the board of directors of CPI will make the final determination on the size and timing of the aggregate awards. To be eligible for an award under the Management Incentive Plan, a participant generally must be on the payroll in good standing at the end of the applicable fiscal year, and at the time of the payout.

Retirement Plans

      During fiscal year 2003, the Company established a defined benefit pension plan for its Chief Executive Officer, O. Joe Caldarelli. The amount of annual pension payable to Mr. Caldarelli at age 65 is equal to: (1) 2% of the average of Mr. Caldarelli’s highest average indexed earnings for each year of pensionable service before December 31, 1990 plus (2) the aggregate of 2% of Mr. Caldarelli’s indexed earnings for each year of pensionable service on or after January 1, 1991. Notwithstanding the above formula, the amounts payable to Mr. Caldarelli under the plan cannot exceed the maximum pension limits under the Canadian Income Tax Act, which currently generally limit annual payments to approximately $1,700 (Canadian) for each year of service.

      Based on the limits imposed under the Canadian Income Tax Act, the Company estimates that the annual benefits Mr. Caldarelli would receive pursuant to the pension plan upon retirement at age 65 (assuming continued service until then) would be approximately $62,000 (Canadian).

      CPI maintains the Communications & Power Industries, Inc. Non-Qualified Deferred Compensation Plan for a select group of executive employees of the Company. Under the plan, if a participant’s elective deferrals under CPI’s 401(k) plan have reached the dollar limit specified in the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any plan year, the participant may defer his or her base salary or annual award under the Management Incentive Plan and CPI will make contributions to a participant’s account under the plan equal to a specified percentage of the participant’s base salary in excess of the social security taxable wage base. Participant contributions and CPI matching contributions to the plan are immediately 100% vested. Each participant will receive a distribution of the balance of the participant’s account as a lump sum cash payment within one year of his or her termination of employment for any reason.

Executive Compensation

      The following table shows certain information concerning compensation paid or accrued by the Company to the Chief Executive Officer and the next four most highly compensated executive officers of Holding (prior to the Intercompany Merger) and CPI (collectively, the “Named Executive Officers”) for each of the last three fiscal years.

Summary Compensation Table

					Long Term Compensation(e)

		Annual Compensation(e)			Securities
					Underlying
				Other Annual	Options	All other
	Fiscal		Bonus	Compensation	(# of shares)	Compensation
Name and Principal Position	Year	Salary	(a)	(b)	(c)	(d)

O. Joe Caldarelli	2003	$324,000	$792,000	$19,500	50,000	$24,843
Chief Executive Officer	2002	252,933	665,972	19,762	—	153,425
	2001	184,033	—	6,864	—	14,147
Robert A. Fickett	2003	$255,008	$421,875	$18,958	30,000	$20,697
Chief Operating Officer and	2002	237,500	600,000	29,421	—	17,901
President	2001	211,462	—	24,090	—	14,982
Don C. Coleman	2003	$160,519	$178,875	$22,025	10,000	$10,923
Vice President	2002	142,077	137,523	30,703	—	9,652
	2001	139,462	52,208	17,230	—	9,011
Joel A. Littman	2003	$161,538	$217,200	$18,958	15,000	$11,031
Chief Financial Officer,	2002	143,780	156,000	19,966	—	10,059
Treasurer and Secretary	2001	133,462	24,507	6,832	6,000	8,649
Mike Cheng	2003	$156,354	$174,375	$30,125	10,000	$10,387
Vice President	2002	135,536	102,239	17,543	—	9,146
	2001	131,746	30,968	2,862	—	6,504

(a)	Consists of awards under the Management Incentive Plan for fiscal year 2003, 2002 and 2001. Fiscal year 2003’s awards were paid in fiscal year 2004.

(b)	Consists of amounts paid for personal benefits and amounts reimbursed for the payment of taxes on certain perquisites.

(c)	Consists of stock options granted under Holding’s 2000 Stock Option Plan, which was assumed by CPI Holdco in connection with the Merger. Each option granted vests at the rate of 25% per year over a four-year period, beginning on the date of grant.

(d)	Consists of (1) Company contributions to CPI’s 401(k) plan and Non-Qualified Deferred Compensation Plan for Named Executive Officers except Mr. Caldarelli, (2) Company contributions to the Pension Plan for Mr. Caldarelli, and (3) Company paid premiums for group life insurance for each of the Named Executive Officers.

(e)	The table does not include the 100,000 shares of Holdings’ common stock purchased by certain executive officers during fiscal year 2003 at a price subsequently determined to be less than market value, as determined by an independent appraisal.

      The following table shows stock option grants to purchase common stock of Holding to the Chief Executive Officer and the Named Executive Officers. Upon consummation of the Merger, all stock options held by management became vested and exercisable. Each of the executives listed below entered into option rollover agreements pursuant to which each individual agreed to rollover at least 75% of his existing options relating to shares of common stock of Holding subject to such options (100% of the options with respect to Mr. Caldarelli) into fully vested options to purchase shares of common stock of CPI Holdco. The rolled-over options are subject to the same terms and conditions as the options existing prior to the Merger to purchase shares of Holding under the 2000 Stock Option Plan. The shares issued upon exercise of the rolled-over options are subject to the terms and conditions of the management stockholders agreement described below. See “Certain Relationships and Related Party Transactions”.

Stock Option Grants in Fiscal Year 2003

		% of Total
		Options				Potential Realizable Value at Assumed
	Securities	Granted to		Market		Annual Rates of Stock Price Appreciation
	Underlying	Employees	Exercise	Price on		for Ten-Year Option Term(c)
	Options	in Fiscal	Price per	Date of	Expiration
Name	(# of shares)	Year(a)	Share	Grant(b)	Date	0%	5%	10%

O. Joe Caldarelli	50,000	26.2%	$1.10	$9.00	3/10/13	$395,000	$429,589	$482,656
Robert A. Fickett	30,000	15.7%	$1.10	$9.00	3/10/13	$237,000	$257,754	$289,594
Don C. Coleman	10,000	5.2%	$1.10	$9.00	3/10/13	$79,000	$85,918	$96,531
Joel A. Littman	15,000	7.9%	$1.10	$9.00	3/10/13	$118,500	$128,877	$144,797
Mike Cheng	10,000	5.2%	$1.10	$9.00	3/10/13	$79,000	$85,918	$96,531

(a)	Based on a total of 191,000 options granted to employees in fiscal year 2003.

(b)	During the closing of the quarter ended October 3, 2003 and in connection with the Merger Agreement, the Company obtained an updated independent appraisal to determine the fair value of common stock purchased by certain executives and stock options granted to certain employees during the quarter ended April 4, 2003.

(c)	These columns show gains that could accrue for the respective options, assuming that the market price of the Company’s common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 0%, 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

      The following table provides summary information concerning the shares of common stock of Holding acquired in 2003, the value realized upon exercise of stock options in 2003, and the year end number and value of unexercised options with respect to the Chief Executive Officer and the Named Executive Officers as of October 3, 2003. The value was calculated by determining the difference between the fair value of underlying securities and the exercise price. The fair value of Holding’s common stock at October 3, 2003 was assumed to be $15.49 per share based upon an independent appraisal.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at Fiscal Year-End		Options at Fiscal Year-End
	Acquired On
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

O. Joe Caldarelli	—	—	6,000	52,000	$86,340	$748,280
Robert A. Fickett	—	—	13,625	33,125	196,064	476,669
Don C. Coleman	—	—	3,750	11,250	53,963	161,888
Joel A. Littman	—	—	4,500	18,500	64,755	266,215
Mike Cheng	—	—	4,125	11,250	59,359	161,888

Employment Arrangements

      The Company has entered into an employment agreement dated March 19, 2002 with Joe Caldarelli, which became effective upon Mr. Caldarelli’s appointment to the position of Chief Executive Officer. Pursuant to the employment agreement, Mr. Caldarelli is entitled to receive a base salary of $300,000. This amount may change due to exchange rate fluctuations with the Canadian dollar. Mr. Caldarelli is entitled to participate in the Management Incentive Plan and has a target bonus of one times his base salary. For fiscal year 2003, Mr. Caldarelli received an annual bonus of $792,000 pursuant to the Management Incentive Plan. If the Company terminates Mr. Caldarelli’s employment (other than due to his conviction of a felony offense), he will be entitled to continued payment of base salary for a minimum of 18 months and a maximum of 30 months. During the severance period, Mr. Caldarelli generally will continue to participate in medical and all other benefit programs and will be entitled to receive his management incentive award for the entire year in which he is terminated.

      The Company has entered into substantially similar employment agreements, each dated September 30, 2002, with Robert Fickett and Joel Littman. Mr. Fickett is entitled to receive a base salary of $250,000 and Mr. Littman is entitled to receive a base salary of $144,000. These agreements include provisions for the base salary to be reviewed and adjusted at least annually. Each employment agreement provides that the executive is eligible to participate in the Management Incentive Plan, which plan is reviewed and approved annually by the board of directors. For fiscal year 2003, Mr. Fickett received an annual bonus of $421,875 pursuant to the Management Incentive Plan. For fiscal year 2003, Mr. Littman received an annual bonus of $217,200 pursuant to the Management Incentive Plan. Pursuant to each employment agreement, if the Company terminates the executive’s employment (other than due to his conviction of a felony offense), that executive will be entitled to continued payment of base salary for 18 months. During the severance period, each executive generally will continue to participate in medical and all other benefit programs and will be entitled to receive his management incentive award for the entire year in which he is terminated.

      The Company has employment letters, each dated November 2, 2002, with Don Coleman and Mike Cheng, which provide for an annual base salary of $159,000 and $155,000, respectively. The Company’s current practice is for each base salary to be reviewed and adjusted as appropriate. Each employment letter provides that the executive is entitled to participate in the Management Incentive Plan. For fiscal year 2003, Mr. Coleman received an annual bonus of $178,875 pursuant to the Management Incentive Plan. For fiscal year 2003, Mr. Cheng received an annual bonus of $174,375 pursuant to the Management Incentive Plan. Pursuant to each employment letter, if the executive is terminated without cause at any time during the two-year period following a change in control event, upon the executive’s execution of a general release, he will be entitled to continued payment of base salary and the continuation of employee benefits for 12 months, 100% of the management incentive award that otherwise would have been earned by him, and full outplacement services. In addition, Messrs. Coleman and Cheng will be entitled to retain their company cars through the applicable 12-month severance period.

      In addition, for fiscal year 2003, Mr. Beighley received an annual bonus of $128,242 pursuant to the Management Incentive Plan.

Compensation Committee Interlocks and Insider Participation

      The Company recently formed a compensation committee consisting of Messrs. Targoff and Finley. All previous decisions on the compensation of executive officers and directors of the Company or any of its subsidiaries were made by the full board of directors of CPI Holdco. The compensation committee will make future decisions on the compensation of directors and certain executive officers of the Company.

      Other than Mr. Caldarelli and Mr. Fickett, none of the directors of CPI Holdco or CPI are officers or employees or former officers or employees of CPI Holdco or CPI or any of its subsidiaries who participated in deliberations concerning compensation of executive officers and directors. Mr. Caldarelli and Mr. Fickett both abstained from voting on executive compensation matters.

      None of the directors or officers of CPI Holdco or CPI has any relationships that would require disclosure by the Company pursuant to Item 404 of Regulation S-K (“Certain Relationships and Related Transactions”), except as described below:

      From 1995 until the consummation of the Merger, Mr. Caldarelli, a director and the Chief Executive Officer of CPI Holdco, had a loan outstanding to the Company. The loan was incurred in 1995 to enable Mr. Caldarelli to purchase shares of the Company. The largest aggregate amount owing under this loan was approximately $72,500. The loan was repaid in full upon the consummation of the Merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Stockholders Agreement

      CPI Holdco, Cypress and certain management stockholders entered into a management stockholders agreement on January 23, 2004. The agreement generally restricts the ability of the management stockholders to transfer their shares of common stock, other than to certain permitted transferees, for seven years from the Merger or, if sooner, the earlier to occur of an initial public offer of CPI Holdco’s common stock or a change of control of CPI Holdco. CPI Holdco and Cypress each have the option to repurchase shares of common stock held by the management stockholders upon the termination of the management stockholder’s employment with the Company for any reason. The management stockholders have tag-along rights on certain transfers of common stock by Cypress and customary piggyback registration rights. The management stockholders are subject to Cypress’ drag-along rights with respect to certain transfers of common stock and CPI Holdco’s and Cypress’ rights of first refusal on transfers of common stock by management stockholders and call rights. The management stockholders have agreed to vote their shares of common stock of CPI Holdco as directed by Cypress. In addition, certain senior managers have agreed to be bound by customary non-competition and non-solicitation covenants. In connection with any offering of registrable securities, CPI Holdco has agreed to indemnify the management stockholders against certain liabilities, including liabilities under the Securities Act.

Registration Rights Agreement

      CPI Holdco and Cypress entered into a registration rights agreement on January 23, 2004. Cypress has customary demand and piggyback registration rights. Under the terms of the registration rights agreement and in connection with any offering of registrable securities, CPI Holdco has agreed to indemnify Cypress and its controlling persons against certain liabilities, including liabilities under the Securities Act.

Transaction Fee Agreements

      In connection with and upon consummation of the Merger, and pursuant to a management services agreement among Holding, CPI and Leonard Green & Partners L.P. (“LGP”), we paid LGP a transaction fee of $1.25 million, which reduced the merger consideration payable to stockholders of Holding. The management services agreement was terminated when the Merger was consummated.

      In connection with the Transactions, Cypress entered into a transaction fee agreement with CPI Holdco relating to certain structuring and advisory services that Cypress provided to CPI Holdco for aggregate transaction and advisory fees of $2.5 million, which was paid when the Merger was consummated. CPI Holdco agreed to indemnify Cypress and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction fee agreement and the engagement of Cypress pursuant to, and the performance by it of the services contemplated by, the transaction fee agreement.

      In connection with the Merger, the following members of management received transaction bonuses: Joe Caldarelli ($500,000), Robert Fickett ($300,000), Joel Littman ($200,000), Don Coleman ($100,000), Mike Cheng ($100,000) and John Beighley ($100,000).

Option Rollover Agreements

      All stock options held by management became vested and exercisable when the Merger was consummated. Prior to the consummation of the Merger, Messrs. Caldarelli, Fickett, Coleman, Littman, Cheng and Beighley entered into option rollover agreements with CPI Holdco. Pursuant to these agreements, each individual agreed to rollover at least 75% of his existing options relating to shares of common stock of Holding subject to such options (100% of the options with respect to Mr. Caldarelli) into fully vested options to purchase shares of common stock of CPI Holdco. In addition, certain of the Company’s employees rolled over certain of their existing options relating to shares of common stock of Holding into options to purchase shares of common stock of CPI Holdco. The rolled-over options are subject to the same terms and conditions as the options existing prior to the Merger to purchase shares of Holding under the 2000 Stock Option Plan. The shares issued upon exercise of the rolled-over options are subject to the terms and conditions of the management stockholders agreement described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      As a result of the Merger and the Intercompany Merger, CPI Holdco owns 100% of the capital stock of CPI.

      The following table sets forth information as of March 18, 2004 with respect to the beneficial ownership of the capital stock of CPI Holdco by (1) each person known to us to own beneficially more than 5% of the outstanding capital stock of CPI Holdco, (2) each director of CPI Holdco, (3) each of the Named Executive Officers, and (4) all executive officers and directors as a group.

      Except as otherwise indicated in a footnote, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)	Percentage of Class(1)

The Cypress Group L.L.C.(2)	4,251,122	99.0%
c/o The Cypress Group L.L.C.
65 East 55th Street, 28th Floor
New York, NY 10022
O. Joe Caldarelli(3)(4)	59,361	1.37%
Robert A. Fickett(3)	35,063	*
Joel A. Littman(3)	17,250	*
Mike Cheng(3)	15,500	*
Don C. Coleman(3)	12,100	*
Michael F. Finley	0	0
David C. Sullivan	0	0
Michael Targoff(5)	21,256	*
Chris Toffales(5)	3,188	*
Directors and executive officers as a group (10 persons)(3)	171,718	3.86%

*	Less than 1%

(1)	Applicable percentage of ownership is based on 4,275,566 shares of common stock of CPI Holdco outstanding as of March 18, 2004. Shares of common stock of CPI Holdco that a person or entity has the right to acquire within 60 days of March 18, 2004 are deemed outstanding for purposes of computing the number of shares beneficially owned by the person or entity holding such rights and the percentage ownership of the person or entity holding such rights, but are not deemed outstanding for purposes of computing the number of shares beneficially owned or the percentage ownership of any other person or entity, except with respect to the percentage ownership of all directors and executive officers as a group.

(2)	Includes 171,419 shares of common stock owned by Cypress Merchant Banking II C.V., 4,032,289 shares of common stock owned by Cypress Merchant Banking Partners II L.P., 38,912 shares of common stock owned by 55th Street Partners II L.P. (collectively, the “Cypress Funds”) and 8,502 shares owned by Cypress Side-By-Side L.L.C. Cypress Associates II L.L.C. is the managing general partner of Cypress Merchant Banking II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P., and has voting and investment power over the shares held or controlled by each of these funds. Messrs. Jeffrey P. Hughes, James L. Singleton, David P. Spalding and James A. Stern, each of whom is a managing member of Cypress Associates II L.L.C., each disclaims ownership of the membership interests owned by the Cypress Funds. Cypress Side-By-Side L.L.C. is a sole member-L.L.C. of which Mr. James A. Stern is the sole member.

The address of each of the Cypress Funds and of Cypress Side-By-Side L.L.C. is c/o The Cypress Group L.L.C., 65 East 55th Street, 28th Floor, New York, NY 10022.

(3)	Represents options to purchase shares of common stock of Holding that members of management rolled over into options to purchase shares of common stock of CPI Holdco pursuant to option rollover agreements. These stock options became vested and exercisable upon the consummation of the Merger. Pursuant to the option rollover agreements, O. Joe Caldarelli rolled over existing options to purchase 58,000 shares of common stock of Holding, Robert A. Fickett rolled over existing options to purchase 35,063 shares of common stock of Holding, Joel A. Littman rolled over existing options to purchase 17,250 shares of common stock of Holding, Mike Cheng rolled over existing options to purchase 15,500 shares of common stock of Holding and Don C. Coleman rolled over existing options to purchase 12,100 shares of common stock of Holding.

(4)	Includes outstanding options to purchase 1,361 shares of CPI Holdco common stock granted in January 2004.

(5)	Represents shares of CPI Holdco purchased subsequent to the Merger.

DESCRIPTION OF SENIOR CREDIT FACILITIES

      The Senior Credit Facilities are provided by a syndicate of banks, financial institutions and other entities led by UBS AG, Stamford Branch (“UBS AG”), as administrative agent and collateral agent, UBS Securities LLC and Bear, Stearns & Co. Inc., as joint lead arrangers and bookrunners, Wachovia Capital Markets, LLC, as co-arranger, Bear Stearns Corporate Lending Inc., as syndication agent, and Wachovia Bank, National Association, as documentation agent. The following is a summary of the terms of the Senior Credit Facilities. The description of the Senior Credit Facilities does not purport to be complete. For more information, please review the agreements, which are filed as an exhibit to the registration statement of which this prospectus is a part.

      The Senior Credit Facilities provide financing of up to $130 million, consisting of:

•	a $90.0 million term loan facility with a maturity of 6.5 years; and

•	a $40.0 million revolving credit facility with a maturity of 6 years.

      CPI is the borrower under the term loan facility and the revolving credit facility. The revolving credit facility includes borrowing capacity available for letters of credit.

Interest Rate and Fees

      The borrowings under the Senior Credit Facilities bear interest at a rate equal to an applicable margin plus, at CPI’s option, either (a) a base rate determined by reference to the higher of (1) the prime commercial lending rate of UBS AG and (2) the federal funds rate plus  1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the term loan facility is 2.00% with respect to base rate borrowings and 3.00% with respect to LIBOR borrowings. The initial applicable margin for borrowings under the revolving credit facility is 2.00% with respect to base rate borrowings and 3.00% with respect to LIBOR borrowings. The applicable margin for borrowings under the revolving credit facility and the term loan facility may be reduced subject to CPI’s attaining certain leverage ratios.

      In addition to paying interest on outstanding principal under the Senior Credit Facilities, CPI is required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments thereunder at a rate equal to 0.50% per annum. CPI will also pay customary letter of credit fees.

Prepayments

      The Senior Credit Facilities require CPI to prepay outstanding loans, subject to certain exceptions and limitations, with:

•	100% of the net cash proceeds from asset sales by CPI Holdco, Holding, CPI or any of its subsidiaries;

•	100% of the net cash proceeds of issuances of debt or preferred stock by CPI Holdco, Holding, CPI or any of its subsidiaries;

•	50% of the net cash proceeds of issuances of common equity by, or equity contributions to, CPI Holdco;

•	100% of all cash proceeds paid to CPI Holdco, Holding, CPI or any of its subsidiaries from casualty and condemnation events in excess of amounts applied to replace, restore or reinvest in any properties for which proceeds were paid within a specified period;

•	75% of the excess cash flow of CPI and its subsidiaries, with such percentage to be subject to reduction if CPI’s leverage ratio is less than specified amounts; and

•	100% of any amount received by CPI Holdco, CPI or any of its subsidiaries under any escrow arrangements under the Merger Agreement (other than to the extent relating to indemnification of amounts actually paid by CPI or any of its subsidiaries to persons other than CPI or any of its subsidiaries or to the extent relating to working capital adjustments).

      CPI may make voluntary prepayments on the outstanding loans at any time without premium or penalty, except for customary “breakage” costs with respect to LIBOR loans.

Guarantee and Security

      All obligations under the Senior Credit Facilities are unconditionally guaranteed on a joint and several basis by CPI Holdco and each of CPI’s existing and future direct and indirect domestic subsidiaries, referred to collectively as the Guarantors. Prior to the Intercompany Merger, Holding was also a Guarantor.

      All obligations under the Senior Credit Facilities are, and any interest rate protection or hedging facility relating to the Senior Credit Facilities entered into by the lenders or their affiliates (and, in each case, the guarantees of those obligations) will be secured by, perfected first priority security interests in, and mortgages on, all the tangible and intangible assets of CPI and the Guarantors, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of all the equity interests of CPI and each of CPI’s direct and indirect domestic subsidiaries; and

•	a pledge of 65% of the equity interests of each of CPI’s direct and indirect first-tier non-U.S. subsidiaries.

Prior to the Intercompany Merger, such obligations were also secured by a pledge of all of the equity interests of Holding.

Certain Covenants and Events of Default

      The Senior Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of CPI Holdco, CPI and the subsidiary guarantors to:

•	sell assets;

•	engage in mergers and acquisitions;

•	pay dividends and distributions or repurchase their capital stock;

•	incur additional indebtedness (including guarantees and other contingent obligations) or issue equity interests;

•	make investments and loans;

•	create liens or further negative pledges on assets;

•	engage in certain transactions with affiliates;

•	enter into sale and leaseback transactions;

•	change their business or ownership;

•	amend agreements or make prepayments relating to subordinated indebtedness;

•	amend or waive provisions of charter documents, agreements with respect to capital stock or any other document related to the Transactions in a manner materially adverse to the lenders; and

•	change their fiscal year.

      In addition, the Senior Credit Facilities require CPI Holdco, CPI and the subsidiary guarantors to maintain the following financial covenants:

•	a minimum interest coverage ratio;

•	a maximum total leverage ratio;

•	a minimum fixed charge coverage ratio; and

•	a maximum capital expenditures limitation.

THE EXCHANGE OFFER

General

      CPI hereby offers to exchange a like principal amount of exchange notes for any or all outstanding notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to this offer as the “exchange offer.” You may tender some or all of your outstanding notes pursuant to the exchange offer.

      As of the date of this prospectus, $125,000,000 aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding notes known to us on or about                     , 2004. CPI’s obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “Conditions to the Exchange Offer” below. CPI currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

      We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable efforts to cause this registration statement to be declared effective and to cause the exchange offer to be consummated within 210 days after the issue date of the outstanding notes. The exchange notes will have terms substantially identical to the form and terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes were issued on January 23, 2004.

      Under the circumstances set forth below, we will use our reasonable efforts to cause the Securities and Exchange Commission, or the “SEC”, to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act or such shorter period ending when all outstanding notes or exchange notes covered by the statement have been sold in the manner set forth and as contemplated in the statement. These circumstances include:

•	if applicable law or interpretations of the staff of the SEC do not permit CPI and the guarantors to effect this exchange offer;

•	if for any other reason this exchange offer is not consummated within 210 days of the issue date of the outstanding notes;

•	if any holder of the outstanding notes notifies us prior to the 20th day following consummation of this exchange offer that it is prohibited by law or SEC policy from participating in this exchange offer or does not receive exchange notes that may be sold without restriction (other than due solely to the status of such holder as an affiliate of CPI or any guarantor); or

•	any initial purchaser of the outstanding notes so requests with respect to outstanding notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution.

      If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes and the exchange notes required to be registered on a shelf registration statement. Please read the section “Exchange Offer; Registration Rights” for more details regarding the registration rights agreement.

      Each holder of outstanding notes that wishes to exchange their outstanding notes for exchange notes in the exchange offer will be required to make the following written representations:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•	such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	such holder is not an affiliate of the Company or any Guarantor, as defined by Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable; and

•	if it is not engaged in, and does not intend to engage in, a distribution of exchange notes.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution”.

Resale of Exchange Notes

      Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in your ordinary course of business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an affiliate of the Company or any Guarantor as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

      If you are an affiliate of the Company or any Guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

      This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

      On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in multiples of $1,000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.

      The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the outstanding notes were issued and the exchange notes and the outstanding notes will constitute a single class and series of notes for all purposes under the indenture. For a description of the indenture, please see “Description of the Notes”.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      As of the date of this prospectus, $125,000,000 aggregate principal amount of the outstanding notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders’ outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer”.

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

      As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2004. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

      To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the Exchange Offer

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if:

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, violates any applicable law or interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

      We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the business day after the previously scheduled expiration date.

      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Procedures for Tendering

      Only a holder of outstanding notes may tender their outstanding notes in the exchange offer. To tender in the exchange offer, a holder must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal; or

•	prior to the expiration date, the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

      A tender to us that is not withdrawn prior to the expiration date constitutes an agreement between us and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      The method of delivery of outstanding notes, letter of transmittal, and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or certificates representing outstanding notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them.

      If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer, you should promptly contact such party and instruct such person to tender outstanding notes on your behalf.

      Your must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the outstanding notes.

      Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

      If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Book-Entry Delivery Procedures

      Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of the outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation”, prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message”, as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Tender of Outstanding Notes Held Through The Depository Trust Company

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Acceptance of Exchange Notes

      In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      By tendering outstanding notes pursuant to the exchange offer, each holder will represent to us that, among other things:

•	the holder is acquiring the exchange notes in the ordinary course of its business;

•	the holder does not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	the holder is not an affiliate of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act; and

•	the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

      If the holder is an affiliate of the Company or any Guarantor, or is engaging in, or intends to engage in, or has any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or is not acquiring the exchange notes in the ordinary course of its business:

•	the holder cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

      In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

      We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

      Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, without cost to the holder, unless otherwise provided in the letter of transmittal, as soon as practicable after the expiration date.

Guaranteed Delivery Procedures

      Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program prior to the expiration date may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby;

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

      Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at one of the addresses set forth below under “— Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

      If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt, of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “ — Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

      BNY Western Trust Company has been appointed as the exchange agent for the exchange offer. BNY Western Trust Company also acts as trustee under the indenture governing the outstanding notes, which is the same indenture that will govern the exchange notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Delivery to: BNY Western Trust Company, Exchange Agent

By Mail or Overnight Courier	By Hand:	By Facsimile Transmissions:
Delivery:		(212) 298-1915
The Bank of New York	The Bank of New York
101 Barclay Street – 7 E	101 Barclay Street – 7 E	Confirm By Telephone:
New York, NY 10286	New York, NY 10286	(212) 815-3738
Attn. Diane Amoroso	Ground Floor Window
Corporate Trust, Reorganization Dept.	Corporate Trust, Reorganization Dept.	For Information:
Diane Amoroso
(212) 815-3738

      IF YOU DELIVER THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, THAT DELIVERY OR THOSE INSTRUCTIONS WILL NOT BE EFFECTIVE.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail by the exchange agent. We may make additional solicitation by facsimile, telephone or in person by our officers and regular employees and our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

      We will pay the estimated cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $500,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Accounting Treatment

      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses of the exchange offer as debt issuance costs.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered; or

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

      If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

      Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

      Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

      In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the staff of the SEC, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is an “affiliate” of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is acquiring the exchange notes in the ordinary course of its business;

•	the holder does not have an arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

      Any holder who tenders outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Other

      Participating in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

      As used below in this “Description of the Notes” section, the “Issuer” means Communications & Power Industries, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. The Issuer issued the outstanding notes, and will issue the exchange notes described in this prospectus, under an Indenture, dated as of January 23, 2004 (the “Indenture”), among the Issuer, the Guarantors and BNY Western Trust Company, as trustee (the “Trustee”). For purposes of this section, the outstanding notes and the exchange notes are collectively referred to as the “Notes”. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. For more information, please review the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part.

      The following is a summary of the material terms and provisions of the Notes. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading “— Certain Definitions.”

      The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement.

Principal, Maturity and Interest

      The Notes will mature on February 1, 2012. The Notes will bear interest at the rate shown on the cover page of this prospectus, payable on February 1 and August 1 of each year, commencing on August 1, 2004, to Holders of record at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

      The exchange notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

      An aggregate principal amount of exchange notes equal to $125.0 million is being issued in this offering. The Issuer may issue additional Notes having identical terms and conditions to the outstanding notes and the exchange notes (the “Additional Notes”), subject to compliance with the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness.” Any Additional Notes will be part of the same issue as the Notes and will be treated as one class with the Notes, including for purposes of voting, redemptions and offers to purchase. For purposes of this “Description of the Notes,” except for the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness,” references to the Notes include Additional Notes, if any.

Methods of Receiving Payments on the Notes

      If a Holder of at least $5.0 million in principal amount of Notes has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Subordination of Notes

      The payment of all Obligations by the Issuer on or relating to the Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt of the Issuer, including all Obligations with respect to the Credit Facilities, whether outstanding on the Issue Date or incurred after that date.

      The holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes (other than in Permitted Junior Securities) in the event of any distribution to creditors of the Issuer:

•	in a total or partial liquidation, dissolution or winding up of the Issuer;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its assets;

•	in an assignment for the benefit of creditors; or

•	in any marshalling of the Issuer’s assets and liabilities.

      In addition, the Issuer may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any Notes for cash or assets or otherwise (other than, in either case, in Permitted Junior Securities), if:

•	a payment default on any Senior Debt occurs and is continuing; or

•	any other default occurs and is continuing on any Designated Senior Debt that permits holders of such Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Debt.

      Payments on and distributions with respect to any Obligations on or with respect to the Notes may and shall be resumed:

•	in the case of a payment default, upon the date on which all such payment defaults are cured or waived; and

•	in case of a nonpayment default, the earliest of (1) the date on which all such nonpayment defaults are cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless in each case the maturity of any Designated Senior Debt has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

      Notwithstanding anything to the contrary, payments and distributions made from the trust established pursuant to the provisions described under “— Legal Defeasance and Covenant Defeasance” will be permitted and will not be subordinated so long as the payments into the trust were made in accordance with the requirements described under “— Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions when they were made.

      The Issuer must promptly notify the Representative of the Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Issuer, Holders of the Notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. See “Risk Factors — Risks Relating to the Notes — The notes are subordinated to all our existing and future senior indebtedness, which may limit our ability to repay you”.

      As of January 2, 2004, assuming this offering and the related Transactions had occurred on that date, the Issuer would have had approximately $90.0 million aggregate principal amount of Senior Debt and $40.0 million of undrawn borrowings available under the Credit Agreement.

Note Guarantees

      The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed (the “Note Guarantees”) by Parent and each Restricted Subsidiary (other than any Foreign Subsidiary). Prior to the Intercompany Merger, Holding also provided a Note Guarantee. Each Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt.

      For the fiscal year ended October 3, 2003, using actual tax rates, the Canadian Subsidiary generated approximately 29% of our sales, 36% of our net income, 20% of our EBITDA and 24% of our cash provided by operating activities. In addition, it held approximately 26% of our consolidated assets as of October 3, 2003, respectively.

      As of January 2, 2004, on a pro forma basis to give effect to the Transactions, these Notes would have been effectively junior to approximately $14.0 million of liabilities (including trade payables) of these non-guarantor subsidiaries.

      As of the date of this prospectus, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

      The obligations of each Subsidiary Guarantor under its Note Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the adjusted net assets of each Subsidiary Guarantor.

      A Subsidiary Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement:

(1) in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries; or

(2) if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively.

Optional Redemption

      Except as set forth below, the Notes may not be redeemed prior to February 1, 2008. At any time or from time to time on or after February 1, 2008, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated:

Optional
Year	Redemption Price

2008	104%
2009	102%
2010 and thereafter	100%

Redemption with Proceeds from Equity Offerings

      At any time, and on one or more occasions, prior to February 1, 2007, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

Optional Redemption upon a Change of Control

      At any time on or prior to February 1, 2008, the Notes may also be redeemed or purchased (by the Issuer or any other Person) in whole but not in part, at the Issuer’s option, upon the occurrence of a Change of Control, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 180 days after the occurrence of such Change of Control). The Issuer may provide in such notice that payment of such price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may be given prior to the occurrence of the related Change of Control, and any such redemption, purchase or notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of the related Change of Control.

      The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

      In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under “— Optional Redemption — Redemption with Proceeds from Equity Offerings,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

      Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

      Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

      Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3) describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

      The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

      If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer.

      The agreements governing the Issuer’s Senior Debt incurred in connection with the Transactions prohibit the Issuer, in certain circumstances, from purchasing any Notes, and also provide that some change of control events with respect to the Issuer constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of our senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If the Issuer does not obtain a consent or repay the borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the Senior Debt. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

      The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of

Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

      With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under the definition of “Change of Control” and “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

      The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants

      The Indenture contains, among others, the following covenants:

Limitations on Additional Indebtedness

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

      Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer, any Guarantor and/or the Canadian Subsidiary under the Credit Facilities in an aggregate amount at any time outstanding not to exceed $90.0 million, less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with the covenant described under “— Limitations on Asset Sales,” plus the greater of (x) $40.0 million and (y) the sum of (i) 85% of the book value of the accounts receivable plus (ii) 65% of the book value of inventory of the Issuer and the Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP;

(2) the Notes issued on the Issue Date and the Note Guarantees and the Notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the Transactions);

(4) Indebtedness under Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation that are designed to protect against fluctuations in interest rates, foreign currency exchange rates and commodity prices; provided that if such Hedging Obligations are of the type described in clause (1) of the definition thereof, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $20.0 million;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within fifteen Business Days of incurrence;

(9) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clauses (2) or (3) above or (12) below;

(11) Indebtedness of the Issuer or a Restricted Subsidiary arising in connection with the sale, remediation or relocation work at San Carlos not to exceed $20.0 million at any time outstanding; provided that such Indebtedness shall be extinguished upon the consummation of the sale of San Carlos;

(12) Indebtedness of Foreign Subsidiaries; provided that at the time of incurrence of Indebtedness under this clause (12) and after giving effect thereto, Consolidated Interest Coverage Ratio of the Foreign Subsidiaries (calculated by replacing the references to the Issuer in the relevant definitions to all Foreign Subsidiaries) is at least 2.00 to 1.00; and

(13) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $10.0 million at any time outstanding.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (13) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitations on Layering Indebtedness

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior in right of payment to the Notes or the Note Guarantee of such Restricted

Subsidiary and subordinated in right of payment to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be.

      For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitations on Restricted Payments

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6) or (7) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date, (y) from the repayment by Holding or Parent of loans made to it on the Issue Date by the Issuer out of the proceeds of this offering or the initial borrowing under the Credit Agreement or (z) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than any such proceeds which are used to redeem Notes in accordance with the second paragraph under “— Optional Redemption — Redemption with Proceeds from Equity Offerings,” plus

(c) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

      The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests; (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with the covenants described under “Change of Control” and “Limitations on Asset Sales” and purchased all Notes validly tendered pursuant to the relevant offer prior to purchasing or repaying such Subordinated Indebtedness;

(4) payments to Parent or Holding to permit Parent or Holding, and which are used by Parent or Holding, to redeem Equity Interests of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $2.0 million during any calendar year (with unused amounts in any calendar year being usable, without duplication, in subsequent calendar years, provided that not more than $4.0 million of unused amounts from previous calendar years may be utilized in any single calendar year);

(5) payments, distributions or Investments permitted pursuant to clauses (2), (3), (4), (10) and (11) of the covenant described under “— Limitations on Transactions with Affiliates”;

(6) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent a portion of the exercise price thereof;

(7) any payments made in connection with the consummation of the Transactions as described in the Offering Memorandum, including any loans or distributions to Holding or Parent to make such payments; or

(8) other Restricted Payments in an aggregate amount not to exceed $10.0 million;

provided that (a) in the case of any Restricted Payment pursuant to clauses (2), (3) or (4) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) to the extent the issuance and sale of Qualified Equity Interests are used to make a payment pursuant to clauses (2) or (3) above, such issuance and sale shall not increase the Restricted Payments Basket.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(1) encumbrances or restrictions existing under or by reason of applicable law;

(2) encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities) as in effect on that date;

(5) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date;

(9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness incurred in compliance with the covenant described under “— Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11) encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the Notes when due; and

(12) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(b) with respect to any Affiliate Transaction involving aggregate value of $25.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

      The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Independent Directors, and payments to Parent or Holding or on behalf of Parent or Holding to pay such amounts incurred by Parent or Holding;

(3) payments by the Issuer and/or one or more Subsidiaries to any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, to be used by such Person to pay taxes, and which payments by the Issuer and such Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) payments by the Issuer to or on behalf of Parent or Holding in an amount sufficient to pay out-of-pocket legal, accounting and filing costs, franchise taxes and other fees required to maintain the corporate existence of Parent or Holding actually incurred by Parent or Holding, in any case in an aggregate amount not to exceed $1.0 million in any calendar year;

(5) loans and advances permitted by clause (3) of the definition of “Permitted Investment”;

(6) any Restricted Payments which are made in accordance with the covenant described under “— Limitations on Restricted Payments”;

(7) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests;

(8) the payment of fees and other expenses to be paid by the Issuer or on behalf of Parent or Holding in connection with the consummation of the Transactions as described in the Offering Memorandum;

(9) payments by the Issuer or on behalf of Parent or Holding to Sponsor and its Control Investment Affiliates for any (a) management, consulting, monitoring or advisory fees and expenses not in excess of $1.0 million per annum and (b) transaction fees and expenses not in excess of 2% of the value of the transaction for which such transaction fees and expenses are being paid;

(10) the consolidation or merger of the Issuer and Holding as described in the Offering Memorandum; or

(11) the unwinding of the terms of the sale-leaseback transaction between the Issuer and Holding relating to San Carlos and described in the consolidated financial statements of each of Holding and CPI for the fiscal year ended October 3, 2003.

Limitations on Liens

      The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom securing any Indebtedness (other than Permitted Liens) unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

      For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any obligations received from such transferee that are within 30 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(c) the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

      If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

      If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1) repay Senior Debt or Guarantor Senior Debt, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3) (A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

      The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

      To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

      In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “— Limitations on Mergers, Consolidations, Etc.,” the successor shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and the successor shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

      The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

      The Issuer may designate any Subsidiary of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “— Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

      No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “— Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “— Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

      The Issuer may designate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

      All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, at Fair Market Value, or (2) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a

Person other than the Issuer or a Wholly-Owned Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under “— Limitations on Asset Sales.”

Limitations on Mergers, Consolidations, Etc.

      The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement;

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) either (x) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (y) the Consolidated Interest Coverage Ratio of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Interest Coverage Ratio of the Issuer immediately prior to such transaction.

      For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

      Parent will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of Parent and its Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) Parent will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Parent Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Parent Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of Parent under the Notes, the Indenture and the Registration Rights Agreement; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

      Except as provided in the sixth paragraph under the caption “— Note Guarantees,” no Guarantor (other than Parent) may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement, and, in the case of a consolidation or merger with Parent, is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer or Parent, as the case may be.

      Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer or Parent in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the entity to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

      Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with or merge with or into the Issuer or another Restricted Subsidiary.

Additional Note Guarantees

      If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than a Foreign Subsidiary or a Subsidiary that has been designated an Unrestricted Subsidiary), (b) any Unrestricted Subsidiary is designated a Restricted Subsidiary (other than a Foreign Subsidiary) or (c) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(1) execute and deliver to the Trustee a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture; and

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of Business

      The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Reports

      Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer or Parent will furnish to the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer or Parent, as applicable, if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer or Parent, as applicable, were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s or Parent’s, as applicable, certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

      In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

      Neither the Issuer nor any Guarantor shall provide information to any Person or the public not otherwise authorized to receive such information relative to performance requirements or performance contracts when such information requires access to information classified pursuant to Executive Order 12356, April 2, 1982 (47 Federal Register 14874, April 6, 1982), or successor or predecessor orders, or the Atomic Energy Act of 1954 (as amended). Neither the Issuer nor any Guarantor shall be required to acknowledge to any Person or the public not otherwise authorized to receive such information the existence or non-existence of work under special access or compartmented programs. Notwithstanding the foregoing, should the Issuer or any Guarantor withhold information permitted pursuant to this paragraph, such entity shall nonetheless use its commercially reasonable efforts to comply with the rules and regulations of the SEC relating to the information to be provided pursuant to the first paragraph above, but shall not be obligated to make disclosures required by the rules and regulations of the SEC to the extent such disclosures would conflict with the two preceding sentences.

Events of Default

      Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(2) failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described above under “— Change of Control” (whether or not such compliance is prohibited by the subordination provisions of the Indenture);

(4) failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at final maturity, principal on such Indebtedness within the applicable express grace period and any extensions thereof,

(b) results in the acceleration of such Indebtedness prior to its express final maturity or

(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $25.0 million or more;

(6) one or more judgments or orders that exceed $25.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(9) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note

Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

      If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable (a) if there is no Indebtedness outstanding under any Credit Facility at such time, immediately and (b) if otherwise, upon the earlier of (x) the final maturity (after giving effect to any applicable grace period or extensions thereof) or an acceleration of any Indebtedness under any Credit Facility prior to the express final stated maturity thereof and (y) five business days after the Representative under each Credit Facility receives the acceleration declaration, but only if such Event of Default is then continuing; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

      The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes known to it, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

      No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

      However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor.

      The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

      The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1) rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) also will no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest and premium, if any, on the Notes on the stated date for payment or on the redemption date of the Notes,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Issuer has received from, or there has been published by, the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses

(1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

      If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “— Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest and premium, if any,) on the Notes not theretofore delivered to the Trustee for cancellation,

(b) the Issuer has paid all sums payable by it under the Indenture, and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

      In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

      A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

      The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes. As described under “Book-entry, Delivery and Form”, except in limited circumstances, the Notes will only be issued in global form and deposited with a nominee of DTC.

Amendment, Supplement and Waiver

      Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding; provided that, without the consent of each Holder affected, no amendment or waiver may:

(1) reduce, or change the maturity, of the principal of any Note;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon optional redemption of the Notes or change the date on, or the circumstances upon, which any Notes are subject to redemption (other than provisions relating to the purchase of Notes described above under “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of the Indenture or the related definitions affecting the subordination of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7) waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8) impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(9) release any Guarantor which is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(10) make any change in these amendment and waiver provisions.

      Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

      The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with an exchange (in the case of an exchange offer) or a tender (in the case of a tender offer) of such Holder’s Notes will not be rendered invalid by such tender or exchange. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuer is required to mail to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

      No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the Indenture, without the consent of such holder.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

      BNY Western Trust Company is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

      The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

      “12% Senior Subordinated Notes” means the $100.0 million in aggregate principal amount of the Issuer’s 12% Senior Subordinated Notes due 2005.

      “Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

      “Additional Interest” has the meaning set forth in the Registration Rights Agreement.

      “Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “— Certain Covenants — Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition and the definition of “Control Investment Affiliate”, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      “amend” means to amend, supplement, restate, amend and restate or otherwise modify including successively; and “amendment” shall have a correlative meaning.

      “Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of: (i) 1.0% of the principal amount of such Note; and (ii) the excess of: (A) the present value at such Redemption Date of (1) the redemption price of such Note on February 1, 2008 (such redemption price being that described in the first paragraph under “Optional Redemption”) plus (2) all required remaining scheduled interest payments due on such Note through February 1, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum, over (B) the principal amount of such Note on such Redemption Date.

      Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

      “asset” means any asset or property.

      “Asset Acquisition” means

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

      “Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.”;

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “— Certain Covenants — Limitations on Restricted Payments”;

(4) the creation of or realization on any Permitted Lien;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries; and

(6) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.5 million.

      “Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

      “Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

      “Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such

Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

      “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

      “Canadian Subsidiary” means Communications & Power Industries Canada, Inc., an Ontario corporation, and its successors and assigns.

      “Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

      “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

      “Cash Equivalents” means:

(1) marketable obligations with a maturity of 1 year or less from the date of determination issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3) commercial paper maturing no more than 180 days from the date of determination thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-2 by S&P or at least P-2 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

      “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the Stockholders’ Agreement be deemed a “group” solely by virtue of being parties to the Stockholders’ Agreement), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer;

(2) during any period of two consecutive years commencing after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(3) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more

Permitted Holders or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation, together with the Permitted Holders, do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

(4) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

      “Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense,

(e) Restructuring Expenses; and

(f) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items (excluding any item which represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any period), determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

      “Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

      If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

      For purposes of calculating the Consolidated Interest Coverage Ratio prior to the expiration of the first Four-Quarter Period subsequent to the Issue Date, such calculation shall be on the same pro forma basis as the pro forma financial statements that are presented in the Offering Memorandum.

      In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

      “Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense minus the interest income of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2) commissions, discounts and other fees and charges owed to Persons other than the Issuer or any Restricted Subsidiary with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations,

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5) the interest portion of any deferred payment obligations,

(6) all other non-cash interest expense,

(7) capitalized interest,

(8) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(9) all interest payable with respect to discontinued operations, and

(10) all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

      Notwithstanding the preceding, all such amounts relating to the 12% Senior Subordinated Notes being redeemed (including any defeasance in connection therewith) in connection with the Transactions and the amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred in connection with the Transactions shall be excluded in the calculation of Consolidated Interest Expense to the extent otherwise included therein.

      Consolidated Interest Expense shall be calculated after giving effect to Hedging Obligations (including associated costs) described in clause (1) of the definition of “Hedging Obligations,” but excluding unrealized gains and losses with respect to Hedging Obligations.

      “Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) solely for purposes of calculating the Restricted Payments Basket, the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) any increase in amortization or depreciation of goodwill or other intangible assets resulting from purchase accounting in connection with the Merger;

(7) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(8) unrealized gains and losses with respect to Hedging Obligations;

(9) the cumulative effect of a change in accounting principles under GAAP;

(10) any payments made in connection with the consummation of the Transactions as described in the Offering Memorandum; and

(11) any extraordinary gain or loss and, other than for purposes of calculating the Restricted Payments Basket, any nonrecurring gain or loss, together, as applicable, with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period.

      In addition:

(a) Consolidated Net Income shall be reduced by the amount of any payments to or on behalf of Parent or Holding made pursuant to clause (4) of the last paragraph of the covenant described under “— Certain Covenants — Limitations on Transactions with Affiliates”; and

(b) any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “— Certain Covenants — Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (12) of the definition of “Permitted Investment” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

      For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

      “Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

      “Control Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in portfolio companies.

      “Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness”.

      “Credit Agreement” means the Credit Agreement dated the Issue Date by and among the Issuer, as Borrower, UBS AG, Stamford Branch, as administrative agent and collateral agent, UBS Securities LLC and Bear, Stearns & Co. Inc., as joint lead arrangers and bookrunners, and the other agents and lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time.

      “Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans or letters of credit and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether or not with the same or any other agent, lender or group of lenders and whether or not provided under the Credit Agreement or any other credit or other agreement or indenture.

      “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

      “Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

      “Designated Senior Debt” means (1) Senior Debt and Guarantor Senior Debt under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt or Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt”.

      “Designation” has the meaning given to this term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries”.

      “Designation Amount” has the meaning given to this term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries”.

      “Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset disposition occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset disposition provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales”, respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “ — Change of Control” and “— Certain Covenants — Limitations on Asset Sales”, respectively.

      “Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

      “Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by members of the Board of Directors of the Issuer disinterested with respect to the applicable transaction or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

      “Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which (i) is not organized under the laws of (x) the United States or any State thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

      “guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

      “Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

      Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

      Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Guarantor owed to Parent or any of its Subsidiaries;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Parent or any of its other Subsidiaries (including, without limitation, amounts owed for compensation);

(3) any accounts payable and other obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4) Indebtedness represented by Disqualified Equity Interests;

(5) any liability for taxes owed or owing by such Guarantor;

(6) that portion of any Indebtedness incurred in violation of the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

      “Guarantors” means Parent and each Restricted Subsidiary of the Issuer on the Issue Date, and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

      “Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

      “Holder” means any registered holder, from time to time, of the Notes.

      “Holding” means Communications & Power Industries Holding Corporation, a Delaware corporation, and its successors and assigns.

      “incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

      “Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations of such Person (the amounts of any such obligations to be equal at any time to the termination value of such Hedging Obligation that would be payable by, or to, such Person at such time); and

(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

      The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

      “Independent Director” means a director of the Issuer who

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of Parent or Holding); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

      “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and is not an Affiliate of the Issuer and is otherwise disinterested with respect to the applicable transaction.

      “interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

      “Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in the third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in the third Person. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer, Parent or Holding shall be deemed not to be Investments.

      “Issue Date” means January 23, 2004.

      “Junior Preferred Stock” means the Issuer’s 14% Junior Cumulative Preferred Stock.

      “Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases); provided, that in no event shall an operating lease constitute a Lien.

      “Merger” means the merger of Merger Sub with and into Holding, with Holding as the surviving corporation.

      “Merger Sub” means CPI Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and its successors and assigns.

      “Moody’s” means Moody’s Investors Service, Inc., and its successors.

      “Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2) relocation and demolition expenses incurred in connection with, or as a result of, such Asset Sale;

(3) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(4) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(5) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(6) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the

Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds at such time;

provided, that in the case of an Asset Sale of San Carlos, Net Available Proceeds shall mean the amount calculated in accordance with this definition in excess of $6.0 million.

      “Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or the Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

      “Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Offering Memorandum” means the offering memorandum with respect to the Notes dated January 15, 2004.

      “Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

      “Officers’ Certificate” means a certificate signed by two Officers.

      “Parent” means CPI Holdco, a Delaware corporation, and its successors and assigns.

      “Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

      “Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Offering Memorandum and businesses that are reasonably related thereto or reasonable extensions thereof or complementary thereto.

      “Permitted Holder” means (i) Sponsor, (ii) its Control Investments Affiliates and (iii) any Person with whom Sponsor or any of its Control Investment Affiliates (x) is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act or (y) are parties to a Securityholders’ Agreement; provided that clause (iii) will be applicable only if on the first date that Sponsor and its Control Investment Affiliates beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing less than a majority of the voting power of the total outstanding Voting Stock of the Issuer, the ratio of total Indebtedness of Issuer and the Restricted Subsidiaries on a consolidated basis on such date to Consolidated Cash Flow (calculated on a pro forma basis in accordance with Regulation S-X under the Exchange Act) for the Four-Quarter Period is not higher than such ratio on the Issue Date.

      “Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $2.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness”;

(5) cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “— Certain Covenants — Limitations on Asset Sales”;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; and

(12) other Investments in an aggregate amount not to exceed $15.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

      The amount of Investments outstanding at any time pursuant to clause (12) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (12) above, by an amount equal to the return of capital or principal with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (12) above.

      “Permitted Junior Securities” means:

(1) Equity Interests in the Issuer or any Guarantor; or

(2) debt securities that are subordinated to (a) all Senior Debt and Guarantor Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under the Indenture.

      “Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12) Liens securing all of the Notes and Liens securing any Note Guarantee;

(13) Liens securing Senior Debt or Guarantor Senior Debt;

(14) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(15) Liens in favor of the Issuer or a Guarantor;

(16) Liens securing Indebtedness under the Credit Facilities;

(17) Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(19) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(20) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(21) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16), (17) and (18); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14) and (17), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(22) Liens to secure Attributable Indebtedness; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(24) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $10.0 million at any one time outstanding.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

      “Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

      “Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

      “principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

      “Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

      “Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the

Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

      “Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of Parent or Holding to Persons other than any Permitted Holder or any other Person who is not, prior to such issuance and sale, an Affiliate of Parent or Holding, other than in connection with a transaction or series of transactions constituting a Change of Control; provided, however, that cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Issuer as a capital contribution immediately prior to such redemption.

      “redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of “— Optional Redemption”.

      “Redesignation” has the meaning given to such term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries”.

      “refinance” means to refinance, repay, prepay, replace, renew or refund, including successively.

      “Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds of which are used, within 90 days of such issuance or receipt of such proceeds to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

(4) the Refinancing Indebtedness is scheduled to mature no earlier than the earlier of (a) the maturity of the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

      “Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

      “Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

      “Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Restricted Payments.”

      “Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

      “Restructuring Expenses” means losses, charges and expenses incurred in connection with restructuring within the Issuer and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary course, non-operating costs and expenses in connection therewith.

      “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

      “Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

      “San Carlos” means the Issuer’s San Carlos, California facility.

      “SEC” means the U.S. Securities and Exchange Commission.

      “Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

      “Securities Act” means the U.S. Securities Act of 1933, as amended.

      “Securityholders’ Agreement” means an agreement among the Sponsor and/or its Control Investment Affiliates and one or more Persons that beneficially own Voting Stock of the Issuer pursuant to which (i) the vote of the Sponsor and/or its Control Investment Affiliates is required for (a) the merger, consolidation or sale of all or substantially all of the assets of the Issuer (other than a merger, consolidation or sale of all or substantially all of the assets with or to Holding or the Parent), (b) a sale of assets of the Issuer or any of its Subsidiaries with a Fair Market Value of $25.0 million or more (c) the incurrence of Indebtedness by the Issuer or any of its Subsidiaries of $25.0 million in principal amount or more and (ii) Sponsor and/or its Control Investment Affiliates shall be entitled to designate a number of directors of the Board of Directors of the Issuer at least proportional to its direct or indirect equity ownership of the Issuer (excluding directors who are also officers of the Issuer) but not less than one.

      “Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the

Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

      Without limiting the generality of the foregoing, “Senior Debt” shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1) all monetary obligations of every nature under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

      Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of the Issuer owed to Parent or any of its Subsidiaries;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Parent or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3) any accounts payable and other obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4) Indebtedness represented by Disqualified Equity Interests;

(5) any liability for taxes owed or owing by the Issuer;

(6) that portion of any Indebtedness incurred in violation of the “Limitations on Additional Indebtedness” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer.

      “Senior Preferred Stock” means the Issuer’s Series B 14% Senior Redeemable Exchangeable Cumulative Preferred Stock due 2007.

      “Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “— Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

      “Sponsor” means one or more investment funds controlled by The Cypress Group L.L.C.

      “Stockholders’ Agreement” means the stockholders’ agreement dated on or about the Issue Date among Parent and its stockholders.

      “Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Note Guarantees, respectively.

      “Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

      Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

      “Subsidiary Guarantor” means any Guarantor other than Parent.

      “Transactions” means the Merger and the transactions related thereto, the offering of senior subordinated notes being offered hereby, the redemption (including any defeasance in connection therewith) of the 12% Senior Subordinated Notes, the Senior Preferred Stock and the Junior Preferred Stock and borrowings made pursuant to the Credit Agreement.

      “Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to February 1, 2008; provided, however, that if the period from such Redemption Date to February 1, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to February 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

      “Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “ — Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

      “U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

      “Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

      “Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

EXCHANGE OFFER; REGISTRATION RIGHTS

      CPI and the guarantors entered into a registration rights agreement (the “Registration Rights Agreement”) with the initial purchasers of the outstanding notes on January 23, 2004, for the benefit of the holders of the notes, pursuant to which CPI and the guarantors agreed, at their cost to:

•	file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered exchange offer (the “Registered Exchange Offer”) to exchange the outstanding notes (the “Outstanding Notes”) for new notes of CPI guaranteed by the guarantors (the “Exchange Notes”) having terms identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or Additional Interest (as defined below)); and

•	use their reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act and to consummate the Registered Exchange Offer within 210 days after the Issue Date.

      Upon the effectiveness of the Exchange Offer Registration Statement, CPI and the guarantors will offer the Exchange Notes in exchange for surrender of the Outstanding Notes and the guarantees thereof. CPI and the guarantors will keep the Registered Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the Outstanding Notes. For each Outstanding Note surrendered to CPI pursuant to the Registered Exchange Offer, the holder of such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Under existing SEC interpretations, the Exchange Notes and the related guarantees will be freely transferable by holders thereof, other than affiliates of CPI, after the Registered Exchange Offer without further registration under the Securities Act.

      Each holder of Outstanding Notes that wishes to exchange its Outstanding Notes for Exchange Notes will be required to represent that, among other things:

•	any Exchange Notes to be received by it will be acquired in the ordinary course of its business,

•	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act,

•	it is not an “affiliate” of CPI or any guarantor, as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

•	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes, and

•	if such holder is a broker-dealer (a “Participating Broker-Dealer”) that will receive Exchange Notes for its own account in exchange for Outstanding Notes acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of such Exchange Notes.

      Under similar SEC interpretations, Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Outstanding Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, if requested by a Participating Broker-Dealer, CPI and the guarantors are required to use their reasonable efforts to keep the Exchange Offer Registration Statement continuously effective for a period of not longer than 180 days after the date on which such statement is declared effective to satisfy their prospectus delivery requirements.

      In the event that:

•	applicable law or interpretations of the staff of the SEC do not permit CPI and the guarantors to effect such a Registered Exchange Offer,

•	for any other reason the Registered Exchange Offer is not consummated within 210 days from January 23, 2004,

•	any holder of Outstanding Notes notifies CPI prior to the 20th day following consummation of the Registered Exchange Offer that it is prohibited by law or SEC policy from participating in the Registered Exchange Offer or does not receive Exchange Notes that may be sold without restriction (other than due solely to the status of such holder as an affiliate of CPI or any guarantor), or

•	any initial purchaser so requests with respect to Outstanding Notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution,

then CPI and the guarantors will, at their cost, (a) file a registration statement (the “Shelf Registration Statement”) covering resales of the Outstanding Notes or the Exchange Notes, as the case may be, from time to time, (b) use their reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within the time periods specified in the Registration Rights Agreement and (c) keep the Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act or such shorter period ending when all Outstanding Notes and/or Exchange Notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Shelf Registration Statement. CPI will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for which such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Outstanding Notes or the Exchange Notes, as the case may be. A holder selling Outstanding Notes or Exchange Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of the Outstanding Notes or Exchange Notes to be registered under the Shelf Registration Statement will be required to deliver information to be used in connection with the Shelf Registration Statement within the time period set forth in the Registration Rights Agreement in order to have such holder’s Outstanding Notes or Exchange Notes included in the Shelf Registration Statement and to benefit from the provisions regarding Additional Interest set forth in the following paragraph.

      If:

•	on or prior to the 210th day after January 23, 2004, the Registered Exchange Offer is not consummated, or

•	the Shelf Registration Statement is required to be filed but is not declared effective within the time period required by the Registration Rights Agreement or is declared effective but thereafter ceases to be effective or usable during the time period required by the Registration Rights Agreement (subject to certain exceptions),

(each such event referred to in either of the clauses above, a “Registration Default”), additional cash interest (“Additional Interest”) will accrue on the affected Outstanding Notes and the Exchange Notes required to be registered on a Shelf Registration Statement, as applicable. The rate of Additional Interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, increasing by an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum amount of additional interest of 1.00% per annum, from and including the date on which any such Registration Default shall occur to, but excluding, the earlier of (1) the date on which all Registration Defaults have been cured or (2) with respect to each Outstanding Note or Exchange Note, the date on which such Outstanding Note or Exchange Note otherwise becomes freely transferable by holders thereof, other than affiliates of CPI or the guarantors without further registration under the Securities Act.

      Notwithstanding the foregoing, (1) the amount of Additional Interest payable shall not increase because more than one Registration Default has occurred and is pending and (2) a holder of Outstanding Notes or

Exchange Notes who is not entitled to the benefits of the Shelf Registration Statement (e.g., such holder has not elected to include information) shall not be entitled to Additional Interest with respect to a Registration Default that pertains to the Shelf Registration Statement. Such interest is payable in addition to any other interest payable from time to time with respect to the Outstanding Notes and the Exchange Notes in cash on each interest payment date to the holders of record for such interest payment date.

      Under certain circumstances CPI and the guarantors may delay the filing or the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement and shall not be required to maintain the effectiveness thereof or amend or supplement the Exchange Offer Registration Statement or the Shelf Registration for a period of up to 90 days during any 12-month period. Any delay period will not alter the obligations of CPI to pay Additional Interest with respect to a Registration Default.

      This summary of certain provisions of the Registration Rights Agreement does not purport to be complete. For more information, please review the Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

BOOK-ENTRY, DELIVERY AND FORM

      The exchange notes will initially be represented in the form of one or more global notes (the “Global Notes”) in definitive, fully-registered book-entry form, without interest coupons that will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of DTC or its participants.

      Exchange notes that are issued as described below under “Certificated Securities” will be issued in the form of registered definitive Certificates (the “Certificated Securities”), and such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of exchange notes being transferred.

      The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, New York, New York (the “Depositary”), and registered in the name of Cede & Co. (“Cede”), as the Depositary’s nominee, in each case for credit to an account of a direct or indirect participant in the Depositary as described below. Beneficial interests in a Global Note may not be exchanged for beneficial interests in another Global Note at any time except in limited circumstances described below. The Depositary is a limited-purpose trust company organized under the New York Banking Law that was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the Initial Purchasers of the outstanding notes, banks and trust companies, clearing corporations and certain other organizations). Access to the Depositary’s system is also available to other entities such as brokers, dealers, banks and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

      So long as the Depositary or its nominee (the “Global Note Holder”) is the registered owner of any exchange notes, the Global Note Holder will be considered the sole holder under the indenture of any exchange notes evidenced by a Global Note. Beneficial owners of exchange notes evidenced by a Global Note will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Accordingly, beneficial owners of an interest in a Global Note must rely on the procedures of the Depositary, and if such person is not a Participant, on the procedures of the Participant or Indirect Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a holder under the indenture. None of the Company, the Trustee, the Registrar or any Paying Agent will have any responsibility or liability for any aspect of the records of the Depositary, any participant or any Indirect Participant or for maintaining, supervising or reviewing any records of any of them relating to the exchange notes, and each of the Company, the Trustee, the Registrar or any Paying Agent may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or the Depositary for all purposes.

      Upon issuance of the Global Notes, the Global Note holder will credit, on its book-entry registration and transfer system, the number of exchange notes represented by such Global Notes to the accounts of the Participants. Ownership of beneficial interests in the Global Notes will be limited to Participants or Indirect Participants in the Depositary. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to Participants’ interests) for such Global Notes, or by Participants or Indirect Participants (with respect to beneficial interests of persons other than Participants).

      Investors in the Global Notes may hold their interests through organizations that are Participants.

      The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

      Payments in respect of the principal of and premium, if any, and interest on any exchange notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the Trustee may treat the persons in whose names exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, none of the Company, the Trustee, the Registrar or the Paying Agent has or will have any responsibility or liability for the payment of such amounts (or the timing of such payments) to beneficial owners of exchange notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

      Except as set forth below, record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in limited circumstances described below. Transfers between Participants in the Depositary’s system will be effected in accordance with the Depositary’s procedures, and will be settled in same-day funds.

      The Depositary has advised the Company that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account with the Depositary interests in the Global Notes are credited.

      The information in this section concerning the Depositary and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

      Although the Depositary has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in the Depositary, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

      If (1) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a Depositary and the Company is unable to locate a qualified successor within 90 days, (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in the form of Certificated Securities under the indenture, or (3) if a Default or Event of Default occurs and any owner of a beneficial interest in a Global Note so requests, then, upon surrender by the Global Note Holder of a Global Note, notes in the form of Certificated Securities will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Upon the transfer of Certificated Securities to a person entitled to hold an interest in a Global Note under the indenture, such Certificated Securities may, unless a Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of notes being transferred.

Same-Day Settlement and Payment

      The indenture requires that payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, Additional Interest, if any and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, Additional Interest, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The Company expects that secondary trading in the Certificated Securities will be settled in immediately available funds.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

      The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

      In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

      The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders as of the date of this prospectus regarding ownership of the notes. Except where noted, this summary deals only with notes that are held as capital assets by a non-U.S. holder.

      A “non-U.S. holder” means a holder of notes (other than a partnership) that is not any of the following for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company”). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

      If a partnership or other entity taxable as a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

      You should consult your own tax advisors concerning the U.S. federal income tax and estate tax consequences to you in light of your particular situation, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Federal Withholding Tax

      The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or successor form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-U.S. holders that are entities rather than individuals.

      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. (as discussed below under “— U.S. Federal Income Tax”).

•	The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, redemption, retirement or other disposition of the notes.

U.S. Federal Income Tax

      If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided certain certification and disclosure requirements discussed above under “— U.S. Federal Withholding Tax” are satisfied), in the same manner as if you were a U.S. person, as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits for the taxable year, subject to adjustments.

      Any gain realized on the disposition of the notes generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

•	Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described under “— U.S. Federal Withholding Tax” without regard to the fifth bullet point.

Information Reporting And Backup Withholding

•	Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S person, as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “— U.S. Federal Withholding Tax”.

      In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which CPI, the initial purchasers, or the guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs”, that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

      Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

      Accordingly, by acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (2) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

      The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of up to 180 days after the date of this prospectus, we will use our reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of all of the sellers of outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the exchange notes offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

      The consolidated financial statements of Communications & Power Industries Holding Corporation, to which CPI Holdco became the successor for financial reporting purposes as a result of the Transactions, as of October 3, 2003 and September 27, 2002 and for the 53-week period ended October 3, 2003 and the 52-week periods ended September 27, 2002 and September 28, 2001 and the balance sheet of CPI Holdco as of January 2, 2004, have each been included herein in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

      We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We and the guarantors are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and the guarantors will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

INDEX TO FINANCIAL STATEMENTS

Page

Communications & Power Industries Holding Corporation
Consolidated Financial Statements
Independent Auditors’ Report	F-2
Consolidated Balance Sheets as of October 3, 2003 and September 27, 2002	F-3
Consolidated Statements of Operations for the 53-week period ended October 3, 2003 and the 52-week periods ended September 27, 2002 and September 28, 2001	F-4
Consolidated Statements of Stockholders’ Deficit for the 53-week period ended October 3, 2003 and the 52-week periods ended September 27, 2002 and September 28, 2001	F-5
Consolidated Statements of Cash Flows for the 53-week period ended October 3, 2003 and the 52-week periods ended September 27, 2002 and September 28, 2001	F-6
Notes to the Consolidated Financial Statements	F-8
Financial Statement Schedule
Communications & Power Industries Holding Corporation	F-39
Unaudited Consolidated Condensed Financial Statements
Consolidated Condensed Balance Sheets as of January 2, 2004 and October 3, 2003	F-40
Consolidated Condensed Statements of Operations for the 13-week period ended January 2, 2004 and the 14-week period ended January 3, 2003	F-41
Consolidated Condensed Statements of Cash Flows for the 13-week period ended January 2, 2004 and the 14-week period ended January 3, 2003	F-42
Notes to Consolidated Condensed Financial Statements	F-43
CPI Holdco, Inc.
Balance Sheet
Independent Auditors’ Report	F-53
Balance Sheet as of January 2, 2004	F-54
Notes to Balance Sheet	F-55

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Communications & Power Industries Holding Corporation:

      We have audited the accompanying consolidated balance sheets of Communications & Power Industries Holding Corporation and subsidiaries (Holding) as of October 3, 2003 and September 27, 2002, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the 53-week period ended October 3, 2003 and the 52-week periods ended September 27, 2002 and September 28, 2001. In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of Holding’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communications & Power Industries Holding Corporation and subsidiaries as of October 3, 2003 and September 27, 2002, and the results of their operations and their cash flows for the 53-week period ended October 3, 2003 and the 52-week periods ended September 27, 2002 and September 28, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 4 to the consolidated financial statements, effective September 28, 2002, Holding adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Mountain View, California

December 10, 2003, except for Notes 21 and 22
which are as of March 19, 2004

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Fiscal Year-End

	2003	2002

	(In thousands, except
	share and per share data)
ASSETS
Current Assets
Cash and cash equivalents	$33,751	2,724
Accounts receivable, net	33,128	30,165
Inventories	37,358	40,726
Prepaid expenses	2,210	2,637

Total current assets	106,447	76,252
Property, plant, and equipment, net	52,947	55,846
Goodwill	19,149	19,149
Intangibles assets, net	1,140	1,613
Debt issue costs, net	2,285	3,329

Total assets	$181,968	156,189

LIABILITIES, SENIOR REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Current portion of capital leases	$—	45
Mortgage financing	17,500	17,750
Accounts payable	15,624	14,111
Accrued expenses	21,445	18,331
Product warranty	5,401	4,823
Income taxes payable	3,584	2,959
Accrued dividends payable	15,449	9,538
Advance payments from customers	10,203	7,594

Total current liabilities	89,206	75,151
Senior subordinated notes	100,000	100,000

Total liabilities	189,206	175,151

Senior Redeemable Preferred Stock of CPI ($.01 par value, 325,000 shares authorized; 297,346 shares issued and outstanding as of 2003 and 2002; liquidation preference $100 per share)	28,907	28,693

Junior Preferred Stock of CPI ($.01 par value, 525,000 shares authorized: 299,541 and 261,032 shares issued and outstanding as of 2003 and 2002, respectively; liquidation preference $100 per share)	29,300	25,449

Commitments and contingencies
Stockholders’ Deficit
Common stock ($.01 par value, 6,500,000 shares authorized; 5,008,172 and 4,908,172 shares issued and outstanding as of 2003 and 2002, respectively.)	50	49
Additional paid-in capital	21,519	19,111
Deferred compensation	(1,289)	—
Accumulated deficit	(84,469)	(91,041)
Stockholder loans	(1,256)	(1,223)

Net stockholders’ deficit	(65,445)	(73,104)

Total liabilities, preferred stock and stockholders’ deficit	$181,968	156,189

See accompanying notes to the consolidated financial statements.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years

	2003	2002	2001

	(In thousands)
Sales	$265,434	251,245	272,521
Cost of sales	183,957	192,189	223,332

Gross profit	81,477	59,056	49,189

Operating costs and expenses:
Research and development	6,860	5,873	5,767
Selling and marketing	15,650	16,073	17,544
General and administrative	17,939	19,777	21,041
(Gain) loss on sale of Solid State Products Division (SSPD)	(136)	3,004	—

Total operating costs and expenses	40,313	44,727	44,352

Operating income	41,164	14,329	4,837
Interest expense	14,540	16,508	20,734

Income (loss) before taxes	26,624	(2,179)	(15,897)
Income tax expense	10,076	4,554	2,950

Net income (loss)	16,548	(6,733)	(18,847)
Preferred dividends:
Senior redeemable preferred stock	5,911	5,151	4,387
Junior preferred stock	3,851	3,356	2,924

Net income (loss) attributable to common stock	$6,786	(15,240)	(26,158)

See accompanying notes to the consolidated financial statements.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

			Deferred			Total
	Common	Paid-in	Stock-based	Accumulated	Stockholder	Stockholders’
	Stock	Capital	Compensation	Deficit	Loans	Deficit

	(In thousands)
Balances, September 29, 2000	$49	19,111	—	(49,215)	(1,133)	(31,188)

Amortization of discount and issue costs on senior redeemable preferred stock	—	—	—	(214)	—	(214)
Dividends on senior redeemable preferred stock	—	—	—	(4,387)	—	(4,387)
Payment of dividends on junior preferred stock	—	—	—	(2,924)	—	(2,924)
Net loss	—	—	—	(18,847)	—	(18,847)
Interest accrued on stockholder loans	—	—	—	—	(48)	(48)

Balances, September 28, 2001	$49	19,111	—	(75,587)	(1,181)	(57,608)

Amortization of discount and issue costs on senior redeemable preferred stock	—	—	—	(214)	—	(214)
Dividends on senior redeemable preferred stock	—	—	—	(5,151)	—	(5,151)
Payment of dividends on junior preferred stock	—	—	—	(3,356)	—	(3,356)
Net loss	—	—	—	(6,733)	—	(6,733)
Interest accrued on stockholder loans	—	—	—	—	(42)	(42)

Balances, September 27, 2002	$49	19,111	—	(91,041)	(1,223)	(73,104)

Amortization of discount and issue costs on senior redeemable preferred stock	—	—	—	(214)	—	(214)
Dividends on senior redeemable preferred stock	—	—	—	(5,911)	—	(5,911)
Payment of dividends on junior preferred stock	—	—	—	(3,851)	—	(3,851)
Issuance of stock options at less than fair value	—	1,509	(1,289)		—	220
Net income	—	—	—	16,548	—	16,548
Interest accrued on stockholder loans	—	—	—	—	(33)	(33)
Issuance of common stock at less than fair value	1	899	—	—	—	900

Balances, October 3, 2003	$50	21,519	(1,289)	(84,469)	(1,256)	(65,445)

See accompanying notes to the consolidated financial statements.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years

	2003	2002	2001

	(In thousands)
OPERATING ACTIVITIES
Net cash provided by operating activities	$35,261	44,020	6,513

INVESTING ACTIVITIES
Proceeds from sale of SSPD division	136	926	—
Proceeds from sale of property, plant, and equipment	—	—	1,944
Purchase of property, plant, and equipment	(3,067)	(3,378)	(5,788)

Net cash used in investing activities	(2,931)	(2,452)	(3,844)

FINANCING ACTIVITIES
Repayments on capital leases	(45)	(964)	(960)
Payment of debt issue costs	(339)	(101)	(2,217)
Repayment of terminated revolving credit facility	—	—	(40,000)
Net (repayments) proceeds from revolving credit facility	—	(21,293)	21,530
Repayments on terminated senior term loans	—	—	(16,049)
Net (repayments) proceeds from senior term loan	—	(20,000)	20,000
Net (repayments) proceeds from mortgage financing	(250)	(250)	18,000
Net (repayments) proceeds from bank overdraft	(779)	861	(4,836)
Proceeds from issuance of common stock	110	—	—

Net cash (used in) provided by financing activities	(1,303)	(41,747)	(4,532)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	31,027	(179)	(1,863)
Cash and cash equivalents at beginning of period	2,724	2,903	4,766

Cash and cash equivalents at end of period	$33,751	2,724	2,903

See accompanying notes to the consolidated financial statements.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

	Fiscal Years

	2003	2002	2001

	(In thousands)
DETAIL OF NET CASH PROVIDED BY OPERATING ACTIVITIES
Net income (loss)	$16,548	(6,733)	(18,847)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	5,820	9,240	10,708
Amortization of deferred debt issue costs	1,383	1,629	1,987
Amortization of goodwill and intangibles	473	2,064	2,638
Allowance for doubtful accounts	133	331	355
Net (gain) loss on the sale of SSPD	(136)	3,004	—
Compensation expense from stock issued at less than fair value	790	—	—
Compensation expense from stock options issued at less than fair value	220	—	—
Deferred income taxes	—	3,500	11,360
Loss on liquidation of capital lease	—	73	—
Interest accrued on stockholder loans	(33)	(42)	(48)
Asset impairment loss	—	508	—
Net losses (gains) on the disposition of assets	92	187	(792)
Changes in operating assets and liabilities:
Accounts receivable	(3,096)	15,705	(4,659)
Inventories	3,422	16,175	6,271
Prepaid expenses	427	(437)	(638)
Accounts payable	2,292	(1,672)	1,007
Accrued expenses	3,114	817	1,052
Product warranty	578	618	1,247
Income tax payable, net	625	652	(9,111)
Advance payments from customers	2,609	(1,599)	3,983

Net cash provided by operating activities	$35,261	44,020	6,513

See accompanying notes to the consolidated financial statements.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of Operations

      Communications & Power Industries Holding Corporation (“Holding”), through its wholly owned subsidiary, Communications & Power Industries, Inc. (“CPI”, and collectively with Holding, the “Company”) develops, manufactures and distributes microwave and power grid vacuum electronic devices, microwave amplifiers, modulators and various other power supply equipment and devices. The Company operates five manufacturing operations in North America, and sells and services its products and customers worldwide primarily through a direct sales force.

      In August 1995, CPI acquired substantially all of the assets of the Electron Devices Business of Varian Associates, Inc., now known as Varian Medical Systems, Inc. (“Varian”) and then was merged with a wholly owned subsidiary of Communications & Power Industries Holding Corporation, a corporation newly formed by a group of investors, including management of the Company. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated based upon the fair values of assets acquired and liabilities assumed. Financing for the acquisition was obtained through the issuance of 12% Senior Subordinated Notes due 2005 of CPI (“Notes”) in the aggregate principal amount of $100.0 million, the issuance 14% Senior Redeemable Exchangeable Cumulative Preferred Stock due 2007 of CPI (the “Senior Preferred Stock”) and the issuance of 14% Junior Cumulative Preferred Stock of CPI (the “Junior Preferred Stock”), and common stock of Holding.

2.     Summary of Significant Accounting Policies

Basis of Presentation

      The accompanying consolidated financial statements include the accounts of Holding and its direct and indirect wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The Company’s fiscal years reported are the 52-week or 53-week periods ending on the Friday nearest to September 30. Fiscal year 2003 was comprised of the 53-week period ending on October 3, 2003. Fiscal years 2002 and 2001 were comprised of the 52-week periods ending on September 27, 2002 and September 28, 2001, respectively. All references to years in these notes to consolidated financial statements represent fiscal years unless otherwise noted.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

      Generally, the Company requires no collateral from its customers, and the Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers and general economic conditions. Consequently, an adverse change in those factors could affect the Company’s estimate of its bad debts. Historical credit losses have been within management’s expectations, and most transactions with third world economies are backed by letters of credit.

      The Company is self insured for certain losses relating to workers’ compensation. The self insurance accrual is based on claims filed and an estimate for significant claims incurred but not reported.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

      Currency on hand, demand deposits, and all highly liquid investments with an original maturity of three months or less are considered to be cash and cash equivalents. On October 3, 2003, cash and cash equivalents included $0.2 million of restricted cash related to a sublease of the Company’s San Carlos facility. There was no restricted cash at the end of fiscal year 2002 or 2001.

Revenue Recognition

      Sales are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectibility is reasonably assured. The Company’s products are generally subject to warranties, and the Company provides for the estimated future costs of repair, replacement or customer accommodation in cost of sales.

      The estimated sales values of performance under certain contracts to commercial customers and U.S. Government fixed-price and fixed-price incentive contracts are recognized under the percentage of completion method of accounting where the sales value is determined on the basis of costs incurred. Provisions for anticipated losses are made in the period in which they first become determinable. Sales under cost-reimbursement contracts, primarily research and development contracts, are recorded as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. The fees under certain U.S. Government contracts may be increased or decreased in accordance with cost or performance incentive provisions that measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue at the time the amounts can be reasonably determined.

Property, Plant, and Equipment

      Property, plant and equipment are stated at cost. Major improvements are capitalized, while maintenance and repairs are expensed currently. Plant and equipment are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized using the straight-line method over their estimated useful lives, or the remaining term of the lease, whichever is shorter. Estimated useful lives of property, plant, and equipment are as follows: land leaseholds, the life of the lease; buildings, 20 to 40 years; and machinery and equipment, 3 to 7 years.

      Gains and losses resulting from the disposition of assets (property, plant and equipment) are reported on a net basis under the caption “General and administrative” in the accompanying Consolidated Statements of Operations. Net (losses) gains on the disposition of assets were ($0.1) million, ($0.2) million, and $0.8 million for fiscal years 2003, 2002, and 2001, respectively.

Accounting for Long-Lived Assets

      The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” at the beginning of fiscal year 2003. SFAS No. 142 requires that goodwill be tested annually for impairment and whenever events or changes in circumstances indicate that an impairment loss may have occurred, rather than being amortized as previous accounting standards required. Furthermore, SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.

      Prior to fiscal year 2003, the Company amortized goodwill on a straight-line basis over 15 to 25 years and evaluated goodwill for impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.”

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company adopted SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” at the beginning of fiscal year 2003. SFAS No. 144 requires that the Company assess the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. Long-lived assets subject to this evaluation include property, plant and equipment and amortizable intangible assets.

Product Warranty

      The Company’s products are generally warranted for a variety of periods, typically one to three years or a predetermined product usage life. A provision for estimated future costs of repair, replacement or customer accommodations is reflected in the accompanying consolidated financial statements.

Deferred Debt Issue Costs

      Costs incurred related to the issuance of CPI’s long-term debt, mortgage financing and other credit facilities are capitalized and amortized over the estimated time the obligations are expected to be outstanding using the effective interest method. The amortization periods used for the deferred costs associated with the mortgage financing, CPI’s revolving credit facility (the “Credit Facility”), and the Notes are 1 year, 4 years and 10 years, respectively.

Senior Redeemable Preferred Stock

      The Senior Preferred Stock was issued in units with an aggregate of 262,500 shares of common stock of Holding. The fair value of the shares of Holding’s common stock issued, and the issue costs associated with the issuance of the Senior Preferred Stock, have been reflected as a reduction of the Senior Preferred Stock issued and are being amortized via a charge to accumulated deficit over the period until mandatory redemption, 12 years, using the straight-line method.

Income Taxes

      The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Business Risks and Credit Concentrations

      Defense-related applications such as certain radar, electronic countermeasures and military communications constitute a significant portion of the Company’s sales. Companies engaged in supplying defense-related equipment and services to government agencies are subject to certain business risks peculiar to that industry. Sales to the government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad, and other factors.

Foreign Currency Translation

      The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Gains or losses resulting from the translation into U.S. dollars of amounts denominated in foreign currencies are included in the

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determination of net income or loss. Foreign currency gains and losses are reported on a net basis in the caption “General and administrative” on the Consolidated Statements of Operations.

Fair Value of Financial Instruments

      Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, Credit Facility, mortgage financing and long-term debt. The carrying value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, Credit Facility and mortgage financing approximate their fair values due to the relatively short period to maturity of the instruments. The fair value of the Notes based on quoted market prices or pricing models using current market rates, is a premium of 1.5% as of October 3, 2003 and a discount of 16% as of September 27, 2002.

Stock-Based Compensation

      As allowed by SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” the Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under this method, compensation expense is recorded only if the current market price of the underlying stock exceeded the exercise price at the measurement date. During fiscal year 2003, the Company issued stock options to employees which were subsequently determined to have been issued below the fair value of the stock on the date of grant. The compensation cost associated with the 2003 stock options is amortized as a charge against income under the caption “General and administrative” in the Consolidated Statement of Operations on a straight-line basis over four years vesting period of the options. If compensation cost for the Company’s stock-based compensation plan had been determined consistent with SFAS No. 123, the Company’s net income (loss) would have changed to the pro forma amounts indicated below:

	Fiscal Year

	2003	2002	2001

	(Dollars in thousands)
Net income (loss) as reported	$16,548	(6,733)	(18,847)
Add: Stock-based compensation included in net income (loss) determined under the the intrinsic value method, net of tax	220	—	—
Deduct: Stock-based compensation determined under fair value based method, net of tax	(533)	(40)	(104)

Pro forma net income (loss)	$16,235	(6,773)	(18,951)

      The per share weighted-average fair value of stock options granted during fiscal years 2003, 2002 and 2001 was $8.07, $.62, and $.74, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 3.38%, 3.38%, and 4.09%, in fiscal years 2003, 2002 and 2001, respectively; expected life of 5 years; no expected stock price volatility as the shares are not publicly traded; and an expected dividend yield of 0.0% in all years presented. Stock-based compensation determined under the fair value based method has been calculated using accelerated vesting as prescribed by Financial Accounting Standards Board (“FASB”) Interpretation No. 28.

Comprehensive Income

      The Company has no components of other comprehensive income (loss) and, accordingly, comprehensive income (loss) is the same as reported net income (loss) for all periods presented.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

      The Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, in August 2001, and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, in October 2001. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002 and requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which it incurs the obligation. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. It provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.” The Company adopted these Statements on September 28, 2002. The adoption did not have a material impact on the Company’s consolidated financial position or results of operations.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds SFAS Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS No. 145 Statement amends SFAS Statement No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 are effective in fiscal years beginning after May 15, 2002, with early adoption permitted, and, in general, are to be applied prospectively. The Company adopted this Statement on September 28, 2002. The adoption did not have a material impact on the Company’s consolidated financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit and Disposal Activities.” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of SFAS No. 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002. Adoption of this statement did not have a material effect on the Company’s consolidated financial position or results of operations.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee. The recognition requirement is effective for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company’s consolidated financial position or results of operations.

      In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of SFAS 123.” SFAS 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS 123, “Accounting for Stock-Based Compensation.” In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the provisions under this Statement in the second quarter of fiscal year 2003. Adoption of SFAS 148 did not have a material impact on the Company’s consolidated financial position or results of operations.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, which addresses consolidation by business enterprises of variable interest entities which have one or both of the following characteristics: (1) The equity investment at risk is not sufficient to permit the entity to finance its activities without support from other parties and (2) the equity investors lack one or more of the defined essential characteristics of a controlling financial interest. This Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the participating parties. This Interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. On October 9, 2003, FASB Staff Position FIN 46-6 “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities” was issued. This delayed the effective date of this Interpretation for variable interest entities created before February 1, 2003 for the Company until January 3, 2004. The Company has evaluated the impact of the provisions of Interpretation 46 and it believes it will not have a material impact on the Company’s consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement will be applied prospectively for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. Adoption of SFAS No. 149 in the Company’s fourth quarter did not have a material impact on the Company’s consolidated financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 requires that certain financial instruments with characteristics of both liabilities and equity be classified as liabilities in statements of financial position. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to existing financial instruments at the beginning of the first fiscal period beginning after December 15, 2003 for non-public entities. The Company is currently analyzing this Statement and has not yet determined its impact on the Company’s consolidated financial position or results of operations.

Reclassifications

      Certain amounts in prior years’ consolidated financial statements have been reclassified to conform to the fiscal 2003 presentation. Net operating results have not been affected by these reclassifications.

3.     Balance Sheet Components

Accounts Receivable

      Accounts receivable are stated net of allowances for doubtful accounts of $0.6 million at the end of each of fiscal year 2003 and 2002.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

      Inventories are stated at the lower of average cost or market (net realizable value). The main components of inventories are as follows:

	Fiscal Year

	2003	2002

	(Dollars in
	thousands)
Raw materials and parts	$26,330	30,638
Work in process	8,786	7,306
Finished goods	2,242	2,782

Total net inventories	$37,358	40,726

Property, Plant, and Equipment

      The main components of property, plant, and equipment are as follows:

	Fiscal Year

	2003	2002

	(Dollars in thousands)
Land and land leaseholds	$36,243	36,243
Buildings	21,261	21,141
Machinery and equipment	54,332	54,874
Leased equipment	3,450	3,727
Construction in progress	1,074	986

	116,360	116,971
Less accumulated depreciation and amortization	(63,413)	(61,125)

Net property, plant and equipment	$52,947	55,846

Accrued Expenses

      Accrued expenses are comprised of the following:

	Fiscal Year

	2003	2002

	(Dollars in
	thousands)
Payroll and employee benefits	$12,843	11,253
Accrued interest	2,108	2,152
Non-income taxes	1,068	1,064
Other	5,426	3,862

Total accrued expenses	$21,445	18,331

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Product Warranty

      The Company’s products are generally warranted for a variety of periods, typically one to three years or a predetermined product usage life. The Company assesses the adequacy of its preexisting warranty liabilities and adjusts the balance based on actual experience and changes in future expectations. The following table reconciles the changes in the Company’s accrued warranty:

	Fiscal Year

	2003	2002

	(Dollars in
	thousands)
Beginning accrued warranty	$4,823	4,225
Cost of warranty claims	(4,883)	(6,162)
Accruals for product warranty	5,461	6,760

Ending accrued warranty	$5,401	4,823

4.     Goodwill and Other Intangible Assets

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be reviewed for impairment annually, or more frequently if certain indicators arise. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated lives and be reviewed for impairment. The Company adopted the provisions of SFAS No. 141 and SFAS No. 142 and ceased amortization of its goodwill, beginning in fiscal year 2003.

      Upon adoption of SFAS No. 142, the Company performed a transitional goodwill impairment evaluation to assess whether goodwill was impaired as of the date of adoption. Based on the results of the first step of the transitional goodwill impairment test, it was determined that no potential impairment exists. In addition, as required by SFAS No. 142, an annual test was performed during the fourth quarter of fiscal year 2003 and no potential impairment was noted. Also upon adoption of SFAS No. 142, as required by SFAS No. 141, the Company reassessed the useful lives and residual values of all intangible assets acquired in purchase business combinations, and no significant changes were deemed necessary.

Goodwill

      As of October 3, 2003 and September 27, 2002, the Company had $19.1 million of goodwill, $13.4 million of which has been allocated to the vacuum electron devices (“VED”) segment and $5.7 million of which has been allocated to the satcom equipment segment. During fiscal year ended October 3, 2003, there were no goodwill impairment losses and there were no changes in the carrying amount of goodwill.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the impact of adopting SFAS No. 142 on net income (loss) if such standard had been in effect for the 52-week periods ended September 27, 2002 and September 28, 2001:

	Fiscal Year

	2003	2002	2001

	(Dollars in thousands)
Net income (loss) as reported	$16,548	(6,733)	(18,847)
Adjustments:
Goodwill amortization, net of tax	—	946	946

Adjusted net income (loss)	$16,548	(5,787)	(17,901)

Intangible Assets

      As of October 3, 2003 and September 27, 2002, the Company had $1.9 million of intangible assets at cost, with accumulated amortization of $0.8 million and $0.3 million, respectively. Amortization of intangible assets for fiscal years 2003, 2002 and 2001 was approximately $0.5 million, $0.4 million and $1.3 million, respectively. Amortization expense for these intangible assets is projected to be approximately $0.4 million per year through fiscal year 2006.

5.     Sale of Solid State Products Division

      On September 26, 2002, the Company sold its Solid State Products Division (“SSPD”) to KMIC Technology Inc., a company owned by the former management of SSPD. The Company received approximately $0.9 million in cash and a $0.3 million unsecured promissory note. The note bears interest at 12% per annum and is payable as follows: one-third of the principal plus unpaid interest was due October 1, 2003 with the remaining balance payable in eight quarterly installments of principal and interest beginning January 1, 2004 and ending October 1, 2005. During fiscal year 2002, the sale resulted in a charge to operations of approximately $3.0 million, which represents the net assets sold, including approximately $2.5 million in goodwill and costs and expenses of the transaction, net of $0.9 million of cash received from the sale of the operation’s net assets. Due to the uncertainty of ultimate collection, the proceeds from the promissory note are recognized when the cash payments are received. During fiscal year 2003, cash payments of $0.1 million were recognized. In connection with the SSPD transaction, the Company agreed, subject to certain limitations and exceptions, not to engage in the manufacture of intermediate power amplifiers for satcom amplifiers (“IPA’s”) for a 3-year period. In addition, the Company agreed to purchase from KMIC Technology Inc. $0.7 million of its IPA’s per year for such 3-year period at market value.

6.     Credit Facility

      In December 2002, CPI amended the Credit Facility to increase the maximum amount of its revolving credit line by $20.0 million (the amount of the term loan formerly outstanding under the same credit facility) from $41.0 million to $61.0 million and to extend the expiration date from December 22, 2004 to May 31, 2005. The Credit Facility continues to be secured by substantially all of the assets of CPI and guaranteed by Holding and most of CPI’s subsidiaries. Availability under the Credit Facility continues to be based upon eligible receivables, machinery and equipment and certain real estate. As of October 3, 2003, CPI had $30.0 million available under the Credit Facility.

      The Credit Facility provides for borrowings that will bear interest at a rate equal to LIBOR plus 3.25% per annum or prime rate plus 1.75% per annum. Additionally, the terms of the Credit Facility require the Company to maintain certain financial covenants and limit the payment of cash dividends on the Senior Preferred Stock and Junior Preferred Stock. In addition to customary fronting and other fees under the Credit

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Facility, CPI pays a fee equal to 1.25% per annum on outstanding but undrawn amounts of letters of credit, customary collateral management fees and a commitment fee of 0.375% per annum on unused facilities.

7.     Senior Subordinated Notes of CPI

      The $100 million principal amount of Senior Notes matures in 2005 and bears interest at 12% per annum, payable semiannually. The payment of principal, premium and interest on, and other obligations evidenced by the Notes is subordinated in right of payment, as set forth in the indenture governing the Notes (the “Indenture”), to the prior payment in full of all senior indebtedness (as defined), including indebtedness under the Credit Facility, whether outstanding on the date of the Indenture or thereafter incurred. CPI’s payment obligations under the Notes are jointly and severally guaranteed by Holding and all of CPI’s subsidiaries.

      The Notes are subject to redemption at the option of CPI, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the 12-month period beginning on August 1 of the years indicated as follows:

Year	Percentage

2003	101.5%
2004 and thereafter	100.0%

      Upon the occurrence of a change of control, CPI will be required to make an offer to each holder of Notes to repurchase all or a portion of such holder’s Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. The Credit Facility currently allows CPI to redeem limited amounts of the Notes each fiscal year without prior permission from the lenders under the Credit Facility. Subsequent to October 3, 2003, CPI and Holding entered into an amendment to the Credit Facility that, among other things, permits CPI to redeem up to an aggregate maximum amount of $30.0 million of the Notes in any fiscal year. See Note 21, Subsequent Events. In addition, the Indenture contains various restrictions, including restrictions on mergers or the sales of CPI’s assets, dividend payments, purchase, redemption, acquisition or retirement of equity interests of CPI or its affiliates, principal payment on any indebtedness of CPI or guarantors that is subordinated to the Notes, the incurrence of certain indebtedness, or the making of any restricted investment, as defined.

8.     Senior Preferred Stock of CPI

      CPI is authorized to issue up to 325,000 shares of Senior Preferred Stock, including shares of Senior Preferred Stock that may be used to pay dividends on the Senior Preferred Stock if the Company so elects. Dividends on the Senior Preferred Stock accrue at the rate of 14% per annum and are payable quarterly, commencing on November 1, 1995. On or before August 1, 2000, CPI may, at its option and subject to debt covenant restrictions, pay dividends in cash or in shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Beginning August 1, 2000, dividends may only be paid in cash.

      During fiscal years 2003, 2002, and 2001 cash dividends of $5.9 million, $5.1 million, and $4.4 million, respectively were accrued and not paid on Senior Preferred Stock.

      The Senior Preferred Stock is redeemable at the option of CPI, in whole or in part from time to time, initially at 107% of the liquidation preference thereof and at decreasing prices thereafter to and including August 1, 2004 and thereafter at 100% of the liquidation preference thereof, together, in each case, with accumulated and unpaid dividends thereon. The Senior Preferred Stock is subject to mandatory redemption in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

whole on August 1, 2007 at a price equal to the liquidation preference thereof, plus accumulated and unpaid dividends.

      In the event of a change of control, CPI will be required to make an offer to each holder of shares of Senior Preferred Stock to repurchase all or a portion of such holder’s Senior Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends. The Credit Facility currently prohibits, and the Indenture currently restricts, CPI from making such an offer. In addition, CPI will be required to use the proceeds from certain asset sales to permanently reduce senior indebtedness of CPI, to invest in certain related assets or businesses or to offer to repurchase Senior Preferred Stock. Any such repurchases shall be effected at an offer price equal to 100% of the liquidation preference of the shares of Senior Preferred Stock purchased, plus accumulated and unpaid dividends.

      The Restated Certificate of Incorporation of CPI, which governs the rights, preferences, privileges and restrictions of the Senior Preferred Stock, contains certain provisions that, among other things, limit the ability of CPI to incur indebtedness, pay dividends, incur liens, make loans or investments, transact with affiliates and engage in mergers and consolidations.

      CPI may, at its option, on any dividend payment date, exchange all, but not less than all, of the outstanding shares of Senior Preferred Stock into 14% Junior Subordinated Notes (the “Exchange Notes”) due 2007, so long as such exchange is permitted by the Credit Facility and the Indenture, in an aggregate principal amount not to exceed the aggregate liquidation preference, plus accumulated and unpaid dividends on the date of exchange. The Exchange Notes will be general unsecured obligations of CPI and will be subordinated to all existing and future senior indebtedness of CPI, including indebtedness under the Credit Facility and the Indenture. Except for terms relating to these subordination provisions, payment of interest on a quarterly basis, optional redemption and the date on which repayment is mandatory (all of which terms would be similar to the terms of Senior Preferred Stock), the terms of the Exchange Notes will be generally identical to the terms of the Senior Notes.

9.     Junior Preferred Stock of CPI

      CPI is authorized to issue up to 525,000 shares of Junior Preferred Stock including shares of Junior Preferred Stock that may be used to pay dividends on the Junior Preferred Stock if CPI elects to pay dividends in shares of Junior Preferred Stock. The aggregate liquidation preference of the Junior Preferred Stock issued in connection with the formation of CPI in 1995 was $10.0 million. Dividends on the Junior Preferred Stock accrue at the rate of 14% per annum and are payable quarterly, commencing on November 1, 1995. On or before the redemption of the Senior Preferred Stock or the exchange of Senior Preferred Stock into Exchange Notes, CPI is required to pay dividends on the Junior Preferred Stock in additional fully paid and non-assessable shares of Junior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. After such redemption or exchange, CPI may, at its option and subject to debt and Senior Preferred Stock covenant restrictions, pay dividends on the Junior Preferred Stock in cash or in additional fully paid and non-assessable shares of Junior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

      At a value of $100 per share, CPI paid preferred dividends on its Junior Preferred Stock through the issuance of 38,509, 33,557, and 29,243 shares of Holding Stock for fiscal years 2003, 2002, and 2001, respectively.

      The Junior Preferred Stock ranks junior in right of payment to all liabilities of CPI and to any preferred stock, including Senior Preferred Stock, that is senior in right of payment to the Junior Preferred Stock and ranks senior in right of payment to any additional preferred stock that does not expressly provide that it ranks senior to or on parity with the Junior Preferred Stock and CPI’s common stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Supplemental Cash Flow Information

      Cash paid for interest was $13.3 million, $15.5 million, and $19.2 million, in fiscal years 2003, 2002, and 2001, respectively. Cash paid for taxes was $8.6 million, $1.2 million, and $0.6 million, in fiscal years 2003, 2002, and 2001, respectively.

      Non-cash financing activities included the following: Dividends on Senior Preferred Stock included $5.9 million, $5.1 million and $4.4 million of accrued but unpaid preferred dividends in fiscal years 2003, 2002 and 2001, respectively. Dividends on Junior Preferred Stock were paid through the issuance of 38,509, 33,557, and 29,243, shares of Junior Preferred Stock during fiscal years 2003, 2002, and 2001, respectively. Amortization of discount and issue costs on the Senior Preferred Stock was $0.2 million for each of fiscal years 2003, 2002, and 2001. Equipment of $0.1 million was acquired under capital leases during fiscal year 2001 and fully depreciated in fiscal year 2003. No equipment was acquired under capital leases in fiscal years 2003 or 2002.

11.     Leases

      At October 3, 2003, the Company was committed to minimum rentals under non-cancelable operating lease agreements primarily for land and facility space. A summary of future minimum lease payments (dollars in thousands) follows:

	Operating	Sublease
Fiscal Year	Leases	Income

2004	$1,127	137
2005	888	10
2006	268	—
2007	80	—
2008	71	—
Thereafter	2,436	—

Total future minimum lease payments	$4,870	147

      Real estate taxes, insurance, and maintenance are also obligations of the Company. Rental expense under non-cancelable operating leases amounted to $1.3 million, $1.3 million, and $1.2 million, for fiscal years 2003, 2002, and 2001, respectively.

12.     Contingencies

      The amount of outstanding letters of credit provided for under the Credit Facility was $5.3 million as of October 3, 2003. These outstanding obligations are comprised of the following: $2.6 million related to ten performance bond guarantees, $2.0 million related to the Company’s worker’s compensation insurance, and $0.7 million to various other beneficiaries related primarily to insurance and service contracts.

      The Company and Varian are currently defendants in a lawsuit relating to operations prior to the acquisition by the Company of its business from Varian. The Company’s acquisition agreement with Varian provides for Varian’s retention of liability arising out of the above referenced litigation. Accordingly, in the opinion of management, the outcome of that litigation will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

      From time to time, the Company may be subject to other claims that arise in the ordinary course of business. In the opinion of management, as of October 3, 2003, all such matters involve amounts that would not have a material adverse effect on the Company’s consolidated financial position if unfavorably resolved.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Segments and Related Information

      The Company has two reportable segments: VEDs and satcom equipment. Reportable segments are differentiated based on product. The VED segment is made up of four operating units, which have been aggregated. Each operating unit has a President that reports either to the Chief Operating Officer, who in turns reports to the Chief Executive Officer (“CEO”), or directly to the CEO.

      The CEO evaluates performance and allocates resources to each of these operating units based on the Company’s principal performance measure, earnings before interest, income taxes, depreciation and amortization and certain other non-cash charges (“EBITDA”). These four operating units have similar economic characteristics as measured by EBITDA. The Company’s analysis of the similarity of economic characteristics was based on both a historical and anticipated future analysis of performance. In addition, the aggregated units are similar in (i) the nature of their products, (ii) their manufacturing processes, (iii) their customers and, (iv) their distribution and sales methods.

      The VED segment develops, manufactures and distributes high power/high frequency microwave and radio frequency signal components. Its products include linear beam, cavity, power grid, crossed field and magnetron devices. These products are used in the communication, radar, electronic countermeasures, industrial, medical and scientific markets depending on the specific power and frequency requirements of the end-user and the physical operating conditions of the environment in which the VED will be located. These products are distributed through the Company’s direct sales force, independent sales representatives and distributors.

      The satcom equipment segment manufactures and supplies high power amplifiers and networks for satellite communication uplink and industrial applications. This segment also provides spares, service and other post sales support. Its products are distributed through the Company’s direct sales force and independent sales representatives.

      Sales and marketing, finance and administration expenses are allocated to the operating units and are included in the results reported. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment product transfers are recorded at cost.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Summarized financial information concerning the Company’s reportable segments is shown in the following table. Included in the “Other” column is financial information for SSPD, which was sold in September 2002 and did not meet the quantitative thresholds to be reported separately, and certain unallocated corporate-level operating expenses.

		Satcom
	VEDs	Equipment	Other	Total

	(Dollars in thousands)
Fiscal Year 2003:
Revenues from external customers	$219,870	45,564	—	265,434
Intersegment product transfers	15,662	—	—	15,662
EBITDA	50,850	4,183	(7,576)	47,457
Total assets	94,671	13,045	74,252	181,968
Capital expenditures	2,612	352	103	3,067
Fiscal Year 2002:
Revenues from external customers	$202,978	45,432	2,835	251,245
Intersegment product transfers	12,527	—	952	13,479
EBITDA	37,300	672	(9,306)	28,666
Total assets	91,608	14,207	50,374	156,189
Capital expenditures	3,086	87	205	3,378
Fiscal Year 2001:
Revenues from external customers	$203,656	64,819	4,046	272,521
Intersegment product transfers	20,081	—	1,432	21,513
EBITDA	29,183	(4,046)	(6,954)	18,183
Total assets	109,684	33,015	61,368	204,067
Capital expenditures	3,522	1,487	779	5,788

      A reconciliation of EBITDA from reportable segments to Income (loss) before Taxes is as follows:

	Fiscal Year

	2003	2002	2001

	(Dollars in thousands)
Segment EBITDA	$47,457	28,666	18,183
Less:
Depreciation and amortization	6,293	11,304	13,346
Other	—	3,033	—
Interest expense	14,540	16,508	20,734

Income (loss) before taxes	$26,624	(2,179)	(15,897)

      In fiscal year 2002, “Other” represents non-cash charges of $2.5 million resulting from the write-off of goodwill in conjunction with the sale of SSPD and $0.5 million related to impairment of equipment used in the satcom equipment segment.

      CPI’s operations outside of North America consist of sales offices in certain foreign countries. Long-lived assets outside of North America are less than 10% of total consolidated assets. Information about CPI’s sales to geographical regions is presented in the table below. Sales to unaffiliated customers are based on the location of the customer. There are no individual foreign countries in which sales are considered material.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Sales by geographic area are as follows:

	Fiscal Year

	2003	2002	2001

	(Dollars in thousands)
United States	$175,880	175,060	182,637
All foreign countries	89,554	76,185	89,884

Total sales	$265,434	251,245	272,521

      The Company had one customer, the US Government, that accounted for 10% or more of consolidated sales in fiscal years 2003, 2002 and 2001. Sales to this customer were $51.3 million, $43.9 million, and $42.8 million in the Company’s consolidated sales for fiscal years 2003, 2002, and 2001, respectively. Accounts receivable from this customer represented 21% and 18% of consolidated accounts receivable at fiscal year end 2003 and 2002, respectively. A substantial majority of these sales were VED segment products, but this customer also purchased satcom equipment products as well.

14.     Research and Development

      Company-sponsored research and development costs related to both present and future products are expensed currently. Customer-sponsored research and development costs are charged to cost of sales to match revenue received. Total expenditures incurred by the Company on research and development are summarized as follows:

	CPI	Customer	Total
	Sponsored	Sponsored	Incurred

	(Dollars in thousands)
Fiscal year 2003	$6,860	3,725	10,585
Fiscal year 2002	$5,873	5,174	11,047
Fiscal year 2001	$5,767	5,012	10,779

15.     Provision for Income Taxes

      Income (loss) before income taxes for domestic and non-U.S. operations is as follows:

	Fiscal Year

	2003	2002	2001

	(Dollars in thousands)
Domestic	$17,610	(2,138)	(10,431)
Non-U.S.	9,014	(41)	(5,466)

Total	$26,624	(2,179)	(15,897)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income tax expense (benefit) is comprised of the following:

	Fiscal Year

	2003	2002	2001

	(Dollars in thousands)
Current
U.S. federal	$6,541	1,600	(8,730)
State	1,891	221	10
Non-U.S.	1,644	(767)	310

Total Current	10,076	1,054	(8,410)

Deferred
U.S. federal	—	2,389	9,350
State	—	1,085	2,994
Non-U.S.	—	26	(984)

Total Deferred	—	3,500	11,360

Income tax expense	$10,076	4,554	2,950

      The significant components of the Company’s deferred tax assets and liabilities are as follows:

	Fiscal Year-End

	2003	2002

	(Dollars in thousands)
Deferred tax assets:
Inventory and other reserves	$8,473	8,116
Accrued vacation	1,670	1,474
Deferred compensation and other accruals	1,184	474
Foreign jurisdictions, net	489	1,154
State taxes	650	—
Net operating loss and credit carryforwards	1,362	2,089

Gross deferred tax assets	13,828	13,307
Valuation allowance	(10,277)	(11,799)

Total deferred tax assets	3,551	1,508
Deferred tax liabilities:
Accelerated depreciation	(3,537)	(1,507)
Foreign jurisdictions, net	(14)	(1)

Total deferred tax liabilities	(3,551)	(1,508)

Net deferred tax asset	$—	—

      The provision for income tax expense for fiscal year 2003 and 2002 consists of federal and state current tax expenses. The foreign income tax expense results from current tax payable in the foreign jurisdictions.

      As of fiscal year 2003 and 2002, management has established a full valuation allowance for all of deferred tax assets for which realization is uncertain. This allowance has been established based on the uncertainty of utilizing net operating losses and various tax credits. In assessing the realizability of deferred tax assets,

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at October 3, 2003. The net change in the total valuation allowance for the 53-week period ended October 3, 2003 and the 52-week period ended September 27, 2002 was a decrease of $1.5 million and a decrease of $0.6 million, respectively.

      As of October 3, 2003, the Company has fully utilized the net operating loss carryforward for federal income tax and has approximately $12.3 million in state net operating loss carryforward available to reduce future income subject to income taxes. State net operating loss carryforwards expire beginning in 2008.

      As of October 3, 2003, the Company has foreign tax credit carryforwards for federal income tax and a Manufacturers’ Investment Credit for California income tax purposes of approximately $0.6 million available to reduce future federal and California income taxes, respectively. Foreign tax credit carryforwards expire beginning in 2008. The California credit carryforward will expire beginning in 2005.

      The differences between the effective income tax rate and the statutory federal income tax rate are as follows:

	Fiscal Year

	2003	2002	2001

Statutory federal income tax rate	35.0%	(35.0)%	(35.0)%
Foreign tax rate differential	(0.2)	(33.2)	2.0
State taxes	4.6	38.9	18.9
Non-deductible expenses	1.4	8.3	24.4
Change in valuation allowance	(3.0)	230.0	7.7
Other	—	—	0.6

Effective tax rate	37.8%	209.0%	18.6%

16.     Stock-Based Benefit Plans

2000 Stock Option Plan

      In March 2000, Holding established the Communications & Power Industries 2000 Stock Option Plan (“the Plan”) to provide an incentive for key employees, consultants, advisors and non-affiliate directors of Holding and its subsidiaries, and reserved 250,000 shares of Holding’s common stock for issuance under the Plan. Options granted under the Plan are granted at fair market value, expire ten years from the date of grant and generally vest in four equal annual installments, commencing one year from the date of grant. The stock options granted pursuant to the Plan are not considered “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, as amended, and are subject to all of the terms and restrictions contained in the Stock Option Agreements and Stockholders Agreements. Upon a merger or a sale, the Stock Option Committee of the Board of Directors (“Committee”), may, in its discretion, do one or more of the following: (1) shorten the period which options are exercisable, (2) accelerate the vesting schedule of the options, (3) arrange to have surviving or successor entity assume the options or grant replacement options with appropriate adjustments in the exercise prices and adjustments in the number and kind of securities, and

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4) cancel these options upon payment to the option holder in cash. All determinations to the preceding shall be made by the Committee and shall be final, binding and conclusive on all parties.

      On March 3, 2003, a majority of the holders of Holding’s common stock adopted an amendment to the Plan to increase the total number of shares of common stock that Holding is authorized to issue pursuant to the Plan from 250,000 to 350,000. A summary of the status of the Plan is as follows:

		Options Outstanding

		Number of
	Options Available	Shares Under	Weighted-Average
	for Grant	Option	Exercise Price

Authorized	250,000	—	—
Granted	(235,050)	235,050	$4.00

Balance at September 28, 2001	14,950	235,050	$4.00

Granted	(2,000)	2,000	$4.00
Canceled	21,750	(21,750)	$4.00

Balance at September 27, 2002	34,700	215,300	$4.00

Additional shares authorized	100,000	—	—
Granted	(191,000)	191,000	$1.10
Canceled	102,250	(102,250)	$4.00

Balance at October 3, 2003	45,950	304,050	$2.18

      The following table summarizes information about options outstanding under the Plan at October 3, 2003:

	Options Outstanding			Options Exercisable

Outstanding Options
		Weighted-Average	Weighted-		Weighted-
		Remaining	Average	Number of	Average
	Number	Contractual Life	Exercise	Shares	Exercise
Range of Exercise Prices	of Shares	(In Years)	Price	Exercisable	Price

$4.00	113,050	6.78	$4.00	82,600	$4.00
$1.10	191,000	9.42	$1.10	—	$1.10

      The Company uses the intrinsic-value based method to account for its employee’s stock-based compensation plan. For options granted in fiscal year 2002 and 2001, no compensation cost has been recognized in the accompanying consolidated financial statements for options granted under this plan as the exercise price of each option equaled the fair value of the underlying common stock as of the grant date. With respect to options granted in fiscal year 2003, the Company has recorded deferred stock-based compensation of approximately $1.5 million for the difference at the grant date between the exercise price and the fair value as determined by an independent appraisal. The total deferred stock-based compensation recorded will be amortized on a straight-line basis over the four-year vesting period.

Holding Equity Plan

      In August 1995, Holding established the Holding 1995 Management Equity Plan (the “Holding Equity Plan”), under which certain of Holding’s and CPI’s present and former executive officers are participants. Under the Holding Equity Plan, participants may purchase shares of Holding common stock (“Management Shares”) at a price determined by Holding’s Board of Directors to be the fair market value of such Holding common stock on the date the participant executes an agreement to purchase the shares. Holding has reserved

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a total of 1,250,000 shares of Holding Common Stock for issuance under the Holding Equity Plan, of which 1,146,750 were issued to the Company’s former Chief Executive Officer, certain officers and key employees in fiscal year 1995. In March 2003, the Company sold an additional 100,000 shares to certain executive officers of Holding and CPI for $1.10 per share in cash. The Company recorded compensation expense of $0.8 million related to this sale as the shares were subsequently determined to have been sold at less than the fair value as determined by an independent appraisal.

17.     Retirement and Profit Sharing Plans

      CPI provides a qualified 401(k) investment plan covering substantially all of its domestic employees and a pension contribution plan covering substantially all of its Canadian employees. The plans provide for CPI to contribute an amount based on a percentage of each participant’s base pay. CPI also has a Non-Qualified Deferred Compensation Plan (the “Non-Qualified Plan”) that allows eligible executives and directors to defer a portion of their compensation. Participant contributions and Company matching contributions are 100% vested. The deferred compensation liability amounted to approximately $0.1 and $0.1 million as of October 3, 2003 and September 27, 2002, respectively. Total CPI contributions to these plans were $2.7 million for each of fiscal years 2003, 2002, and 2001.

      CPI’s bonus program provides incentive bonuses to management if certain performance goals are achieved. Such performance goals are measured based upon earnings before interest, taxes, depreciation and amortization, cash flow and asset utilization.

Defined Benefit Plan

      In fiscal year 2003, the Company established a defined benefit pension plan for its Chief Executive Officer. The plan’s benefits are based on compensation earnings but are limited by Canada’s Income Tax Act. All costs of the plan will be borne by the Company. The plan’s assets consist primarily of mutual funds and cash.

      The following table shows the net periodic pension cost and other data of this plan for fiscal year 2003:

(Dollars in thousands)

Components of net periodic pension cost
Current year service cost	$23
Prior year service cost	124
Interest cost	20
Actual return on plan assets	(13)

Net periodic pension cost	$154

Benefit Obligation
Beginning balance	$—
Transfer from defined contribution plan	102
Service cost	147
Interest cost	20
Benefits paid	—
Exchange rate adjustment	40

Ending balance	$309

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

Plan Assets at Fair Value
Beginning balance	$—
Transfer from defined contribution plan	102
Actual return on plan assets	13
Company contributions	147
Benefits paid	—
Exchange rate adjustment	40

Ending balance	$302

Benefit obligations in excess of plan assets	$7

      The projected benefit obligations and net periodic pension cost were determined using the following weighted average assumptions:

Discount rate	4.75%
Expected return on plan assets	7.50%
Expected rate of compensation increases	5.50%

18.     Related Party Transactions

Sale-leaseback transaction between CPI and Holding

      On December 22, 2000, a sale-leaseback transaction related to CPI’s facilities in San Carlos, California was accomplished between CPI and Holding. Holding paid CPI aggregate consideration of $23.0 million for the San Carlos real property, consisting of $17.25 million in cash and an unsecured promissory note in the principal amount of $5.75 million. The promissory note matures in December 2009, and provides for interest-only payments on a quarterly basis at the rate of 15.5% per annum, with up to 35.25% of each interest payment payable in kind, at Holding’s option, by its issuance of additional notes. CPI and Holding entered into a lease of the San Carlos real property for a term of twenty (20) years on a net basis with a fixed annual rent (payable in equal monthly installments) of $2.45 million. Holding financed the cash portion of the San Carlos purchase price and its fees and expenses with respect to the transaction by borrowing $18.0 million from Wells Fargo Bank, which loan matured June 1, 2002. During fiscal year 2002 , the loan was extended until June 1, 2003 and a principal payment of $0.2 million was made. During fiscal year 2003, the loan was extended until January 31, 2004 and another principal payment of $0.3 million was made. The loan bears interest at LIBOR plus 4.25% and is secured on a non-recourse basis (subject to normal and customary exceptions) by the San Carlos real property. CPI realized a gain on the sale of the property of approximately $8.5 million that is being recognized over the twenty year lease term. Intercompany accounts and transactions associated with this sale-leaseback transaction have been eliminated in consolidation.

Outside Advisors

      Holding and CPI have entered into a management services agreement with Leonard Green & Partners, L.P. (“LGP”) to pay approximately $0.4 million, plus out-of-pocket expenses, annually to LGP, which is an affiliate of the general partner of Green Equity Investors II, L.P., Holding’s majority stockholder. Certain individuals who are stockholders of the general partner of LGP are members of the Board of Directors of Holding and CPI. The management services agreement provides for management, consulting and financial planning services, including assistance in strategic planning, providing market and financial analyses, negotiating and structuring financing and exploring expansion opportunities. In addition, LGP may provide

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial advisory and investment banking services to the Company in connection with major financial transactions for an additional fee.

Stockholder Loans

      In connection with Holding’s 1995 Management Equity Plan, certain executive officers of CPI and Holding elected to pay a portion of the purchase price for their Management Shares by delivery of a secured promissory note (collectively, the “Management Notes”) to Holding.

      The aggregate principal amount of such Management Notes was $0.9 million as of October 3, 2003. Of this amount, $0.7 million is secured by a pledge of a portion (from 50% to 75%) of the Management Shares issued to each executive officer and is guaranteed by Varian. The balance of $0.2 million is secured by a pledge of approximately 91% of the Management Shares issued, but is not guaranteed by Varian. Outstanding principal under each type of Management Note bears interest at an annually adjustable rate equal to the “Applicable Federal Rate” in effect under Internal Revenue Code Section 1274(d) for obligations of a term equal to the then-remaining term of such note. Recourse by Holding under both types of Management Notes is limited to the Management Shares pledged to secure the applicable note and the Varian guaranty. The Board of Directors of Holding has extended the due dates of all past and future scheduled interest and principal payments on these Management Notes until the Management Notes are due in 2004 or upon request of the Board of Directors, whichever comes first.

19.     Guarantees

      Holding has guaranteed CPI’s obligations under the Credit Facility, the Senior Notes and the Indenture. Other than the transactions associated with the San Carlos real property purchase and related financing and leaseback arrangements, the consolidated balance sheets of Holding as of October 3, 2003 and September 27, 2002 are substantially identical to those of CPI.

      In connection with the sale of SSPD in September 2002 to KMIC Technology Inc. the Company was required to provide a $100,000 letter of credit as a partial guarantee for the new company’s leased facilities. The letter of credit guarantee expires in November 2003.

20.     Quarterly Financial Data (Unaudited)

	Oct. 3,	July 4,	Apr. 4,	Jan. 3,	Sept. 27,	June 28,	Mar. 29,	Dec. 28,
Quarter Ended	2003	2003	2003	2003	2002	2002	2002	2001

	(Dollars in thousands)
Sales	$65,190	70,721	67,897	61,626	59,613	64,792	60,612	66,228
Gross profit	$20,655	23,448	20,684	16,690	15,287	16,664	12,946	14,159
Net income (loss)	$2,536	8,257	3,219	2,536	(2,927)	(1,039)	(1,733)	(1,034)

      During the closing of the quarter ended October 3, 2003 and in connection with the Merger Agreement described in Note 21, the Company obtained an updated independent appraisal to determine the fair value of common stock purchased by certain executives and stock options granted to certain employees during the quarter ended April 4, 2003. The Company recognized additional employee compensation expense for 100,000 shares of Holding common stock, based on the difference between the issue price of common stock and the revised fair value of common stock. The Company also recognized additional employee compensation expense over the four-year vesting period for 191,000 shares of stock options granted, based on the difference between the exercise price and the revised fair value of the Company’s common stock. As a result, compensation expense increased from previously reported amounts by $0.8 million and $0.1 million for the quarters ended April 4, 2003 and July 4, 2003, respectively. As of April 4, 2003, the reported balance sheet

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounts for additional paid-in capital and deferred stock-based compensation were increased by $2.3 million and $1.5 million, respectively. As of July 4, 2003, the reported balance sheet amounts for additional paid-in capital and deferred stock-based compensation were increased by $2.3 million and $1.4 million, respectively.

21.	Subsequent Event

      On January 23, 2004, Holding completed the merger (“Merger”) of CPI Merger Sub Corp. (“Merger Sub”) with and into Holding pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 17, 2003, by and among Holding, CPI Holdco, Inc. (“Acquirer”), Merger Sub and Green Equity Investors II, L.P., as the representative of the securityholders of Holding, under which Acquirer, Merger Sub’s parent corporation and a corporation controlled by affiliates of The Cypress Group L.L.C. (collectively, “Cypress”), a New York-based private equity firm, agreed to acquire Holding. In connection with the Merger, Holding and CPI refinanced all of their outstanding indebtedness. As part of the refinancing, CPI effected a covenant defeasance under the 12% Indenture and elected to redeem in full the remaining $74.0 million outstanding aggregate principal amount of the 12% Notes pursuant to the terms of the 12% Indenture. In addition, CPI terminated the Credit Facility and Holding paid off all amounts owing under, and terminated, the loan agreement related to the San Carlos Property. CPI also redeemed all of the outstanding shares of its 14% Junior Cumulative Preferred Stock and elected to redeem all of the outstanding shares of its Series B 14% Senior Redeemable Exchangeable Cumulative Preferred Stock.

      In connection with the Merger, CPI entered into a $130.0 million credit agreement (“Senior Credit Facility”). This Senior Credit Facility consists of a $40.0 million revolving commitment, with a sub-facility of $15.0 million for letters of credit and $5.0 million for swingline loans (“Revolver”), which expires on January 23, 2010, and a $90.0 million term loan (“Term Loan”), which expires on July 23, 2010. The Term Loan requires 1.0% of the loan amount to be repaid annually in quarterly installments of 0.25% beginning June 30, 2004 and continuing for five years with the remainder due in equal quarterly installments thereafter. The Senior Credit Facility is guaranteed by Acquirer, Holding and all of CPI’s domestic subsidiaries and collateralized with a security agreement, which includes a security interest in certain property and fixtures.

      The Senior Credit Facility provides for Revolver and Term Loan borrowings that will initially bear interest at a rate equal to LIBOR plus 3.00% per annum (the 3.00% being referred to as the “Applicable LIBOR Margin”), or the Alternate Base Rate (“ABR”) plus 2.0% per annum; the ABR is the greater of (a) the Prime Rate and (b) the Federal Funds Rate plus 0. 50%. In addition to customary fronting and administrative fees under the Senior Credit Facility, CPI will pay Letter of Credit Participation fees equal to the Applicable LIBOR Margin per annum on the average daily amount of letter of credit exposure, and a commitment fee of 0.50% per annum on the average daily unused amount of revolving commitment.

      The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of Acquirer, Holding, CPI and certain of its subsidiaries to sell assets; engage in mergers and acquisitions; pay dividends and distributions or repurchase their capital stock; incur additional indebtedness or issue equity interests; make investments and loans; create liens or further negative pledges on assets; engage in certain transactions with affiliates; enter into sale and leaseback transactions; change their business or ownership; amend agreements or make prepayments relating to subordinated indebtedness; amend or waive provisions of charter documents, agreements with respect to capital stock or any other document related to the Merger Agreement or related transaction documents in a manner that is materially adverse to the lenders; and change their fiscal year. These covenants are subject to certain exceptions.

      In addition, the Senior Credit Facility requires CPI and its subsidiaries to maintain the following financial covenants: a minimum interest coverage ratio; a maximum total leverage ratio; a minimum fixed charge coverage ratio; and a maximum capital expenditures limitation.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the Merger, CPI issued an aggregate principal amount of $125.0 million of 8% Senior Subordinated Notes due 2012 (“8% Notes”). CPI is required to pay interest on the 8% Notes semiannually, beginning on August 1, 2004. The indenture governing the terms of the 8% Notes (the “8% Indenture”), contains restrictive provisions which, among other things, limit CPI and certain of its subsidiaries from incurring certain indebtedness, selling assets or consolidating or merging with or into other companies, paying dividends or repurchasing or redeeming capital stock, making certain investments and entering into certain types of transactions with their affiliates. The payment of principal, premium and interest on, and other obligations evidenced by the 8% Notes is subordinated in right of payment, as set forth in the 8% Indenture, to the prior payment in full of all senior debt (as defined in the 8% Indenture), including indebtedness under the Senior Credit Facility, whether outstanding on the date of the 8% Indenture or thereafter incurred. CPI’s payment obligations under the 8% Notes are jointly and severally guaranteed by Acquirer, Holding and all of CPI’s domestic subsidiaries. The 8% Notes may be redeemed as described in, and subject to the terms and conditions set forth in, the 8% Indenture. In addition, the 8% Indenture requires the Company to make an offer to purchase the 8% Notes in certain circumstances.

22.	Supplemental Guarantors Consolidating Condensed Financial Information

      On January 23, 2004, CPI issued $125.0 million of 8.0% Senior Subordinated Notes as part of the Merger discussed in Note 21.

      The consolidating condensed financial statements are presented below and should be read in connection with the Consolidated Financial Statements of Holding. Separate financial statements of the Guarantors are not presented because (i) the Guarantors are wholly-owned and have fully and unconditionally guaranteed the 8.0% Notes on a joint and several basis, and (ii) the Company’s management had determined such separate financial statements are not material to investors.

      The following consolidating condensed financial information presents: the consolidating condensed balance sheets as of October 3, 2003 and September 27, 2002, and the consolidating condensed statements of operations and statements of cash flows for fiscal years ended October 3, 2003, September 27, 2002 and September 28, 2001 of (a) Holding, the parent; (b) CPI, the issuer (c) the guarantor subsidiaries; (d) the non-guarantor subsidiaries; (e) elimination entries necessary to consolidate Holding with the guarantor subsidiaries and the non-guarantor subsidiaries; and (f) Holding, the guarantor subsidiaries and the non-guarantor subsidiaries on a consolidated basis.

      Investments in subsidiaries are accounted for on the equity method. The principal elimination entries eliminate investments in subsidiaries, intercompany balances, intercompany transactions and intercompany sales. Intercompany transactions include the December 1, 2000 sale-leaseback of the San Carlos property between CPI and Holding, the October 1, 2000 sale of Satcom assets to a non-guarantor subsidiary from CPI, and the October 1, 2001 sale of Satcom Division product technology to a non-guarantor subsidiary from CPI.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED BALANCE SHEET

As of October 3, 2003

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$—	30,561	1,718	1,472	—	33,751
Accounts receivable, net	—	17,753	4,502	10,873	—	33,128
Inventories	—	29,539	261	7,558	—	37,358
Intercompany receivable	1,177	1,068	—	—	(2,245)	—
Other current assets		1,317	221	672	—	2,210

Total current assets	1,177	80,238	6,702	20,575	(2,245)	106,447
Intercompany notes receivable	—	20,085	—	—	(20,085)	—
Investment in subsidiaries	(60,660)	3,434	—	—	57,226	—
Property, plant, and equipment, net	19,818	36,984	13	3,683	(7,551)	52,947
Goodwill	—	15,541	—	27,316	(23,708)	19,149
Intangibles, net	—	1,140	—	—	—	1,140
Debt issue costs, net	22	2,229	—	34	—	2,285

Total assets	$(39,643)	159,651	6,715	51,608	3,637	181,968

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Mortgage financing	$17,500	—	—	—	—	17,500
Accounts payable	—	10,844	215	4,565	—	15,624
Intercompany payable	—	—	1,281	719	(2,000)	—
Accrued expenses	7	18,704	712	2,434	(412)	21,445
Product warranty	—	3,225	—	2,176	—	5,401
Income taxes payable	—	2,730	16	1,092	(254)	3,584
Accrued dividends payable	—	15,449	—	—	—	15,449
Advance payments from customers	—	7,118	1,008	2,077	—	10,203

Total current liabilities	17,507	58,070	3,232	13,063	(2,666)	89,206
Intercompany notes payable	5,750	—	—	14,335	(20,085)	—
Senior subordinated notes	—	100,000	—	—	—	100,000
Intercompany deferred income	—	6,887	—	—	(6,887)	—

Total liabilities	23,257	164,957	3,232	27,398	(29,638)	189,206

Senior Redeemable Preferred Stock	—	28,907	—	—	—	28,907

Junior Preferred Stock	—	29,300	—	—	—	29,300

Stockholders’ (Deficit) Equity
Common stock	50	—	—	—	—	50
Parent investment	—	21,458	1,161	19,549	(42,168)	—
Additional paid-in capital	21,519	—	—	—	—	21,519
Deferred compensation	—	(1,289)	—	—	—	(1,289)
Accumulated (deficit) equity	(84,469)	(82,426)	2,322	4,661	75,443	(84,469)
Stockholder loans	—	(1,256)	—	—	—	(1,256)

Net stockholders’ (deficit) equity	(62,900)	(63,513)	3,483	24,210	33,275	(65,445)

Total liabilities, preferred stock and stockholders’ (deficit) equity	$(39,643)	159,651	6,715	51,608	3,637	181,968

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

For the Year Ended October 3, 2003

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
Sales	$—	198,881	33,397	93,398	(60,242)	265,434
Cost of sales	—	146,738	29,575	68,115	(60,471)	183,957

Gross profit	—	52,143	3,822	25,283	229	81,477

Operating costs and expenses:
Research and development	—	2,086	—	4,774	—	6,860
Selling and marketing	—	7,451	2,399	5,800	—	15,650
General and administrative	1,150	16,149	713	3,915	(3,988)	17,939
Intercompany income	(2,450)	(1,102)	(263)	—	3,815	—
Gain on sale of Solid State Products Division	—	(136)	—	—	—	(136)

Total operating costs and expenses	(1,300)	24,448	2,849	14,489	(173)	40,313

Operating income	1,300	27,695	973	10,794	402	41,164
Interest expense (income), net	2,029	10,510	(8)	2,009	—	14,540

Income (loss) before income tax expense (benefit) and equity in income of subsidiaries	(729)	17,185	981	8,785	402	26,624
Income tax expense (benefit)	(249)	8,771	151	1,403	—	10,076
Equity in income of subsidiaries	17,028	8,441	—	—	(25,469)	—

Net income	$16,548	16,855	830	7,382	(25,067)	16,548

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

For the Year Ended October 3, 2003

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
OPERATING ACTIVITIES
Net cash provided by operating activities	$2,480	30,618	1,025	15,574	(14,436)	35,261

INVESTING ACTIVITIES
Proceeds from sale of SSPD division	—	136	—	—	—	136
Equity investment in subsidiary	(2,299)	—	—	—	2,299	—
Purchase of property, plant and equipment, net	—	(2,492)	(5)	(570)	—	(3,067)

Net cash used in investing activities	(2,299)	(2,356)	(5)	(570)	2,299	(2,931)

FINANCING ACTIVITIES
Repayments on capital leases	—	—	—	(45)	—	(45)
Payment of debt issue costs	(41)	(298)	—	—	—	(339)
Payment of mortgage financing	(250)	—	—	—	—	(250)
Repayment of intercompany note	—	—	—	(14,436)	14,436	—
Net repayment of bank overdraft	—	(779)	—	—	—	(779)
Proceeds from parent investment in subsidiary	—	2,299	—	—	(2,299)	—
Proceeds from issuance of common stock	110	—	—	—	—	110

Net cash (used in) provided by financing activities	(181)	1,222	—	(14,481)	12,137	(1,303)

NET INCREASE IN CASH AND CASH EQUIVALENTS	—	29,484	1,020	523	—	31,027
Cash and cash equivalents at beginning of period	—	1,077	698	949	—	2,724

Cash and cash equivalents at end of period	$—	30,561	1,718	1,472	—	33,751

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED BALANCE SHEET

As of September 27, 2002

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

			(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$—	1,077	698	949	—	2,724
Accounts receivable, net	—	17,930	3,644	8,591	—	30,165
Inventories	—	32,709	125	7,892	—	40,726
Intercompany receivable	670	—	—	5,642	(6,312)	—
Other current assets	—	1,209	336	1,094	(2)	2,637

Total current assets	670	52,925	4,803	24,168	(6,314)	76,252
Intercompany notes receivable	—	34,521	—	—	(34,521)	—
Investment in subsidiaries	(70,011)	(4,998)	—	—	75,009	—
Property, plant, and equipment, net	20,968	39,387	29	3,838	(8,376)	55,846
Goodwill	—	15,541	—	27,316	(23,708)	19,149
Intangibles, net	—	1,613	—	—	—	1,613
Debt issue costs, net	70	3,206	—	53	—	3,329

Total assets	$(48,303)	142,195	4,832	55,375	2,090	156,189

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Current portion of capital leases payable	$—	—	—	45	—	45
Mortgage financing	17,750	—	—	—	—	17,750
Accounts payable	—	10,326	99	3,686	—	14,111
Intercompany payable	—	5,373	939	—	(6,312)	—
Accrued expenses	78	15,300	552	2,832	(431)	18,331
Product warranty	—	2,793	—	2,030	—	4,823
Income taxes payable	—	2,883	—	76	—	2,959
Accrued dividends payable	—	9,538	—	—	—	9,538
Advance payments from customers	—	5,898	589	1,107	—	7,594

Total current liabilities	17,828	52,111	2,179	9,776	(6,743)	75,151
Intercompany notes payable	5,750	—	—	28,771	(34,521)	—
Senior subordinated notes	—	100,000	—	—	—	100,000
Intercompany deferred income	—	7,311	—	—	(7,311)	—

Total liabilities	23,578	159,422	2,179	38,547	(48,575)	175,151

Senior Redeemable Preferred Stock	—	28,693	—	—	—	28,693

Junior Preferred Stock	—	25,449	—	—	—	25,449

Stockholders’ (Deficit) Equity Common stock	49	—	—	—	—	49
Parent investment	—	19,159	1,161	19,549	(39,869)	—
Additional paid-in capital	19,111	—	—	—	—	19,111
Accumulated (deficit) equity	(91,041)	(89,305)	1,492	(2,721)	90,534	(91,041)
Stockholder loans	—	(1,223)	—	—	—	(1,223)

Net stockholders’ (deficit) equity	(71,881)	(71,369)	2,653	16,828	50,665	(73,104)

Total liabilities, preferred stock and stockholders’ (deficit) equity	$(48,303)	142,195	4,832	55,375	2,090	156,189

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

For the Year Ended September 27, 2002

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
Sales	$—	187,276	21,295	87,722	(45,048)	251,245
Cost of sales	—	149,644	18,972	68,691	(45,118)	192,189

Gross profit	—	37,632	2,323	19,031	70	59,056

Operating costs and expenses:
Research and development	—	1,989	—	3,884	—	5,873
Selling and marketing	—	8,653	1,675	5,745	—	16,073
General and administrative	1,149	17,060	674	5,955	(5,061)	19,777
Loss on sale of SSPD	—	3,004	—	—	—	3,004
Gain on sale of Satcom Division product technology	—	(15,000)	—	—	15,000	—
Intercompany income	(2,450)	(1,336)	(196)	—	3,982	—

Total operating costs and expenses	(1,301)	14,370	2,153	15,584	13,921	44,727

Operating income	1,301	23,262	170	3,447	(13,851)	14,329
Interest expense (income), net	2,045	10,988	(14)	3,489	—	16,508

Income (loss) before income tax expense (benefit) and equity in loss of subsidiaries	(744)	12,274	184	(42)	(13,851)	(2,179)
Income tax expense (benefit)	(5)	5,326	17	(784)	—	4,554
Equity in income of subsidiaries	5,994	13,009	—	—	(19,003)	—

Net (loss) income	(6,733)	(6,061)	167	742	5,152	(6,733)

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

For the Year Ended September 27, 2002

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$351	58,818	(90)	(59)	(15,000)	44,020

INVESTING ACTIVITIES
Proceeds from sale of SSPD division	—	926	—	—	—	926
Purchase of property, plant and equipment, net	—	(3,158)	(13)	(207)	—	(3,378)
Purchase of Satcom Division technology	—	—	—	(15,000)	15,000	—

Net cash used in investing activities	—	(2,232)	(13)	(15,207)	15,000	(2,452)

FINANCING ACTIVITIES
Repayments on capital leases	—	(859)	—	(105)	—	(964)
Payment of debt issue costs	(101)	—	—	—	—	(101)
Net proceeds from revolving credit facility	—	(21,293)	—	—	—	(21,293)
Repayment of senior term loan	—	(20,000)	—	—	—	(20,000)
Payment of (proceeds from) intercompany note	—	(15,000)	—	15,000	—	—
Repayment of mortgage financing	(250)	—	—	—	—	(250)
Net repayment of bank overdraft	—	861	—	—	—	861

Net cash (used in) provided by financing activities	(351)	(56,291)	—	14,895	—	(41,747)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	295	(103)	(371)	—	(179)
Cash and cash equivalents at beginning of period	—	782	801	1,320	—	2,903

Cash and cash equivalents at end of period	$—	1,077	698	949	—	2,724

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

For the Year Ended September 28, 2001

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
Sales	$—	179,971	28,137	119,140	(54,727)	272,521
Cost of sales	—	145,405	25,668	106,766	(54,507)	223,332

Gross profit	—	34,566	2,469	12,374	(220)	49,189

Operating costs and expenses:
Research and development	—	2,732	—	3,035	—	5,767
Selling and marketing	—	9,373	2,234	6,157	(220)	17,544
General and administrative	882	15,264	108	8,797	(4,010)	21,041
Gain on sale of Satcom Division	—	(11,160)	—	—	11,160	—
Intercompany income	(1,838)	(1,607)	(156)	—	3,601	—

Total operating costs and expenses	(956)	14,602	2,186	17,989	10,531	44,352

Operating income (loss)	956	19,964	283	(5,615)	(10,751)	4,837
Interest expense (income)	2,088	17,011	(26)	1,661	—	20,734

Income (loss) before income tax expense (benefit) and equity in loss of subsidiaries	(1,132)	2,953	309	(7,276)	(10,751)	(15,897)
Income tax expense (benefit)	—	2,856	148	(3)	(51)	2,950
Equity in loss of subsidiaries	(17,715)	(17,880)	—	35,595	—

Net (loss) income	$(18,847)	(17,783)	161	(7,273)	24,895	(18,847)

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

For the Year Ended September 28, 2001

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(276)	35,629	(133)	(17,547)	(11,160)	6,513

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	1,944	—	—	—	1,944
Purchase of Satcom Division	—	—	—	(11,160)	11,160	—
Purchase of San Carlos facility	(23,000)	23,000	—	—	—	—
Equity investment in subsidiary	—	(16,229)	—	—	16,229	—
Purchase of property, plant and equipment	—	(4,474)	(26)	(1,288)	—	(5,788)
Net cash (used in) provided by investing activities	(23,000)	4,241	(26)	(12,448)	27,389	(3,844)

FINANCING ACTIVITIES
Repayments on capital leases	—	(656)	—	(304)	—	(960)
Payment of debt issue costs	(474)	(1,723)	—	(20)	—	(2,217)
Payment of terminated revolving credit facility	—	(40,000)	—	—	—	(40,000)
Net proceeds from revolving credit facility	—	21,530	—	—	—	21,530
Repayments on terminated senior term loans	—	(16,049)	—	—	—	(16,049)
Proceeds from senior term loan	—	20,000	—	—	—	20,000
Proceeds from mortgage financing	18,000	—	—	—	—	18,000
Proceeds from issuer investment in subsidiary	—	—	—	16,229	(16,229)	—
Proceeds from (payment of) intercompany note	5,750	(19,521)	—	13,771	—
Repayments on bank overdraft	—	(4,836)	—	—	—	(4,836)

Net cash provided by (used in) financing activities	23,276	(41,255)	—	29,676	(16,229)	(4,532)

NET DECREASE IN CASH AND CASH EQUIVALENTS	—	(1,385)	(159)	(319)	—	(1,863)
Cash and cash equivalents at beginning of period	—	2,167	960	1,639	—	4,766

Cash and cash equivalents at end of period	$—	782	801	1,320	—	2,903

SCHEDULE II

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to		Balance at
	Beginning of	Costs and	Deduction	End of
Description	Period	Expenses	Amount	Period

Allowance for doubtful accounts receivable
Fiscal year ended 2001	$797	355	717	435
Fiscal year ended 2002	$435	331	189	577
Fiscal year ended 2003	$577	133	135	575

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	January 2,	October 3,
	2004	2003

	(In thousands —
	unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$38,067	33,751
Accounts receivable, net	35,255	33,128
Inventories	36,380	37,358
Other current assets	2,191	2,210

Total current assets	111,893	106,447
Property, plant, and equipment, net	51,834	52,947
Goodwill	19,149	19,149
Intangibles, net	1,045	1,140
Debt issue costs, net	1,940	2,285

Total assets	$185,861	181,968

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Senior subordinated notes	$26,000	—
Mortgage financing	17,500	17,500
Accounts payable	12,876	15,624
Accrued expenses	21,126	21,445
Product warranty	6,130	5,401
Income taxes payable	6,132	3,584
Accrued dividends payable	17,058	15,449
Advance payments from customers	8,961	10,203

Total current liabilities	115,783	89,206
Senior subordinated notes	74,000	100,000

Total liabilities	189,783	189,206

Senior Redeemable Preferred Stock of CPI	28,960	28,907

Junior Preferred Stock of CPI	30,349	29,300

Commitments and contingencies
Stockholders’ Deficit
Common stock	50	50
Additional paid-in capital	21,519	21,519
Deferred compensation	(1,195)	(1,289)
Accumulated deficit	(82,341)	(84,469)
Stockholder loans	(1,264)	(1,256)

Net stockholders’ deficit	(63,231)	(65,445)

Total liabilities, preferred stock and stockholders’ deficit	$185,861	181,968

See accompanying notes to the unaudited consolidated condensed financial statements.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	13-Week	14-Week
	period ended	period ended
	January 2,	January 3,
	2004	2003

	(In thousands — unaudited)
Sales	$68,313	61,626
Cost of sales	47,141	44,936

Gross profit	21,172	16,690

Operating costs and expenses:
Research and development	1,733	1,445
Selling and marketing	3,624	3,924
General and administrative	4,130	3,611

Total operating costs and expenses	9,487	8,980

Operating income	11,685	7,710
Interest expense	3,559	3,670

Income before taxes	8,126	4,040
Income tax expense	3,287	1,504

Net income	4,839	2,536
Preferred dividends:
Senior redeemable preferred stock	1,609	1,402
Junior preferred stock	1,048	914

Net income attributable to common stock	$2,182	220

See accompanying notes to the unaudited consolidated condensed financial statements.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	13-Week	14-Week
	period ended	period ended
	January 2,	January 3,
	2004	2003

	(In thousands — unaudited)
OPERATING ACTIVITIES
Net cash provided by operating activities	$6,194	13,328

INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(239)	(263)

FINANCING ACTIVITIES
Repayments on capital leases	—	(27)
Payment of debt issue costs	—	(254)
Net repayment from bank overdraft	(1,639)	(2,333)
Repayment of mortgage financing	—	(250)

Net cash used in financing activities	(1,639)	(2,864)

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,316	10,201
Cash and cash equivalents at beginning of period	33,751	2,724

Cash and cash equivalents at end of period	$38,067	12,925

See accompanying notes to the unaudited consolidated condensed financial statements

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION

AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(unaudited)

1.	Basis of Presentation

      The accompanying unaudited consolidated condensed financial statements of Communications & Power Industries Holding Corporation (“Holding” or the “Company”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted and, accordingly, these financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended October 3, 2003. Management believes that these unaudited interim condensed financial statements contain all adjustments, all of which are of a normal recurring nature, necessary to present fairly the financial position of the Company, and its results of operations and cash flows for the interim period presented. The results for the interim periods reported are not necessarily indicative of the results for the complete fiscal year 2004.

      As allowed by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” the Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under this method, compensation expense is recorded only if the current market price of the underlying stock exceeded the exercise price at the measurement date. During fiscal year 2003, the Company issued stock options to employees which were subsequently determined to have been issued below the fair value of the stock on the date of grant. The compensation cost associated with the 2003 stock options is amortized as a charge against income under the caption “General and administrative” in the Consolidated Statement of Operations on a straight-line basis over the four year vesting period of the options. If compensation cost for the Company’s stock-based compensation plan had been determined consistent with SFAS No. 123, the Company’s net income would have changed to the pro forma amounts indicated below:

	13-Week	14-Week
	Period Ended	Period Ended
	January 2,	January 3,
	2004	2003

	(In thousands)
Net income as reported	$4,839	2,536
Add:
Stock-based compensation included in net income determined under intrinsic value method, net of tax	94	0
Deduct:
Stock-based compensation determined under fair value based method, net of tax	(203)	32

Pro forma net income	$4,730	$2,568

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

2.	Inventories

      Inventories are stated at the lower of average cost or market (net realizable value). The main components of inventories are as follows:

	January 2,	October 3,
	2004	2003

	(In thousands)
Raw materials and parts	$25,186	26,330
Work in process	8,894	8,786
Finished goods	2,300	2,242

Inventories	$36,380	37,358

3.	Accrued Warranty

      The Company’s products are generally warranted for a variety of periods, typically one to three years or a predetermined product usage life. The Company assesses the adequacy of its preexisting warranty liabilities and adjusts the balance based on actual experience and changes in future expectations. The following table reconciles the changes in the Company’s accrued warranty:

	13-Week	14-Week
	Period Ended	Period Ended
	January 2,	January 3,
	2004	2003

	(In thousands)
Beginning accrued warranty	$5,401	4,823
Cost of warranty claims	(972)	(1,300)
Accruals for product warranty	1,701	1,558

Ending accrued warranty	$6,130	5,081

4.	Supplemental Cash Flow Information

	13-week	14-Week
	Period Ended	Period Ended
	January 2,	January 3,
	2004	2003

	(In thousands)
Cash Payments
Interest payments	$302	$546
Tax payments	$739	$64
Non-cash Financing
Unpaid cash dividends on senior preferred stock	$1,609	$1,402

5.	Segments and Related Information

      The Company has two reportable segments: vacuum electronic devices (“VEDs”) and satcom equipment. Management evaluates performance and allocates resources based on earnings before provision for income taxes, interest expense, depreciation and amortization (“EBITDA”).

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

      Summarized financial information concerning the Company’s reportable segments is shown in the following table. Intersegment product transfers are recorded at cost.

		Satcom
	VEDs	Equipment	Other	Total

	(In thousands)
For the 13-week Period Ended January 2, 2004:
Revenues from external customers	$58,147	9,719	447	68,313
Intersegment product transfers	3,293	—	—	3,293
EBITDA	14,393	228	(1,512)	13,109
For the 14-Week Period Ended January 3, 2003:
Revenues from external customers	$50,956	10,586	84	61,626
Intersegment product transfers	2,207	—	—	2,207
EBITDA	9,608	1,298	(1,479)	9,427

      EBITDA represents earnings before provision for income taxes, interest expense, depreciation and amortization. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. A reconciliation of EBITDA from reportable segments to Income before taxes is as follows:

	13-week	14-Week
	Period Ended	Period Ended
	January 2,	January 3,
	2004	2003

	(In thousands)
Segment EBITDA	$13,109	$9,427
Less:
Depreciation and amortization	1,424	1,717
Interest expense	3,559	3,670

Income before taxes	$8,126	$4,040

      Sales by geographic area to unaffiliated customers (based on the location of customer) are as follows:

	13-Week	14-Week
	Period Ended	Period Ended
	January 2,	January 3,
	2004	2003

	(In thousands)
United States	$44,760	38,036
All foreign countries	23,553	23,590

Total sales	$68,313	61,626

      The Company had one customer, the US Government, that accounted for 10% or more of consolidated sales. Sales to this customer were $15.0 million, or 22.0%, and $11.5 million, or 18.7%, of the Company’s consolidated sales for the 13-week period ended January 2, 2004 and the 14-week period ended January 3, 2003, respectively. A substantial majority of these sales were VED segment products, but this customer also purchased satcom equipment products.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

6.	Recent Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, which addresses consolidation by business enterprises of variable interest entities which have one or both of the following characteristics: (1) The equity investment at risk is not sufficient to permit the entity to finance its activities without support from other parties and (2) the equity investors lack one or more of the defined essential characteristics of a controlling financial interest. This Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the participating parties. This Interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. On October 9, 2003, FASB Staff Position FIN 46-6, “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities” was issued. This delayed the effective date of this Interpretation for variable interest entities created before February 1, 2003 until January 3, 2004. The Company has evaluated the impact of the provisions of Interpretation 46 and it believes it will not have a material impact on the Company’s consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 requires that certain financial instruments with characteristics of both liabilities and equity be classified as liabilities in statements of financial position. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to existing financial instruments at the beginning of the first fiscal period beginning after December 15, 2003 for non-public entities. The Company is currently analyzing this Statement and has not yet determined its impact on the Company’s consolidated financial position or results of operations.

7.	Goodwill and Other Intangible Assets

Goodwill

      As of January 2, 2004 and October 3, 2003, the Company had $19.1 million of goodwill, $13.4 million of which has been allocated to the VED segment and $5.7 million of which has been allocated to the satcom equipment segment. There were no changes in the carrying amount of goodwill for the quarter ended January 2, 2004.

Intangible Assets

      As of January 2, 2004 and October 3, 2003, the Company had $1.9 million of intangible assets at cost, with accumulated amortization of $0.9 million and $0.8 million, respectively. Amortization of intangible assets for the fiscal quarters ended January 2, 2004 and January 3, 2003 was approximately $0.1 million each quarter. Amortization expense for these intangible assets is projected to be approximately $0.4 million per year through fiscal year 2006.

8.	Redemption of 12% Senior Subordinated Notes of CPI

      On December 4, 2003, Communication & Power Industries (“CPI”), a wholly owned subsidiary of Holding, instructed the trustee under the indenture (“12% Indenture”) governing the 12% Senior Subordinated Notes due 2005 (“12% Notes”) to send a notice to all of the registered holders of the 12% Notes, notifying them that CPI had elected to redeem $26.0 million in principal amount of the 12% Notes on January 5, 2004, pursuant to and in accordance with the terms of the 12% Indenture.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

      On January 5, 2004, CPI redeemed $26.0 million in principal amount of the 12% Notes, pursuant to and in accordance with the terms of the 12% Indenture. The redemption occurred at a price equal to 101.5% of the principal amount of such notes plus accrued and unpaid interest to January 5, 2004. In connection with the redemption, CPI and Holding entered into an amendment to CPI’s secured credit facility (“Credit Facility”) that, among other things, permitted CPI to redeem up to an aggregate maximum amount of $30.0 million of the 12% Notes in any fiscal year. At the closing of the merger described in Note 9 below, CPI issued a notice of redemption for the remaining outstanding 12% Notes. The Company has classified the $26.0 million of 12% Notes redeemed on January 5, 2004 as a current liability in the accompanying consolidated condensed balance sheets as of January 2, 2004.

9.	Merger

      On January 23, 2004, Holding completed the merger (“Merger”) of CPI Merger Sub Corp. (“Merger Sub”) with and into Holding pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 17, 2003, by and among Holding, CPI Holdco, Inc. (“Acquirer”), Merger Sub and Green Equity Investors II, L.P., as the representative of the securityholders of Holding, under which Acquirer, Merger Sub’s parent corporation and a corporation controlled by affiliates of The Cypress Group L.L.C. (collectively, “Cypress”), a New York-based private equity firm, agreed to acquire Holding. In connection with the Merger, Holding and CPI refinanced all of their outstanding indebtedness. As part of the refinancing, CPI effected a covenant defeasance under the 12% Indenture and elected to redeem in full the remaining $74.0 million outstanding aggregate principal amount of the 12% Notes pursuant to the terms of the 12% Indenture. In addition, CPI terminated the Credit Facility and Holding paid off all amounts owing under, and terminated, the loan agreement related to the San Carlos Property. CPI also redeemed all of the outstanding shares of its 14% Junior Cumulative Preferred Stock and elected to redeem all of the outstanding shares of its Series B 14% Senior Redeemable Exchangeable Cumulative Preferred Stock.

      In connection with the Merger, CPI entered into a $130.0 million credit agreement (“Senior Credit Facility”). This Senior Credit Facility consists of a $40.0 million revolving commitment, with a sub-facility of $15.0 million for letters of credit and $5.0 million for swingline loans (“Revolver”), which expires on January 23, 2010, and a $90.0 million term loan (“Term Loan”), which expires on July 23, 2010. The Term Loan requires 1.0% of the loan amount to be repaid annually in quarterly installments of 0.25% beginning June 30, 2004 and continuing for five years with the remainder due in equal quarterly installments thereafter. The Senior Credit Facility is guaranteed by Acquirer, Holding and all of CPI’s domestic subsidiaries and collateralized with a security agreement, which includes a security interest in certain property and fixtures.

      The Senior Credit Facility provides for Revolver and Term Loan borrowings that will initially bear interest at a rate equal to LIBOR plus 3.00% per annum (the 3.00% being referred to as the “Applicable LIBOR Margin”), or the Alternate Base Rate (“ABR”) plus 2.0% per annum; the ABR is the greater of (a) the Prime Rate and (b) the Federal Funds Rate plus 0.50%. In addition to customary fronting and administrative fees under the Senior Credit Facility, CPI will pay Letter of Credit Participation fees equal to the Applicable LIBOR Margin per annum on the average daily amount of letter of credit exposure, and a commitment fee of 0.50% per annum on the average daily unused amount of revolving commitment.

      The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of Acquirer, Holding, CPI and certain of its subsidiaries to sell assets; engage in mergers and acquisitions; pay dividends and distributions or repurchase their capital stock; incur additional indebtedness or issue equity interests; make investments and loans; create liens or further negative pledges on assets; engage in certain transactions with affiliates; enter into sale and leaseback transactions; change their business or ownership; amend agreements or make prepayments relating to subordinated indebtedness; amend or waive provisions of charter documents, agreements with respect to capital stock or any other document related to the Merger

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

Agreement or related transaction documents in a manner that is materially adverse to the lenders; and change their fiscal year. These covenants are subject to certain exceptions.

      In addition, the Senior Credit Facility requires CPI and its subsidiaries to maintain the following financial covenants: a minimum interest coverage ratio; a maximum total leverage ratio; a minimum fixed charge coverage ratio; and a maximum capital expenditures limitation.

      In connection with the Merger, CPI issued an aggregate principal amount of $125.0 million of 8% Senior Subordinated Notes due 2012 (“8% Notes”). CPI is required to pay interest on the 8% Notes semiannually, beginning on August 1, 2004. The indenture governing the terms of the 8% Notes (the “8% Indenture”), contains restrictive provisions which, among other things, limit CPI and certain of its subsidiaries from incurring certain indebtedness, selling assets or consolidating or merging with or into other companies, paying dividends or repurchasing or redeeming capital stock, making certain investments and entering into certain types of transactions with their affiliates. The payment of principal, premium and interest on, and other obligations evidenced by the 8% Notes is subordinated in right of payment, as set forth in the 8% Indenture, to the prior payment in full of all senior debt (as defined in the 8% Indenture), including indebtedness under the Senior Credit Facility, whether outstanding on the date of the 8% Indenture or thereafter incurred. CPI’s payment obligations under the 8% Notes are jointly and severally guaranteed by Acquirer, Holding and all of CPI’s domestic subsidiaries (the “Guarantors”). The 8% Notes may be redeemed as described in, and subject to the terms and conditions set forth in, the 8% Indenture. In addition, the 8% Indenture requires the Company to make an offer to purchase the 8% Notes in certain circumstances.

10.	Supplemental Guarantors Consolidating Condensed Financial Information

      On January 23, 2004, CPI issued $125.0 million of 8.0% Senior Subordinated Notes as part of the Merger discussed in Note 9.

      The consolidating condensed financial statements are presented below and should be read in connection with the Consolidated Financial Statements of Holding. Separate financial statements of the Guarantors are not presented because (i) the Guarantors are wholly-owned and have fully and unconditionally guaranteed the 8.0% Notes on a joint and several basis, and (ii) the Company’s management had determined such separate financial statements are not material to investors.

      The following consolidating condensed financial information presents: the consolidating condensed balance sheets as of January 2, 2004 (unaudited) and October 3, 2003, and the unaudited consolidating condensed statements of operations and statements of cash flows for the three months ended January 2, 2004 and January 3, 2003 of (a) Holding, the parent; (b) CPI, the issuer (c) the guarantor subsidiaries; (d) the non-guarantor subsidiaries; (e) elimination entries necessary to consolidate Holding with the guarantor subsidiaries and the non-guarantor subsidiaries; and (f) Holding, the guarantor subsidiaries and the non-guarantor subsidiaries on a consolidated basis.

      Investments in subsidiaries are accounted for on the equity method. The principal elimination entries eliminate investments in subsidiaries, intercompany balances, intercompany transactions and intercompany sales. Intercompany transactions include the December 1, 2000 sale-leaseback of the San Carlos property between CPI and Holding, the October 1, 2000 sale of Satcom assets to a non-guarantor subsidiary from CPI, and the October 1, 2001 sale of product technology to a non-guarantor subsidiary from CPI.

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED BALANCE SHEET (Unaudited)

As of January 2, 2004

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$—	33,774	2,963	1,330	—	38,067
Accounts receivable, net	—	16,974	5,570	12,711	—	35,255
Inventories	—	27,945	268	8,167	—	36,380
Intercompany receivable	1,365	4,370	—	—	(5,735)	—
Other current assets	—	1,201	243	747	—	2,191

Total current assets	1,365	84,264	9,044	22,955	(5,735)	111,893
Intercompany notes receivable	—	20,085	—	—	(20,085)	—
Investments in subsidiaries	(58,419)	3,562	—	—	54,857	—
Property under capital lease, net	19,531	36,103	13	3,510	(7,323)	51,834
Goodwill	—	15,541	—	27,316	(23,708)	19,149
Intangibles, net	—	1,045	—	—	—	1,045
Debt issue costs, net	5	1,905	—	30	—	1,940

Total assets	$(37,518)	162,505	9,057	53,811	(1,994)	185,861

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Senior subordinated notes	$—	26,000	—	—	—	26,000
Mortgage financing	17,500	—	—	—	—	17,500
Accounts payable	—	7,860	325	4,691	—	12,876
Intercompany payable	—	—	3,354	2,095	(5,449)	—
Accrued expenses	4	17,541	712	3,277	(408)	21,126
Product warranty	—	3,694	—	2,436	—	6,130
Income taxes payable	—	5,880	5	544	(297)	6,132
Accrued dividends payable	—	17,058	—	—	—	17,058
Advance payments from customers	—	5,624	759	2,578	—	8,961

Total current liabilities	17,504	83,657	5,155	15,621	(6,154)	115,783
Intercompany notes payable	5,750	—	—	14,335	(20,085)	—
Senior subordinated notes	—	74,000	—	—	—	74,000
Deferred income	—	6,781	—	—	(6,781)	—

Total liabilities	23,254	164,438	5,155	29,956	(33,020)	189,783

Senior Redeemable Preferred Stock of CPI	—	28,960	—	—	—	28,960

Junior Preferred Stock of CPI	—	30,349	—	—	—	30,349

Stockholders’ (Deficit) Equity
Common stock	50	—	—	—	—	50
Parent investment	—	21,458	1,161	19,549	(42,168)	—
Additional paid-in-capital	21,519	—	—	—	—	21,519
Deferred compensation	—	(1,195)	—	—	—	(1,195)
Accumulated (deficit) equity	(82,341)	(80,241)	2,741	4,306	73,194	(82,341)
Stockholder loans	—	(1,264)	—	—	—	(1,264)

Net stockholders’ (deficit) equity	(60,772)	(61,242)	3,902	23,855	31,026	(63,231)

Total liabilities, preferred stock and stockholders’ (deficit) equity	$(37,518)	162,505	9,057	53,811	(1,994)	185,861

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED BALANCE SHEET

As of October 3, 2003

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$—	30,561	1,718	1,472	—	33,751
Accounts receivable, net	—	17,753	4,502	10,873	—	33,128
Inventories	—	29,539	261	7,558	—	37,358
Intercompany receivable	1,177	1,068	—	—	(2,245)	—
Other current assets	—	1,317	221	672	—	2,210

Total current assets	1,177	80,238	6,702	20,575	(2,245)	106,447
Intercompany notes receivable	—	20,085	—	—	(20,085)	—
Investment in subsidiaries	(60,660)	3,434	—	—	57,226	—
Property under capital lease, net	19,818	36,984	13	3,683	(7,551)	52,947
Goodwill	—	15,541	—	27,316	(23,708)	19,149
Intangibles, net	—	1,140	—	—	—	1,140
Debt issue costs, net	22	2,229	—	34	—	2,285

Total assets	$(39,643)	159,651	6,715	51,608	3,637	181,968

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Mortgage financing	$17,500	—	—	—	—	17,500
Accounts payable	—	10,844	215	4,565	—	15,624
Intercompany payable	—	—	1,281	719	(2,000)	—
Accrued expenses	7	18,704	712	2,434	(412)	21,445
Product warranty	—	3,225	—	2,176	—	5,401
Income taxes payable	—	2,730	16	1,092	(254)	3,584
Accrued dividends payable	—	15,449	—	—	—	15,449
Advance payments from customers	—	7,118	1,008	2,077	—	10,203

Total current liabilities	17,507	58,070	3,232	13,063	(2,666)	89,206
Intercompany notes payable	5,750	—	—	14,335	(20,085)	—
Senior subordinated notes	—	100,000	—	—	—	100,000
Deferred income	—	6,887	—	—	(6,887)	—

Total liabilities	23,257	164,957	3,232	27,398	(29,638)	189,206

Senior Redeemable Preferred Stock of CPI	—	28,907	—	—	—	28,907

Junior Preferred Stock of CPI	—	29,300	—	—	—	29,300

Stockholders’ (Deficit) Equity
Common stock	50	—	—	—	—	50
Parent investment	—	21,458	1,161	19,549	(42,168)	—
Additional paid-in capital	21,519	—	—	—	—	21,519
Deferred compensation	—	(1,289)	—	—	—	(1,289)
Accumulated (deficit) equity	(84,469)	(82,426)	2,322	4,661	75,443	(84,469)
Stockholder loans	—	(1,256)	—	—	—	(1,256)

Net stockholders’ (deficit) equity	(62,900)	(63,513)	3,483	24,210	33,275	(65,445)

Total liabilities, preferred stock and stockholders’ (deficit) equity	$(39,643)	159,651	6,715	51,608	3,637	181,968

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS (Unaudited)

For the 13-Week Period Ended January 2, 2004

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
Sales	$—	52,220	8,986	22,501	(15,394)	68,313
Cost of sales	—	36,613	7,944	18,044	(15,460)	47,141

Gross profit	—	15,607	1,042	4,457	66	21,172

Operating costs and expenses:
Research and development	—	477	—	1,256	—	1,733
Selling and marketing	—	1,795	525	1,304	—	3,624
General and administrative	288	2,826	153	1,819	(956)	4,130
Intercompany income	(613)	(234)	(53)	—	900	—

Total operating costs and expenses	(325)	4,864	625	4,379	(56)	9,487

Operating income	325	10,743	417	78	122	11,685
Interest expense (income), net	481	2,633	(3)	448	—	3,559

Income (loss) before income tax expense (benefit) and equity in income of subsidiaries	(156)	8,110	420	(370)	122	8,126
Income tax expense (benefit)	(43)	3,342	—	(12)	—	3,287
Equity in income of subsidiaries	4,952	128	—	—	(5,080)	—

Net income (loss)	$4,839	4,896	420	(358)	(4,958)	4,839

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

For the 14-Week Period Ended January 3, 2003 (Unaudited)

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
Sales	$—	45,946	8,338	21,415	(14,073)	61,626
Cost of sales	—	35,895	7,400	15,760	(14,119)	44,936

Gross profit	—	10,051	938	5,655	46	16,690

Operating costs and expenses:
Research and development	—	402	—	1,043	—	1,445
Selling and marketing	—	1,885	499	1,540	—	3,924
General and administrative	288	2,888	96	1,569	(963)	3,878
Intercompany income	(611)	(276)	(55)	—	942	—

Total operating costs and expenses	(323)	4,899	540	4,152	(21)	9,247

Operating income	323	5,152	398	1,503	67	7,443
Other income	—	267	—	—	—	267
Interest expense (income), net	546	2,257	(3)	870	—	3,670

Income (loss) before income tax expense (benefit) and equity in income of subsidiaries	(223)	3,162	401	633	67	4,040
Income tax expense (benefit)	(77)	1,546	10	25	—	1,504
Equity in income of subsidiaries	2,682	1,045	—	—	(3,727)	—

Net income	$2,536	2,661	391	608	(3,660)	2,536

COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

For the 13-Week Period Ended January 2, 2004 (Unaudited)

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$—	5,055	1,247	(108)	—	6,194

INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	—	(203)	(2)	(34)	—	(239)

FINANCING ACTIVITIES
Net repayment of bank overdraft	—	(1,639)	—	—	—	(1,639)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	3,213	1,245	(142)	—	4,316
Cash and cash equivalents at beginning of period	—	30,561	1,718	1,472	—	33,751

Cash and cash equivalents at end of period	$—	33,774	2,963	1,330	—	38,067

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

For the 14-Week Period Ended January 3, 2003 (Unaudited)

			Guarantor	Non-Guarantor	Consolidating	Consolidated
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
OPERATING ACTIVITIES
Net cash provided by operating activities	$250	11,262	405	1,411	—	13,328

INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	—	(215)	(1)	(47)	—	(263)

FINANCING ACTIVITIES
Repayments on capital leases	—	—	—	(27)	—	(27)
Payment of debt issue costs	—	(254)	—	—	—	(254)
Repayment of mortgage financing	(250)	—	—	—	—	(250)
Net repayment of bank overdraft	—	(2,333)	—	—	—	(2,333)

Net cash used in financing activities	(250)	(2,587)	—	(27)	—	(2,864)

NET INCREASE IN CASH AND CASH EQUIVALENTS	—	8,460	404	1,337	—	10,201
Cash and cash equivalents at beginning of period	—	1,077	698	949	—	2,724

Cash and cash equivalents at end of period	$—	9,537	1,102	2,286	—	12,925

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

CPI Holdco, Inc.:

      We have audited the accompanying balance sheet of CPI Holdco, Inc. as of January 2, 2004. This financial statement is the responsibility of CPI Holdco, Inc. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of CPI Holdco, Inc. as of January 2, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Mountain View, California

March 19, 2004

CPI HOLDCO, INC

BALANCE SHEET

January 2,
2004

ASSETS
Current Assets
Cash and cash equivalents	$1

Total current assets	1

Total assets	$1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Total current liabilities	—

Total liabilities	—

Stockholders’ equity:
Common stock ($.01 par value, 100 shares authorized:
100 shares issued and outstanding)	1
Additional paid-in capital	—

Total stockholders’ equity	1

Total liabilities and stockholders’ equity	$1

See accompanying notes to the balance sheet.

CPI HOLDCO, INC

NOTES TO BALANCE SHEET

1.	Basis of Presentation

      CPI Holdco, Inc. (“CPI Holdco”), formerly known as CPI Acquisition Corp., a Delaware corporation, was formed on November 13, 2003 to acquire Communications & Power Industries Holding Corporation (“Holding”). The Company is controlled by affiliates of The Cypress Group L.L.C. (collectively, “Cypress”), a New York-based private equity firm. The accompanying balance sheet as of January 2, 2004 has been prepared to meet the requirements of Item 301 of Regulation S-X issued by the Securities and Exchange Commission. Since the merger had not taken place prior to the balance sheet date, the Company has no assets or liabilities included on its balance sheet except a $1 nominal amount of cash infused by and common stock owned by Cypress.

2.     Merger

      On January 23, 2004, CPI Holdco.’s wholly-owned subsidiary, CPI Merger Sub Corp., a Delaware corporation (“Merger Sub”) merged with and into Holding (“Merger”) pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 17, 2003, by and among Holding, CPI Holdco. (“Acquirer”), Merger Sub and Green Equity Investors II, L.P., as the representative of the security holders of Holding, under which Acquirer, Merger Sub’s parent corporation and a corporation controlled by affiliates of Cypress, agreed to acquire Holding. In the Merger, each share of Holding’s common stock and stock options outstanding immediately prior to the Merger, other than a portion of stock options held by certain members of management (which will be converted into options to purchase shares of CPI Holdco.) and other than any shares of common stock owned by Holding or CPI Holdco., were converted into the right to receive a pro rata portion of the aggregate merger consideration of $135.5 million, net of certain fees, expenses and other amounts. In connection with the merger, CPI Holdco received an equity contribution of $100 million from Cypress in exchange for 4,251,122 shares of common stock of CPI Holdco. Management of Holding, as a result of rolling over their options to purchase common stock of Holding, received options to purchase 167,513 shares of common stock of CPI Holdco.

      In connection with the Merger, Communications & Power Industries, Inc., (“CPI”) a wholly-owned subsidiary of Holding, entered into a $130.0 million credit agreement (“Credit Agreement”). This Credit Agreement consists of a $40.0 million revolving commitment, with a sub-facility of $15.0 million for letters of credit and $5.0 million for swingline loans (“Revolver”), which expires on January 23, 2010, and a $90.0 million term loan (“Term Loan”), which expires on July 23, 2010. The Term Loan requires 1.0% of the loan amount to be repaid annually in quarterly installments of 0.25% beginning June 30, 2004 and continuing for five years with the remainder due in equal quarterly installments thereafter. The Credit Agreement is guaranteed by Acquirer, Holding and all of CPI’s domestic subsidiaries and collateralized with a security agreement, which includes a security interest in certain property and fixtures.

      The Credit Agreement provides for Revolver and Term Loan borrowings that will initially bear interest at a rate equal to LIBOR plus 3.00% per annum (the 3.00% being referred to as the “Applicable LIBOR Margin”), or the Alternate Base Rate (“ABR”) plus 2.0% per annum; the ABR is the greater of (a) the Prime Rate and (b) the Federal Funds Rate plus 0.50%. In addition to customary fronting and administrative fees under the Credit Agreement, CPI will pay Letter of Credit Participation fees equal to the Applicable LIBOR Margin per annum on the average daily amount of letter of credit exposure, and a commitment fee of 0.50% per annum on the average daily unused amount of revolving commitment.

      The Credit Agreement contains a number of covenants that, among other things, restrict the ability of Acquirer, Holding, CPI and certain of its subsidiaries to sell assets; engage in mergers and acquisitions; pay dividends and distributions or repurchase their capital stock; incur additional indebtedness or issue equity interests; make investments and loans; create liens or further negative pledges on assets; engage in certain transactions with affiliates; enter into sale and leaseback transactions; change their business or ownership; amend agreements or make prepayments relating to subordinated indebtedness; amend or waive provisions of

CPI HOLDCO, INC

NOTES TO BALANCE SHEET — (Continued)

charter documents, agreements with respect to capital stock or any other document related to the Merger Agreement or related transaction documents in a manner that is materially adverse to the lenders; and change their fiscal year. These covenants are subject to certain exceptions.

      In addition, the Credit Agreement requires CPI and its subsidiaries to maintain the following financial covenants: a minimum interest coverage ratio; a maximum total leverage ratio; a minimum fixed charge coverage ratio; and a maximum capital expenditures limitation.

      In connection with the Merger, CPI issued an aggregate principal amount of $125.0 million of 8% Senior Subordinated Notes due 2012 (“8% Notes”). CPI is required to pay interest on the 8% Notes semiannually, beginning on August 1, 2004. The indenture governing the terms of the 8% Notes (the “8% Indenture”), contains restrictive provisions which, among other things, limit CPI and certain of its subsidiaries from incurring certain indebtedness, selling assets or consolidating or merging with or into other companies, paying dividends or repurchasing or redeeming capital stock, making certain investments and entering into certain types of transactions with their affiliates. The payment of principal, premium and interest on, and other obligations evidenced by the 8% Notes is subordinated in right of payment, as set forth in the 8% Indenture, to the prior payment in full of all senior debt (as defined in the 8% Indenture), including indebtedness under the Credit Agreement, whether outstanding on the date of the 8% Indenture or thereafter incurred. CPI’s payment obligations under the 8% Notes are jointly and severally guaranteed by Acquirer, Holding and all of CPI’s domestic subsidiaries. The 8% Notes may be redeemed as described in, and subject to the terms and conditions set forth in, the 8% Indenture. In addition, the 8% Indenture requires the Company to make an offer to purchase the 8% Notes in certain circumstances.

      The following table sets forth the actual capitalization of CPI Holdco as of January 2, 2004, and on a pro forma basis, after giving effect to the Merger as if it occurred on such date.

	Actual as of	Pro Forma as of
	January 2,	January 2,
	2004	2004

		(Unaudited)
Stockholders’ equity:
Common stock	$1	$42,511
Additional paid-in capital	—	99,687,489
Total stockholders’ equity	1	99,730,000

Total capitalization	$1	$99,730,000

$125,000,000

Communications & Power Industries, Inc.

Offer to Exchange All Outstanding

8% Senior Subordinated Notes Due 2012
($125,000,000 aggregate principal amount outstanding)
for 8% Senior Subordinated Notes Due 2012,
which have been registered under the Securities Act of 1933

Until [insert date 90 days after date registration statement becomes effective], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      CPI, CPI Holdco and the subsidiary guarantors are all Delaware corporations. Section 145 of the Delaware General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of the members of its board of directors for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

      Article SEVEN of CPI’s Certificate of Incorporation contains the following provision with respect to indemnification:

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

      Article SEVEN of each of the subsidiary guarantors’ Certificates of Incorporation contain the following provision with respect to indemnification:

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived any improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

      Article NINE of CPI Holdco’s Certificate of Incorporation contains the following provision with respect to indemnification:

To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no directors of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      Article EIGHT of each of CPI’s and the subsidiary guarantors’ Certificates of Incorporation and Article EIGHT of CPI’s and the subsidiary guarantors’ By-Laws contain the following provisions with respect to indemnification:

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 4 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

The right to indemnification conferred in Section 2 of this Article VIII shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 3 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Section 2 and 3 of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

If a claim under Section 2 or 3 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement or expenses pursuant to the terms of an undertaking, the burden or proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article SEVEN of CPI Holdco’s By-laws contains the following provision with respect to indemnification:

To the fullest extent permitted by law, the Corporation shall indemnify any current or former director of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former officer, employee or agent of the Corporation against all expenses (including attorneys’ fees), judgments, fines and amounts paid in the defense or settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether brought by or in the right of the Corporation, to which he was or is a party or threatened to be made a party by reason of his current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

      The registrants maintain officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties. CPI maintains a liability insurance policy providing coverage for their directors and officers in an amount up to an aggregate limit of $5.0 million for any single occurrence.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits

2	.1(7)	Agreement and Plan of Merger, dated as of November 17, 2003, by and among CPI Holdco, Inc., CPI Merger Sub Corp., Communications & Power Industries Holding Corporation (“Holding”) and Green Equity Investors II, L.P., as Securityholders’ Representative.
2	.2(1)	Stock Sale Agreement between Communications & Power Industries, Inc. (“CPI”) (as successor by merger to CPII Acquisition Corp., then known as Communications & Power Industries Holding Corporation) and Varian Associates, Inc. (“Varian”) dated as of June 9, 1995.
2	.3(1)	First Amendment to Stock Sale Agreement among Holding, CPI (as successor by merger to CPII Acquisition) and Varian dated as of August 11, 1995.
2	.4(1)	Second Amendment to Stock Sale Agreement among Holding, CPI (as successor by merger to CPII Acquisition) and Varian dated as of August 11, 1995.

3	.1(1)	Restated Certificate of Incorporation of CPI, filed with the Delaware Secretary of State on August 11, 1995.
3	.2(4)	Amended and Restated Bylaws of CPI, dated March 19, 2002.
3.3		Restated Certificate of Incorporation of CPI Holdco, Inc.
3.4		Amendment to Restated Certificate of Incorporation of CPI Holdco, Inc., filed with the Delaware Secretary of State on March 12, 2004.
3.5		By-Laws of CPI Holdco, Inc.
3.6		Certificate of Incorporation of CPI Subsidiary Holdings Inc.
3.7		By-Laws of CPI Subsidiary Holdings Inc.
3.8		Certificate of Incorporation of Communications & Power Industries International Inc.
3.9		By-Laws of Communications & Power Industries International Inc.
3.10		Certificate of Incorporation of Communications & Power Industries Asia Inc.
3.11		By-Laws of Communications & Power Industries Asia Inc.
4	.1(8)	Indenture, dated as of January 23, 2004, among CPI, the Guarantors named therein and BNY Western Trust Company.
4	.2(8)	Registration Rights Agreement, dated as of January 23, 2004, among CPI, the Guarantors named therein and UBS Securities LLC, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC.
5		Opinion of Simpson Thacher & Bartlett LLP.
10	.1(8)	Credit Agreement, dated as of January 23, 2004, among CPI, as Borrower, the Guarantors named therein, the Lenders from time to time party thereto, UBS Securities LLC, Bear, Stearns & Co. Inc., UBS Loan Finance LLC, UBS AG, Stamford Branch, Bear Stearns Corporate Lending Inc., Wachovia Bank, National Association, and Wachovia Capital Markets, LLC.
10	.2(8)	Security Agreement, dated as of January 23, 2004, among CPI, the Guarantors party thereto, and UBS AG, Stamford Branch.
10	.3(8)	Form of Option Rollover Agreement (U.S. Employees).
10	.4(8)	Form of Option Rollover Agreement (Canadian Employees).
10	.5(8)	Form of Management Stockholders Agreement among CPI Holdco, Inc., Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-by-Side LLC, and certain management stockholders named therein.
10	.6(3)	Fourth Amendment of Lease by and between The Board of Trustees of the Leland Stanford Junior University and CPI, dated December 15, 2000.
10	.7(1)	Cross License Agreement between CPI and Varian dated as of August 10, 1995.
10	.8(2)	Communications & Power Industries 2000 Stock Option Plan.
10	.9(5)	First Amendment to Communications and Power Industries 2000 Stock Option Plan.
10	.10(2)	Form of Stock Option Agreement.
10	.11(1)	Assignment and Assumption of Lessee’s Interest in Lease (Units 1-4, Palo Alto) and Covenants, Conditions and Restrictions on Leasehold Interests (Units 1-12, Palo Alto) dated as of August 10, 1995 between Varian Realty Inc., Varian and CPI.
10	.12(1)	Sublease (Unit 8, Palo Alto) dated as of August 10, 1995 between Varian Realty Inc. and CPI.
10	.13(1)	Sublease (Building 4, Palo Alto) dated as of August 10, 1995 between CPI, as Sublessee, Varian, as Sublessor, and Varian Realty Inc., as Adjacent Property Sublessor.
10	.14(6)	Employment Agreement for O. Joe Caldarelli dated March 19, 2002.
10	.15(6)	Employment Agreement for Robert A. Fickett dated September 30, 2002.
10	.16(6)	Employment Agreement for Joel A. Littman dated September 30, 2002.
10	.17(7)	Employment Agreement for Mike Cheng dated November 2, 2002.
10	.18(7)	Employment Agreement for Don C. Coleman dated November 2, 2002.
10	.19(7)	Pension Plan for Executive Employees of CPI Canada, Inc. (as applicable to O. Joe Caldarelli) effective January 1, 2002.

12	Statement re: Computation of Ratio of Earnings to Fixed Charges.
21 (1)	Subsidiaries of the Registrant.
23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5).
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney of the Board of Directors of CPI (included on signature page).
24.2	Powers of Attorney of the Board of Directors of CPI Holdco, Inc. (included on signature page).
24.3	Powers of Attorney of the Board of Directors of CPI Subsidiary Holdings Inc. (included on signature page).
24.4	Powers of Attorney of the Board of Directors of Communications & Power Industries International Inc. (included on signature page).
24.5	Powers of Attorney of the Board of Directors of Communications & Power Industries Asia Inc. (included on signature page).
25	Statement of Eligibility of Trustee under the Indenture filed as Exhibit 4.1.
99.1	Form of Letter of Transmittal.
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.3	Form of Letter to Clients.
99.4	Form of Notice of Guaranteed Delivery.
(b)	Financial Statement Schedules
99.5	Financial Statement Schedule of Communications & Power Industries Holding Corporation.

(1)	Incorporated by reference to CPI’s Registration Statement on Form S-1 (Registration No. 33-96858), filed on September 12, 1995.

(2)	Incorporated by reference to CPI’s Annual Report on Form 10-K, for the year ended September 29, 2000.

(3)	Incorporated by reference to CPI’s Quarterly Report on Form 10-Q, for the quarter ended December 28, 2000.

(4)	Incorporated by reference to CPI’s Quarterly Report on Form 10-Q, for the quarter ended March 29, 2002.

(5)	Incorporated by reference to CPI’s Quarterly Report on Form 10-Q, for the quarter ended April 4, 2003.

(6)	Incorporated by reference to CPI’s Annual Report on Form 10-K, for the year ended September 27, 2002.

(7)	Incorporated by reference to CPI’s Annual Report on Form 10-K, for the year ended October 3, 2003.

(8)	Incorporated by reference to CPI’s Quarterly report on Form 10-Q, for the quarter ended January 2, 2004.

Item 22.	Undertakings.

      The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of it counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Communications & Power Industries, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on March 23, 2004.

COMMUNICATIONS & POWER INDUSTRIES, INC.

/s/ JOEL A. LITTMAN

By: Joel A. Littman
Title: Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints O. Joe Caldarelli and Joel A. Littman and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 23, 2004.

Signature	Title

/s/ O. JOE CALDARELLI O. Joe Caldarelli	Chief Executive Officer and Director

/s/ ROBERT A. FICKETT Robert A. Fickett	Chief Operating Officer, President and Director

/s/ JOEL A. LITTMAN Joel A. Littman	Chief Financial Officer, Treasurer and Secretary (principal accounting officer)

/s/ MICHAEL TARGOFF Michael Targoff	Chairman of the Board of Directors

/s/ MICHAEL F. FINLEY Michael F. Finley	Director

/s/ DAVID C. SULLIVAN David C. Sullivan	Director

/s/ CHRIS TOFFALES Chris Toffales	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, CPI Holdco, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on March 23, 2004.

CPI HOLDCO, INC.

/s/ JOEL A. LITTMAN

By: Joel A. Littman
Title: Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints O. Joe Caldarelli and Joel A. Littman and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 23, 2004.

Signature	Title

/s/ O. JOE CALDARELLI O. Joe Caldarelli	Chief Executive Officer and Director

/s/ ROBERT A. FICKETT Robert A. Fickett	Chief Operating Officer, President and Director

/s/ JOEL A. LITTMAN Joel A. Littman	Chief Financial Officer, Treasurer and Secretary (principal accounting officer)

/s/ MICHAEL TARGOFF Michael Targoff	Chairman of the Board of Directors

/s/ MICHAEL F. FINLEY Michael F. Finley	Director

/s/ DAVID C. SULLIVAN David C. Sullivan	Director

/s/ CHRIS TOFFALES Chris Toffales	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, CPI Subsidiary Holdings Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on March 23, 2004.

CPI SUBSIDIARY HOLDINGS INC.

/s/ JOHN R. BEIGHLEY

By: John R. Beighley
Title: President and Treasurer

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints John R. Beighley and Joel A. Littman and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 23, 2004.

Signature	Title

/s/ JOHN R. BEIGHLEY John R. Beighley	President, Treasurer and Director (principal executive officer)

/s/ JOEL A. LITTMAN Joel A. Littman	Secretary (principal financial and accounting officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Communications & Power Industries International Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on March 23, 2004.

COMMUNICATIONS & POWER INDUSTRIES
INTERNATIONAL INC.

/s/ JOHN R. BEIGHLEY

By: John R. Beighley
Title: President and Treasurer

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints John R. Beighley and Joel A. Littman and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 23, 2004.

Signature	Title

/s/ JOHN R. BEIGHLEY John R. Beighley	President, Treasurer and Director (principal executive officer)

/s/ JOEL A. LITTMAN Joel A. Littman	Secretary (principal financial and accounting officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Communications & Power Industries Asia Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on March 23, 2004.

COMMUNICATIONS & POWER INDUSTRIES
ASIA INC.

/s/ JOHN R. BEIGHLEY

By: John R. Beighley
Title: President

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints John R. Beighley and Joel A. Littman and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 23, 2004.

Signature	Title

/s/ JOHN R. BEIGHLEY John R. Beighley	President and Director (principal executive officer)

/s/ JOEL A. LITTMAN Joel A. Littman	Treasurer (principal financial and accounting officer)

EXHIBIT INDEX

2	.1(7)	Agreement and Plan of Merger, dated as of November 17, 2003, by and among CPI Holdco, Inc., CPI Merger Sub Corp., Communications & Power Industries Holding Corporation (“Holding”) and Green Equity Investors II, L.P., as Securityholders’ Representative.
2	.2(1)	Stock Sale Agreement between Communications & Power Industries, Inc. (“CPI”) (as successor by merger to CPII Acquisition Corp., then known as Communications & Power Industries Holding Corporation) and Varian Associates, Inc. (“Varian”) dated as of June 9, 1995.
2	.3(1)	First Amendment to Stock Sale Agreement among Holding, CPI (as successor by merger to CPII Acquisition) and Varian dated as of August 11, 1995.
2	.4(1)	Second Amendment to Stock Sale Agreement among Holding, CPI (as successor by merger to CPII Acquisition) and Varian dated as of August 11, 1995.
3	.1(1)	Restated Certificate of Incorporation of CPI, filed with the Delaware Secretary of State on August 11, 1995.
3	.2(4)	Amended and Restated Bylaws of CPI, dated March 19, 2002.
3.3		Restated Certificate of Incorporation of CPI Holdco, Inc.
3.4		Amendment to Restated Certificate of Incorporation of CPI Holdco, Inc., filed with the Delaware Secretary of State on March 12, 2004.
3.5		By-Laws of CPI Holdco, Inc.
3.6		Certificate of Incorporation of CPI Subsidiary Holdings Inc.
3.7		By-Laws of CPI Subsidiary Holdings Inc.
3.8		Certificate of Incorporation of Communications & Power Industries International Inc.
3.9		By-Laws of Communications & Power Industries International Inc.
3.10		Certificate of Incorporation of Communications & Power Industries Asia Inc.
3.11		By-Laws of Communications & Power Industries Asia Inc.
4	.1(8)	Indenture, dated as of January 23, 2004, among CPI, the Guarantors named therein and BNY Western Trust Company.
4	.2(8)	Registration Rights Agreement, dated as of January 23, 2004, among CPI, the Guarantors named therein and UBS Securities LLC, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC.
5		Opinion of Simpson Thacher & Bartlett LLP.
10	.1(8)	Credit Agreement, dated as of January 23, 2004, among CPI, as Borrower, the Guarantors named therein, the Lenders from time to time party thereto, UBS Securities LLC, Bear, Stearns & Co. Inc., UBS Loan Finance LLC, UBS AG, Stamford Branch, Bear Stearns Corporate Lending Inc., Wachovia Bank, National Association, and Wachovia Capital Markets, LLC.
10	.2(8)	Security Agreement, dated as of January 23, 2004, among CPI, the Guarantors party thereto, and UBS AG, Stamford Branch.
10	.3(8)	Form of Option Rollover Agreement (U.S. Employees).
10	.4(8)	Form of Option Rollover Agreement (Canadian Employees).
10	.5(8)	Form of Management Stockholders Agreement among CPI Holdco, Inc., Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-by-Side LLC, and certain management stockholders named therein.
10	.6(3)	Fourth Amendment of Lease by and between The Board of Trustees of the Leland Stanford Junior University and CPI, dated December 15, 2000.
10	.7(1)	Cross License Agreement between CPI and Varian dated as of August 10, 1995.
10	.8(2)	Communications & Power Industries 2000 Stock Option Plan.
10	.9(5)	First Amendment to Communications and Power Industries 2000 Stock Option Plan.
10	.10(2)	Form of Stock Option Agreement.
10	.11(1)	Assignment and Assumption of Lessee’s Interest in Lease (Units 1-4, Palo Alto) and Covenants, Conditions and Restrictions on Leasehold Interests (Units 1-12, Palo Alto) dated as of August 10, 1995 between Varian Realty Inc., Varian and CPI.

10	.12(1)	Sublease (Unit 8, Palo Alto) dated as of August 10, 1995 between Varian Realty Inc. and CPI.
10	.13(1)	Sublease (Building 4, Palo Alto) dated as of August 10, 1995 between CPI, as Sublessee, Varian, as Sublessor, and Varian Realty Inc., as Adjacent Property Sublessor.
10	.14(6)	Employment Agreement for O. Joe Caldarelli dated March 19, 2002.
10	.15(6)	Employment Agreement for Robert A. Fickett dated September 30, 2002.
10	.16(6)	Employment Agreement for Joel A. Littman dated September 30, 2002.
10	.17(7)	Employment Agreement for Mike Cheng dated November 2, 2002.
10	.18(7)	Employment Agreement for Don C. Coleman dated November 2, 2002.
10	.19(7)	Pension Plan for Executive Employees of CPI Canada, Inc. (as applicable to O. Joe Caldarelli) effective January 1, 2002.
12		Statement re: Computation of Ratio of Earnings to Fixed Charges.
21(1)		Subsidiaries of the Registrant.
23.1		Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5).
23.2		Consent of KPMG LLP.
24.1		Powers of Attorney of the Board of Directors of CPI (included on signature page).
24.2		Powers of Attorney of the Board of Directors of CPI Holdco, Inc. (included on signature page).
24.3		Powers of Attorney of the Board of Directors of CPI Subsidiary Holdings Inc. (included on signature page).
24.4		Powers of Attorney of the Board of Directors of Communications & Power Industries International Inc. (included on signature page).
24.5		Powers of Attorney of the Board of Directors of Communications & Power Industries Asia Inc. (included on signature page).
25		Statement of Eligibility of Trustee under the Indenture filed as Exhibit 4.1.
99.1		Form of Letter of Transmittal.
99.2		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.3		Form of Letter to Clients.
99.4		Form of Notice of Guaranteed Delivery.
99.5		Financial Statement Schedule of Communications & Power Industries Holding Corporation.

(1)	Incorporated by reference to CPI’s Registration Statement on Form S-1 (Registration No. 33-96858), filed on September 12, 1995.

(2)	Incorporated by reference to CPI’s Annual Report on Form 10-K, for the year ended September 29, 2000.

(3)	Incorporated by reference to CPI’s Quarterly Report on Form 10-Q, for the quarter ended December 28, 2000.

(4)	Incorporated by reference to CPI’s Quarterly Report on Form 10-Q, for the quarter ended March 29, 2002.

(5)	Incorporated by reference to CPI’s Quarterly Report on Form 10-Q, for the quarter ended April 4, 2003.

(6)	Incorporated by reference to CPI’s Annual Report on Form 10-K, for the year ended September 27, 2002.

(7)	Incorporated by reference to CPI’s Annual Report on Form 10-K, for the year ended October 3, 2003.

(8)	Incorporated by reference to CPI’s Quarterly report on Form 10-Q, for the quarter ended January 2, 2004.